As filed with the Securities and Exchange Commission on October 18, 2023.

Registration No. 333-269489

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOCODIA HOLDINGS CORP

(Exact name of registrant as specified in its charter)

Wyoming	7371	86-3519415
(State or Other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6401 Congress Ave, Suite #160

Boca Raton, FL 33487

(561) 484-5234

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Podolak

Chief Executive Officer

6401 Congress Ave, Suite #160

Boca Raton, FL 33487

(561) 484-5234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross Carmel, Esq. Thiago Spercel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY, 10036 (212) 930-9700	David E. Danovitch, Esq. Michael DeDonato, Esq. Charles Chambers Jr, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains disclosure that will cover: (i) the initial public offering by Vocodia Holdings Corp. (the “Company”) of 1,000,000 shares (the “IPO Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), being registered for sale by the Company (the “IPO”) through the underwriters named on the cover page of this prospectus, (ii) the offer and potential resale of up to: (i) 852,561 shares of our Common Stock issuable under the approximately $3,693,108 in original issue discount principal and interest amount of senior secured convertible notes (together, the “Convertible Notes” or “Notes”); and (ii) 306,448 shares of our Common Stock issuable to the holders of the warrants upon the exercise of such Warrants by certain investors (the “Investors’ Warrants”) (the holders of the Convertible Notes and holders of the Investors’ Warrants are collectively referred to herein as the “Selling Shareholders” and the shares held by the Selling Shareholders as the “Selling Shareholders Shares”), with such share numbers assuming an initial public offering price of $7.00 per IPO Share, which is the midpoint of the price range set forth on the cover page of the prospectus contained herein.

The Selling Shareholders have represented to the Company that they will consider selling some or all of their respective Selling Shareholders Shares registered pursuant to this registration statement immediately after the pricing of the IPO, as requested by the underwriters for the IPO, in order to create an orderly, liquid market for the Common Stock. As a result, the sales of our Common Stock registered in this registration statement will result in two offerings by the Company taking place concurrently or sequentially, which could affect the price and liquidity of, and demand for, our Common Stock.

The information in this preliminary prospectus is not complete and may be changed. The shares of common stock may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell the shares of common stock and it is not soliciting an offer to buy the shares of common stock in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2023.

PRELIMINARY PROSPECTUS

VOCODIA HOLDINGS CORP

1,000,000

Shares of Common Stock

1,159,009 Shares of Common Stock

held by the Selling Shareholders

This is an initial public offering of Vocodia Holdings Corp, a Wyoming corporation on a firm commitment basis. This offering consists of 1,000,000 IPO Shares. The assumed initial public offering price is $7.00 per share, the midpoint of the estimated range between $6.00 and $8.00 per share. The actual initial public offering price of the shares of common stock offered hereby will be determined between the underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business. Therefore, the assumed initial public offering price per share of common stock used throughout this prospectus may not be indicative of the actual initial public offering price for the shares of common stock (see “Underwriting — Determination of Offering Price” for additional information).

We have granted Alexander Capital, L.P., the representative of the underwriters of this offering (the “Representative”), a 45-day option to purchase up to an additional 150,000 shares of common stock to cover over-allotments, if any.

We intend to also register for public sale: (i) 30,000 shares of our Common Stock issuable to the Representative upon the exercise of the Representative’s Warrant; (ii) 852,561 shares of our Common Stock issuable under the approximately $3,269,250 in original issue discount principal and interest amount of the Convertible Notes; and (iii) 306,448 shares of our Common Stock issuable to the holders of the Investors’ Warrants. The Selling Shareholders Shares offered by the Selling Shareholders is part of and conditioned on the closing of our initial public offering of the IPO Shares. If the Selling Shareholders choose to sell their Selling Shareholders Shares, we will not receive any of the proceeds from the sale of common stock by the Selling Shareholders. The sales price to the public of our common stock and the Selling Shareholders Shares will be fixed at the initial public offering price per IPO Share until such time as the Common Stock is listed on the NYSE American LLC (“NYSE American”). The Selling Shareholders may sell or otherwise dispose of their shares in a number of different ways and at varying prices, but will not sell any Selling Shareholders Shares until after the closing of this offering. The offering of the Selling Shareholders Shares by the Selling Shareholders will terminate at the earlier of such time as all of the Selling Shareholders Shares have been sold pursuant to the registration statement and the date on which it is no longer necessary to maintain the registration of the Selling Shareholders Shares as a result of such shares being permitted to be offered and resold without restriction pursuant to the provisions of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and the offering of the Selling Shareholders Shares may extend for a longer period of time than the offering of the IPO Shares. The Selling Shareholders Shares will be resold from time to time by the Selling Shareholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses, if any) relating to the registration of the Selling Shareholders’ shares of Common Stock with the U.S. Securities and Exchange Commission (the “SEC”).

Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock listed on the NYSE American under the symbol “VOCO” and if our listing application is not approved, we will not be able to consummate this offering and will terminate this offering. There can be no assurance that we will be successful in listing our common stock on the NYSE American.

As of October 11, 2023, each of our Chief Executive Officer, Mr. Brian Podolak, and our Chief Technology Officer, Mr. James Sposato, is entitled to vote 21.9% of our total shares outstanding. This percentage accounts for all of Mr. Podolak’s and Mr. Sposato’s common stock and Series A preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”).

We intend to use the proceeds from this offering for acquisitions of websites, technologies, or other assets, building improved phone switch capabilities for our product, expanding our product offerings from other digital channels, sales and marketing, working capital and other general corporate purposes. Our phone switch capacity allows us to scale more calls simultaneously, which translates into our services being more readily available to handle the increased demands of current and future customers. See “Use of Proceeds.”

We are an “emerging growth company” and a “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and have elected to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

If the Selling Shareholders choose to do so, they may sell or otherwise dispose of their Selling Shareholders Shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Selling Shareholders—Plan of Distribution.” The prices at which the Selling Shareholders may sell the Selling Shareholders Shares will be determined by the prevailing market price of the shares or in negotiated transactions. We will not receive any proceeds from the sale of the Selling Shareholders Shares by the Selling Shareholders.

Investing in our shares of common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 16 of this prospectus before making a decision to purchase our shares of common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF COMMON STOCK OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total (1)
Initial public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Non-accountable expense allowance(3)	$	$
Proceeds to the Company before expenses(4)	$	$

(1)	Assumes no exercise of the over-allotment option we have granted to the underwriters, as described below.

(2)	Represents an underwriting discount equal to 7.0% of the gross offering proceeds; provided that such underwriting discount will be equal to 4.0% of the gross proceeds received by the Company in this offering from investors identified and introduced to by the Company, which number is not reflected in the table above. For a description of the other compensation to be received by the underwriters, please see “Underwriting” beginning on page 102.

(3)	Represents a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering, payable to the Representative.

(4)	We estimate that the total fees, commissions, expenses and other costs of this offering will be approximately $790,000. These expenses do not include the issuance to the Representative of the Representative’s Warrant exercisable for up to 30,000 shares of common stock, equal to 3.0% of the number of shares of common stock sold in this offering, at a per share exercise price equal to 120% of the initial public offering price of the shares of common stock offered hereby, including shares sold to cover over-allotments, if any, or the reimbursement of certain expenses of the underwriters. See “Underwriting” beginning on page 102 of this prospectus for additional information regarding compensation to be paid by the Company to the underwriters in connection with this offering.

We have granted the Representative an option to purchase from us, at the initial public offering price, up to 150,000 additional shares of common stock, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the representative exercises the option in full, the total underwriting discounts and commissions payable will be $563,500, and the total proceeds to us, before expenses, will be $7,486,500.

For a description of the other compensation to be received by the underwriters, please see “Underwriting” beginning on page 102.

The underwriters expect to deliver the shares of common stock to purchasers in the offering on or about  , 2023.

The date of this prospectus is                 , 2023.

Sole Book-Running Manager

ALEXANDER CAPITAL, L.P.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “Company,” “Vocodia,” “we,” “us,” and “our” collectively refer to Vocodia Holdings Corp, a Wyoming corporation, and its subsidiaries.

The registration statement of which this prospectus forms a part that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto, or to which we have referred you, before making your investment decision. Neither we nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement, or any free writing prospectuses or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of common stock offered by this prospectus, any prospectus supplement or any free writing prospectuses or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectuses or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of any of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Neither we nor the underwriters are offering to sell or seeking offers to purchase such shares of common stock offered hereby in any jurisdiction where the offer or sale is not permitted. Neither we, nor the underwriters, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of such shares of common stock as to distribution of the prospectus outside of the United States.

For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Neither our Company, any of its officers, directors, agents or representatives, nor the underwriters, make any representation to you about the legality of an investment in our Company’s shares of common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our Company’s shares of common stock.

TRADEMARKS AND TRADE NAMES

This prospectus includes trademarks that are protected under applicable intellectual property laws and the Company’s property. This prospectus also contains trademarks, service marks, trade names and/or copyrights of other companies, which are the property of its owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the right of the applicable licensor to these trademarks and trade names.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which it operates, including market position and market opportunity, is based on information from management’s estimates, as well as from industry publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, its knowledge of the industry, and assumptions based on such information and knowledge, which management believes to be reasonable and appropriate. However, assumptions and estimates of our future performance, and the future performance of its industry, are subject to numerous known and unknown risks and uncertainties, including those described under the heading “Risk Factors” in this prospectus and those described elsewhere in this prospectus, and the other documents our files with the SEC from time to time. These and other important factors could result in its estimates and assumptions being materially different from future results. You should read the information contained in this prospectus completely and with the understanding that future results may be materially different and worse from what we expect. See the information included under the heading “Cautionary Statement Regarding Forward-Looking Information.”

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Company’s historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “Company,” “Vocodia” “we,” “us,” and “our” refer to Vocodia Holdings Corp.

OVERVIEW

Company Overview

Vocodia Holdings Corp (“Vocodia” or “VHC”) was incorporated in the State of Wyoming on April 27, 2021 and is a conversational artificial intelligence (“AI”) technology provider. Our technology is designed to drive better sales and services for our customers. Clients turn to us for their product and service needs.

Business Summary

We are an AI software company that build practical AI functions and makes them easily obtainable for businesses on cloud-based platform solutions at low costs and scalable to multiagent vast enterprise solutions.

Our operations include three wholly owned subsidiaries: (1) Vocodia FL, LLC (“Vocodia FL”), which was incorporated in the State of Florida on June 2, 2021 and manages all of VHC’s human resources and payroll functions, (2) Vocodia JV, LLC (“Vocodia JV”), which was incorporated in the State of Delaware on October 7, 2021 and was formed with the intention to conduct any and all joint ventures or acquisitions for VHC, which do not exist as of the date of this prospectus, and (3) Click Fish Media, Inc. (“CFM”), which was incorporated in the State of Florida on November 26, 2019 and is an IT services provider. CFM was formerly owned by James Sposato, who is an officer and director of the Company. CFM was acquired by us from Mr. Sposato per the Contribution Agreement, dated August 1, 2022 (the “Contribution Agreement”). In the Contribution Agreement, Mr. Sposato (“Contributor”), has contributed, assigned, transferred and delivered to us, the outstanding capital stock of CFM and we have accepted the contributed shares from the Contributor. As full consideration for the Contribution, we have paid the Contributor consideration in the amount of $10.

An illustration of our organizational structure is provided below:

We aim to offer corporate clients scalable enterprise AI sales and customer service solutions intended to rapidly increase sales and service, while lowering employment costs.

We seek to enhance rapport and relationship building for customers, which is as necessary component to sales. We believe that there is a positive correlation between AI which sounds similar to a human voice over the phone and better customer rapport and customer service benefits. With our advanced AI, we believe that it will be difficult for customers to distinguish between speaking to a human sales representative and to an AI bot. We believe we can increase customer satisfaction and maximize potential service efficiency for our clients. Our goal is to provide quick training and deployment, potentially unlimited scalability, easy integration with existing corporate platforms and other benefits to our customers from AI’s efficiency. We strive to help our customers manage budgets and perform better than the high costs of existing sales and service personnel.

Our Mission

We are a conversational AI software developer and provider. Our mission is to maximize value in communications between organizations and their consumer bases from “hello” to “goodbye”. Our goal is to be the conversational leader in corporate and organizational, agenda driven communications, to drive convenience, scale, and empowerment, while reducing operational costs and risk.

We offer our corporate clients scalable enterprise-level AI sales and customer service solutions which allow for AI sales representatives to reduce human labor costs and responsibilities while increasing the reach and efficacy of human-led, purposeful, agenda driven and conversational communications. We deliver our patented conversational AI software in the form of Digital Intelligent Sales Agents, which we refer to as DISAs® (the “DISAs”). The DISAs are built with AI software programmed for the DISAs to sound and feel human and to perform business tasks that require humans to converse with one another effectively, and thus to provide the best representation for each of our customers’ businesses.

Our DISAs have been programmed to provide the marketplace with an alternative to human sales representatives in the function of (1) sales; (2) customer service; (3) supportive agency; (4) intermediary communications; and (5) alerts with automated transfers and queuing. The DISAs are tailored to serve the specific requirements of each of our customers and are delivered via our proprietary platform.

We view our DISAs as the total solution for those in need of sales and customer service automation, which provides the marketplace alternative to a role that has primarily been serviced by humans in the sales and customer service departments, in part or in whole, to increase our clients’ revenues and lower costs, providing them with the ability to produce campaigns fast and scale them up or down as necessary.

Our AI software is intended to provide a solution for operational costs and efficiency deficits by improving business automation and reducing the inefficiencies caused by human limitations. Our motto is to “Go Beyond Human”, with AI alternative of human salespeople and customer service representatives. We aim to lower costs associated with sales campaigns that rely on humans and provide scalability of agent quantity, style, mission, and other personalization at varying levels for each organization’s needs.

Market Opportunity

AI Reduces Labor Spending

Growth for most businesses means increasing sales and services. However, growth is often limited by available resources, such as customers and employees. Planning, recruiting, training and retaining employees to focus on growth (sales), and retaining such employees (attrition), is typically expensive and costs can be prohibitive. Further, labor costs can be a considerable percentage of overall costs for running the business as they include, without limitation, employee wages, benefits, payroll or other related taxes. There may be no relief for businesses faced with the necessary employment costs of sales agents and customer service personnel.

Key Highlights

●	Voice Quality: We provide AI with high-level voice quality and seeks to deliver superior service in the marketplace.

●	Quality Sales: We use the following sales and marketing strategy: Prospects – Qualifies – Closes – Processes Orders – Upsells. Our DISAs are able to generate more leads and more transfers to clients so they can sell or upsell their new leads and transfers on their products. We believe that our customers can become more efficient by hiring DISA “fronters”, rather than traditional “fronters”. These traditional human “fronters” have served as the driving force in call centers making 150 or so calls daily to qualify potential clients. Once qualified, they then transfer the call to another department of the call center which handles the final transactional element of the sales call. The fronter position is the high turnover, low pay, very hard to hire, part for call centers that are the costliest and least productive. We automate this part of the process using AI to make these calls, instead of the human fronters. In addition, AI only has to be trained once, does not take vacation, can call 24/7, and could cost less than human fronters. Thereby, corporate clients can receive the same level of sales expected from their top 85% of employees. We deliver effective, dependable, scalable to the hour, low variance sales and customer service solutions.

●	Affordability: AI sales agents (also known as AI bots) cost less than one-third of human sales agents without human issues that tend to affect the processes, human resources and bottom line.

●	Scalability: Our software is cloud-based and Application Programming Interface (“API”)-friendly, which is interoperable with third-party platforms. We offer companies scalable enterprise-level AI sales and customer service solutions which reduce human labor costs and responsibilities while increasing the reach and efficacy of human led, purposeful, agenda driven and conversational communications.

●	Compliance: DISAs parameters are set by our clients’ needs and uploaded data. These inputs can include, but are not limited to, recordings, scripts and rebuttals supplied by a respective client. We use our clients’ data and trains their respective DISAs to converse with prospective customers, qualify them, and then transfer the call to a “closer” to sell to the customer. The AI/DISA can only say what they are trained and programmed to say. We believe this will lead to higher level of compliance, avoiding impromptu human errors which will not occur for our DISAs.

●	Speedy Training: The AI can be trained in 3 days with: recordings of existing sales calls; and sales script for baseline and target goals. AI bots also continue to learn on the job from call interactions, thus machine learning progressively improves over time.

Our Competitive Advantages

We have created software that is intended to replicate the functions of human sales representatives, such as calling prospects by telephone, announcing the purpose of a call and reason for the call, and identifying interest in a conversational manner. The AI/platform can be programmed for each client to provide scalable solutions which can reduce sales inefficiencies and improve customer service results. We commoditize and standardize our AI solution to improve traditional sales and customer service support operations in order to meet our clients’ sales and service goals.

Our proprietary software allows us to adjust our approach to the market, to either offer sales or customer service as a call center at competitive rates. On an hour-to-hour basis we can replace human sales and customer service agents in a cost-effective manner.

Market rates for sales and customer service agents can range from approximately $5.00 dollars per hour to approximately $55.00 dollars per hour. Our platform allows us to control the cost to market rates of sales and customer service agents because machine accuracy and programming allow for significant reduction of costs across standard corporate departments such as human resources, legal, management, customer relations management software, compliance, commissions, real estate, equipment, supporting software, telecommunications and more.

We offer our platform to individual sales agents, customer service agents and small businesses, providing enterprise-level agent services for market tiers of all sizes and scope. Our software allows small, single-owner businesses the equivalent sales and service platform used by enterprise-level clients. We believe that the platform can equalize the opportunities available for smaller businesses and larger organizations.

Additional Opportunities

We plan on pursuing opportunities beyond our present goals of delivering sales and customer service software agents. We believe there may be other uses of our conversational AI software and platform, such as in the areas of education, including the areas of philosophy and religion. In the long run, we envision a world in which businesses and consumers have conversational AIs, such as our DISAs, performing the tasks of humans, while maximizing efficiencies in many fields and improving timing, quality, budget, and convenience, using automated tools. In short, we aim to make the world a better place by using our proprietary AI to improve current processes.

Our Strategy

Technology

We believe that we have built, and will continue to build, AI conversational systems that sound virtually the same as humans. Proprietary software and systems have been developed in-house from scratch with streamlined integration and a growing number of customer relationship managements (“CRMs”) and platforms all over the world. Our software uses Artificial Intelligence, Augmented Intelligence, Natural Language Processing and Machine Learning to provide a robust, continuously learning engine which can perform multiagent functions simultaneously. Our software is cloud-based, permitting easy API integration with most systems and platforms commonly used by businesses today.

Products

We have developed and released its first software product and platform, which we refer to as “DISA”, a humanized conversational AI technology, that can complete each stage of the conversational aspect of the sales process, business-to-business (“B2B”) and business-to-consumer (“B2C”).

Our prospects for direct software sales are any enterprise clients who are in the phone and call center markets. The initial sales targets were call centers who needed to replace poor performing staff in the pre-Covid-19 era. Now, our sales targets have shifted to filling empty seats in the call centers. Our technology powers our virtual agent, the DISA. In the current marketplace, we consider any corporate client with a 50-seat call center at a telephony location a potential sales client. These potential clients span many industry verticals, including but not limited to, health, solar, employee retention credit, insurance, recruiting and real estate, automotive, cruise lines and hospitality and lodging.

Our AI sales agents not only sell and serve prospects and customers, but also gather and report robust intelligence from customers and the marketplace. Vocodia’s DISAs are programmed to instantly answer customer service calls and to upsell and provide personalized customer care.

Development Strategy

We plan three phases of development to become the largest and most profitable AI service provider, globally, in the next five years:

●	Integrate AI sales agents and customer service offerings directly into existing enterprises and then via CRM applications;

●	Increase sales of AI-assisted workflow to more enterprises in a variety of functions and industries (e.g., food ordering, administration, accounting, bookkeeping and human resources). Grow revenue streams, including based upon market pricing where our DISAs can perform at advantageous margins such as notable efficiencies or less operational costs to achieve the same function to the satisfaction of the end customer (acquisitions may become a significant part of our growth strategy, but at this time we have not identified any specific candidates that meet our objectives); and

●	Integrate personal AI assistants to individuals for overall life assistance, integrated with existing sales and other AI bots, to serve members of the community.

Acquisition Strategy

Our strategy includes seeking to selectively pursue acquisitions, including companies with revenue streams where our DISAs can perform at advantageous margins with noticeable efficiency or less operational costs to achieve the same function. We will concentrate on several important priorities in evaluating potential acquisition candidates, including the key considerations and objectives we hope to achieve, which are listed below:

●	acquiring beneficial technology or use;

●	accelerating market share;

●	increasing revenue;

●	enhancing efficiencies in product and service delivery;

●	identifying and addressing possible threats to our organization;

●	acquiring access to targeted and specified client base;

●	reducing client acquisition costs by reducing our demands on resources and time (opportunity costs);

●	acquiring client bases from companies who have service relationships with consumers and acquisitions of companies with or without offerings of similar services;

●	reducing our client acquisition costs, preserving going rates of such services, and extending our wrapped services to such client base; and

●	maintaining our dynamic pricing thereby potentially creating greater value opportunities and allows us to minimize market price arbitrage to maximize profit potential.

Management and Operating Strategy

Our management is market-receptive: as a new technology company, we seek to continuously identify new markets as well as industries where our services would be beneficial to potential customers. We believe that our technologies offer businesses and consumers significant advantages, but our technology is not yet generally recognized. We remain open to discovering new opportunities to offer our technology solutions.

We believe that we have an attractive operating model due to the scalability of our AI platform, the recurring nature of our revenue (Software-as-a Service (“SaaS”)) and the potentially high operating margins. We rely on conversions (sales) to generate increased free cash flow. Conversions happen for us when our clients use our services to sell their products/services to their customers. Our operational structure and AI focus allow us to convert enterprise clients in their call center environments (allowing us to rapidly convert clients in a cost-effective manner).

Given the fixed-cost nature of our technology, DISAs allow us to scale our solutions quickly with low marginal costs. These DISAs can pitch and close, as well as manage full customer service operations, in high data interactive demand-based industries, while providing a full human conversation experience to human customers. We anticipate offering our customers a contract term of 12 months, with a monthly fee of $1,495 per DISA per month. Additionally, we offer custom setup for a fee to begin building a DISA for a client (i.e., one-time setup fee for each client campaign). We believe that our recurring revenue, combined with our robust sales pipeline and enterprise customer base, will continue to contribute to our long-term growth and strong operating margins, giving us flexibility to allocate capital for our continued success.

Growth Strategy

We believe that we are well positioned for continued growth across the various markets in the call center space. Our strategy for achieving growth includes the following:

Build upon our extensive client relationships

We have a diversified pipeline of potential clients. Current clients include health insurance providers, health insurance recruiting new agents, employee retention credits, solar, real estate recruitment and real estate new clients. Through the development of our proprietary switch (as described below) and technical team, we have the ability to scale our DISAs over time. We also intend to scale our client base by strategically adding new sales development personnel and customer service and support team members. We believe that we are in the early stages of penetrating this expanding market with our DISA technology platform.  Key elements of this strategy include:

●	widely commercializing this new humanized conversational AI platform in the marketplace;

●	increasing the enterprise client usage by increasing the number of DISAs per client;

●	adding multi-channel capabilities to our platform in the form of text message, voicemail, social media (such as LinkedIn), etc. to increase connection rates; and

●	acquiring new strategic partners who bring enhanced complimentary technology and revenue to help us increase market share.

We are in formal negotiations with SEDENA – Secretaría de la Defensa Nacional (The National Defense Department of Mexico) – to provide services of AI driven information and emergency services. We anticipate initiation of services, pricing, and finalization by the first quarter of 2024. We have initiated a Spanish library creation of SEDENA’s AI conversation engine to fulfill this potential arrangement. We believe that the launch of our services with SEDENA will exemplify case use of citizen warnings, alerts and intelligence gathering for other government agencies and municipalities. The negotiations with SEDENA are ongoing and we cannot assure you that we will be able to reach definitive agreement with respect to the arrangement.

We have also recently completed the approved build-out of a sales DISA for Vertical Merchant Solutions (“VMS”), a large merchant services credit card processing provider. VMS is a pre-release client under agency capacity and is preparing to expand their operations with our technology in 2024. VMS has indicated interest in exclusive software licensing for the merchant services industry.

Continue to innovate

We believe a significant opportunity exists to enhance our technology platform and analytics using our vast database. We intend to expand our technology services offerings to capitalize on the evolving call center and customer service environment. Our investments in human capital, technology and services capabilities position us to continue to pursue rapid innovation. Examples of our recent innovations include upgrading our own proprietary switch. Our platform depends on phone switch capability (generally voice over internet protocol switches) to generate the actual connection from AI to the customer on the outside. Thus, we are dependent on outside telecom switches and infrastructure to manage the speed of our connection pace. This dynamic creates operational risk, due to the reliance of each switch provider’s technology and infrastructure limits. The bulk of our challenges come from switch uncertainty. Therefore, our goal is to improve our own company-controlled switch, which is critical to our economic health, growth and can facilitate easier delivery of services provided in each software sale. We believe this development would provide us with switch independence, allowing us to obtain more control, efficiency and certainty of delivery while lowering internal costs and managing traffic to external, non-company managed switches. The benefits of building our own switch allows us to scale faster in the quantity of software licenses, the variety of industries and verticals served, the independent scale of service utilized by each individual software licensee (end user), and the quantity of connections made by the hour.

The Mega Switch

We have achieved a new milestone. Our telephonic switch, connecting our conversational AI to the world via telephone, can now manage and connect a single DISA to 20,000 simultaneous unique telephone conversations (unique customers). We call this quantity of active telephone lines, “Clusters”.

We can add on new Clusters in 4 to 5 minutes, and to date, we have not identified a limit of Clusters managing simultaneous conversations. Using Voice Over Internet Protocol (VOIP) and our proprietary switch, customers can dial in on 20,000 lines and be answered by our AI representatives, as well as dial out and initiate full sales and customer service functions. The advantage of this technology is that organizations may now manage surges of interest, customer service, or emergencies, without backlog or hold times.

Our technologies can run human-like agent software to dial out or field calls in instant-responsive scalability, now with fewer limits. If our customers require more phone lines and serviceability, we can switch on a full Cluster of another 20,000 lines in 4 to 5 minutes. The scale of simultaneous phone calls between customers and our DISA agent representation for organizations now seems limitless. We do not know the scale limits yet as we have not had customers nor tests, nor emergencies that have found them.

We believe this scale of “telephone switch clusters” is a unique service in the world, providing benefit to organizations in unanticipated surges of customer services, sales and information exchange demand.

Expand portfolio through strategic acquisitions

We have developed an internal capability to source, evaluate and integrate acquisitions that have created value for our stockholders. We plan to target strategic acquisitions subsequent to the closing of this initial public offering, but we have not currently entered into any agreements for the acquisition of significant assets, businesses or companies. While there is no guarantee that any acquisition will be completed, successful acquisitions may bring a collection of complimentary technology and existing revenue to us.  We also plan to continue to pursue strategic acquisitions to grow our platform and enhance our ability to provide more services to our clients. We also expect to seek favorable commercial opportunities, primarily in the areas of technological platforms, data suppliers and consulting services providers.

Recent Developments

During the six months ended June 30, 2023, the Company issued approximately $941,177 in original issue discount senior secured convertible notes (together, the “2023 Convertible Notes”). The 2023 Convertible Notes bear interest at an annualized rate of 15%, with no interest for the first six months. The 2023 Convertible Notes mature nine months after the original issue date of the 2023 Convertible Notes, whereupon all outstanding principal and accrued interest is due to the holders of the 2023 Convertible Notes.

The 2023 Convertible Notes include a conversion feature, whereupon the closing of our initial public offering (the “Liquidity Event”), the 2023 Convertible Notes may be payable to the holders by the Company delivering to the holders shares of common stock equal to the payment amount due at the date of the Liquidity Event divided by the conversion price, which is 65% of the offering price per share of common stock paid in a Liquidity Event.

In connection with the issuance of the 2023 Convertible Notes, the Company issued common stock purchase warrants to the holders of the 2023 Convertible Notes (the “2023 Warrants”). The 2023 Warrants give the holders the right, but not the obligation, to purchase shares of common stock of the Company. The exercise price of the 2023 Warrants is equal to 120% of the conversion price of the 2023 Convertible Notes. The 2023 Warrants expire five (5) years from the consummation of the first Liquidity Event.

The Notes issued in August and September 2022, totaling $1,390,589, are currently in default. The Company recorded a default penalty of $231,765 for the six months ended June 30, 2023. During the six months ended June 30, 2023 and 2022, the Company recorded interest expense of $1,663,699 and $0, respectively.

The Note Extension

The Company is negotiating extension and waiver letters (the “Extensions”) with the Note holders to extend the maturity dates of the Notes to a later date, in exchange for an increased amount of the Company’s conversion shares payable to the convertible note holders. Such increased amount of shares shall be included in an amendment to this Registration Statement to allow a public sale by their holders. The Extensions shall include a firm and irrevocable commitment of the Note holders to convert their Notes into shares of common stock of the Company, and the Note holders shall no longer have the contractual right to elect not to convert their Notes after the Liquidity Event.

Our Company Website

As of the date of this prospectus, our website is www.vocodia.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information (nor use the same in deciding whether to purchase our shares of common stock) contained on, or that can be accessed through, our website as part of this prospectus.

Going Concern

The consolidated financial statements which accompany this prospectus have been prepared assuming that the Company will continue as a going concern. As discussed in the report of the independent registered public accounting firm and the consolidated financial statements, we have suffered recurring losses from operations that raise substantial doubt about the Company’s ability to continue as a going concern.

Implications of being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	being permitted to provide less extensive narrative disclosure than other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

●	being permitted to utilize exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved;

●	being permitted to defer complying with certain changes in accounting standards; and

●	being permitted to use test-the-waters communications with qualified institutional buyers and institutional accredited investors.

We intend to take advantage of these and other exemptions available to “emerging growth companies.” We could remain an “emerging growth company” until the earliest of (i) the last day of our fiscal year following the fifth anniversary of the closing of this offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the last day of our fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”) (which would occur if the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter), or (iv) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to delay such adoption of new or revised accounting standards.

Corporate History and Information

Vocodia Holdings Corp was incorporated under the laws of the State of Wyoming on April 27, 2021.

Our principal executive office is located at 6401 Congress Avenue, Suite #160 Boca Raton, FL 33487. Our telephone number is (561) 484-5234. Our website address is https://vocodia.com/ and our general email is sales@vocodia.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information (nor use the same in deciding whether to purchase our shares of common stock) contained on, or that can be accessed through, our website as part of this prospectus.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our shares of common stock speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our shares of common stock:

●	We will need to raise additional capital to expand our business to meet our long-term business objectives. We have limited revenues and we cannot predict when we will achieve significant revenues and sustained profitability.

●	We require additional capital to support our present business plans and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

●	Our independent auditors concurred with our management’s assessment that raises substantial doubt as to our ability to continue as a going concern.

●	We cannot predict our future capital needs and we may not be able to secure additional financing.

●	If we fail to retain certain of our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy.

●	We are anticipating a period of rapid growth in our headcount and operations, which may place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

●	Negative publicity could adversely affect our reputation, our business, and our operating results.

●	Natural disasters and other events beyond our control could materially adversely affect us.

●	Political and economic factors may negatively affect our financial condition or results of operations.

●	The COVID-19 pandemic has negatively affected our operations and may continue to do so in the future.

●	Market and economic conditions may negatively impact our business, financial condition and share price.

●	We are authorized to issue preferred stock without stockholder approval, which could adversely impact the rights of holders of our securities.

●	Risks related to common stock and preferred stock voting rights.

●	Our inability to fulfill debt obligations could adversely affect working capital needs and financial condition.

●	If we are unable to attract new customers and retain customers on a cost-effective basis, our business and results of operations will be adversely affected.

●	If we fail to develop our brands cost-effectively, our business may be adversely affected.

●	The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

●	We are reliant upon information technology to operate our business and maintain our competitiveness.

●	Any significant disruption in service on our website or in our computer systems, or in our customer support services, could reduce the attractiveness of our services and result in a loss of customers.

●	We do not have a disaster recovery system, which could lead to losses.

●	There is a risk of a costly intellectual property lawsuit that may negatively impact Vocodia.

●	If the security of our customers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed, we may be exposed to liability and we may lose the ability to offer our customers a credit card payment option.

●	We may be the subject of intentional cyber disruptions and attacks.

●	We may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

●	We could be harmed by improper disclosure or loss of sensitive or confidential data.

●	Unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services could have a material adverse effect on our business.

●

We may be subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Our actual or perceived failure to comply with such obligations could adversely affect our business.

●

Online applications are subject to various laws and regulations relating to children’s privacy and protection, which if violated, could subject us to an increased risk of litigation and regulatory actions.

●	An acquisition may risk the dilution of our stockholders shares or it could otherwise disrupt our operations and adversely affect our operating results.
●	An acquisition may not be in the best interests of common stockholders in the near term or at all.

●	It may be more difficult for us to acquire target companies that meet our acquisition criteria.

●	We may be required to take write-downs or incur write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our shares of common stock.

●	We will likely not obtain an opinion from an independent accounting or investment banking firm in connection with the acquisition of a target business.

●	Our resources could be wasted by acquisition transactions that are not completed

●	The officers and directors of a target business may resign upon completion of our acquisition. The loss of a target business key personnel could negatively impact the operations and profitability of the target business post-acquisition.

●	If we fail to keep pace with changing technologies, we may lose clients.

●	Our clients may adopt technologies that decrease the demand for our services, which could adversely affect our revenues and results of operations.

●	We may be liable to our clients for damages caused by system failures.

●	There is a risk of our technology not being applied effectively.

●	If our future products incorporate technologies that may infringe the proprietary rights of third parties, and we do not secure licenses from them, we could be liable for substantial damages.

●	We are dependent on the continued availability of third-party data hosting and transmission services.

●	A sustained, active trading market for our common stock may not develop or be maintained.

●	The price of our common stock may fluctuate substantially.

●	There is an increased potential risk for new public companies similar to ours of rapid and substantial price volatility which may add to the risk of investing in this offering.

●	The initial public offering price of the shares of common stock may not be indicative of the value of our assets or the price at which your shares can be resold. The initial public offering price of the shares of common stock may not be an indication of our actual value.

●	Investors in this offering will experience immediate and substantial dilution in the net tangible book value per share of common stock.

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

●

There is no established trading market for our shares of common stock; further, our common stock will be subject to potential delisting if we do not maintain compliance with the listing requirements of NYSE American.

●	There is a risk of unfavorable commentary or downgrade our common stock, hurting the stock price.

●	We may issue additional shares of common stock or other equity securities, or engage in other transactions that could dilute our book value or relative rights of our common stock, which may adversely affect the market price of our common stock and further dilute existing shareholders.

●	Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering.

●	FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

●	The company may be dissolved or terminated.

●	We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

●	We are an “emerging growth company” and are able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

●	Financial reporting obligations of being a public company are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

●	If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

●	We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

●	Future sales of a substantial number of our common stock cause impact our stock price’s volatility.

●	Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to an equity incentive plan could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

●	Potential comprehensive tax reform bills could adversely affect our business and financial condition.

●	Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

●	We will likely be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

●	Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting changes or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

THE OFFERING

Shares of common stock offered by us:	1,000,000 shares of common stock (or 1,150,000 shares if the underwriters exercise in full their over-allotment option to purchase shares of common stock at the initial public offering price), assuming no exercise of any Representative’s Warrant.

Assumed initial public offering price	We estimate that the price per share will be $7, which is the midpoint of the price range between $6 and $8. The actual initial public offering price may be at, above or below such assumed initial public offering price and will be determined at pricing based on, among other factors, the closing bid price of the Common Stock on the effective date of this registration statement. See “Underwriting— Determination of Initial Public Offering Price” for additional information.

Shares of common stock offered by the Selling Stockholders	Up to 1,159,009 shares.

Shares of common stock outstanding before this offering(1)	4,114,746 shares.

Shares of common stock outstanding after this offering(1):	5,114,746 shares (or 5,264,746 shares if the underwriters exercise in full their over-allotment option to purchase 150,000 additional shares of common stock at the initial public offering price), assuming no exercise of any Representative’s Warrant.

Over-allotment option:	We have granted the underwriters an over-allotment option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 150,000 additional shares of common stock (15% of the shares sold in this offering) to cover over-allotments, if any.

Use of proceeds(2):	We estimate that the net proceeds from this offering will be approximately $6,210,000, or approximately $7,186,500 if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the Representative’s Warrant, based on an assumed initial public offering price of $7.00 per share, the midpoint of the price range of $6.00 and $8.00 set forth on the cover page of this prospectus. We intend to use the net proceeds from this offering for acquisitions of websites, technologies, or other assets, building an improved switch, for expanding product offerings from other digital channels, sales and marketing, working capital and general other corporate purposes.(2) See section entitled “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Representative’s Warrant:	We have agreed to issue the Representative Warrant to purchase up to 30,000 shares of common stock (equal to 3% of the aggregate number of shares of common stock sold in this offering, including any shares of common stock to cover over-allotments, if any). The Representative’s Warrant are not redeemable, and will be exercisable during the period beginning on the date that is 180 days following the commencement of sales of the securities in connection with this offering and ending on the fifth anniversary of the effective date of this registration statement of which this prospectus forms a part at an exercise price of $8.40 per share (120% of the assumed initial public offering price of the shares of common stock). The registration statement of which this prospectus forms a part also registers the Representative’s Warrant and the common stock underlying the Representative’s Warrant. See “Underwriting — Representative’s Warrant” in this prospectus for more information regarding the Representative’s Warrant.

Lock-up agreements:	Our executive officers and directors have agreed with the underwriters not to sell, transfer or dispose of any common stock or similar securities for 180 days following the effective date of the registration statement for this offering without the prior written consent of the Representative. Any other holders of more than 5% of the outstanding shares of our common stock have also agreed with the underwriters not to sell, transfer or dispose of any common stock or similar securities for six months following the effective date of the registration statement for this offering without the prior written consent of the underwriters. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Dividend policy:	We have never declared any cash dividends on our shares of common stock. We do not anticipate paying any cash dividends on our shares of common stock for the foreseeable future. See “Dividend Policy,” “Risk Factors – Risks Related to the Offering and our Common Stock” in this prospectus for more information regarding our dividend policy.

Proposed trading symbol:	We are seeking to list our common stock on NYSE American. Upon approval to list our common stock we anticipate that the common stock, will be listed on NYSE American under the symbol “VOCO”. No assurance can be given that our application will be approved by NYSE American.

Transfer Agent:	Vstock Transfer, LLC

Risk factors:	You should carefully consider the information set forth in this prospectus and the specific factors set forth in the “Risk Factors” section beginning on page 16 of this prospectus before deciding whether or not to invest in the shares of our common stock.

(1)	As of the date of this prospectus, such number excludes:

●	up to 852,561 shares of common stock issuable upon exercise of the shares issuable under the Convertible Notes issued by the Company;

●	up to 306,448 shares of common stock issuable to upon exercise of the Investors’ Warrants issued by the Company;

●	the issuance of 198,901 shares of common stock from the conversion of shares of our Series B Preferred Stock, par value $0.0001 per share (The “Series B Preferred Stock”);

●	up to 150,000 shares of common stock issuable in case of exercise of the underwriters’ option to purchase up to an additional 15% of shares of common stock to cover over-allotments, if any; and

●	up to 30,000 shares of common stock issuable upon exercise of the Representative’s Warrant to be issued to the underwriters in connection with this offering.

Except as otherwise indicated, all information in this prospectus assumes:

(i)	no exercise of the underwriters’ option to purchase up to an additional 15% of shares of common stock to cover over-allotments, if any; (ii) no exercise of the Representative’s Warrant to be issued to the underwriters in connection with this offering; (iii) no exercise of any Investors’ Warrants; (iv) no exercise of the stock options to be granted to directors or officers, if any; (v) no exercise of conversion rights under the Convertible Notes, (vi) no conversion of any shares of Series B Preferred Stock, and (vii) no issuance of up to 45,003 shares of the Company’s common stock from the exercise of Exchange Listing, LLC’s anti-dilution protection to maintain two percent of the Company’s issued and outstanding shares.

All share and per share information referenced throughout this prospectus has been retroactively adjusted to reflect a 1-for-20 Reverse Stock Split (the “Reverse Stock Split”) of our issued and outstanding common stock effected on January 27, 2023. Any fractional shares resulting from the Reverse Stock Split have been rounded up to the nearest whole share.

(2)	We estimate that it may use up to $790,000 from the gross proceeds raised from this offering to pay the total fees, commissions, expenses and other costs associated with this offering (including, but not limited, to the: underwriting fees and commissions, SEC registration fee, Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee, NYSE American initial listing fee, accounting fees and expenses, legal fees and expenses, printing fees and expenses, and other miscellaneous fees).

SUMMARY FINANCIAL INFORMATION

The following tables set forth our summary financial data as of the dates and for the periods indicated. We have derived the summary statement of operations data for the years ended December 31, 2022 and 2021 from our audited financial statements included elsewhere in this prospectus. The summary statements of operations data for the six months ended June 30, 2023 and 2022 and the summary balance sheet data as of June 30, 2023 have been derived from our unaudited financial statements included elsewhere in this prospectus. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the full fiscal year.

Statement of Operations Data:

	Six Months Ended		Years Ended
	June 30,		December 31,
	2023	2022	2022	2021
Revenues	$243,200	$24,019	$658,875	$14,950
Cost of revenue	183,369	171,596	804,404	61,905
Gross profit (loss)	59,831	(147,577)	(145,529)	(46,955)
Total Operating Expenses	3,712,395	15,547,092	20,257,332	59,817,918
Total Other income (expenses)	(1,688,256)	5,000	(352,358)	(1,176,875)
Net loss	$(5,340,820)	$(15,689,669)	$(20,755,219)	$(61,041,748)
Basic and diluted loss per Common Share	$(1.43)	$(5.53)	$(6.98)	$(34.98)
Basic and diluted weighted average number of common shares outstanding	3,738,943	2,837,691	2,972,487	1,744,886

Balance  Sheet Data:

	June 30,	December 31,	December 31,
	2023	2022	2021
	(Unaudited)
Cash	$92,760	$697,626	$638,641
Current Assets	138,309	872,083	694,601
Total assets	4,157,520	4,911,724	1,277,491
Current Liabilities	5,730,065	2,934,182	243,598
Total liabilities	6,017,807	3,273,947	680,948
Stockholders’ equity (deficit)	(1,860,287)	1,637,777	596,543
Total liabilities and shareholders’ equity (deficit)	4,157,520	4,911,724	1,277,491

RISK FACTORS

Investing in our shares of common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing our shares of common stock. There are numerous and varied risks that may prevent us from achieving its goals. If any of these risks actually occur, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to Our Business – General

We will need to raise additional capital to expand our business to meet our long-term business objectives. We have limited revenues and we cannot predict when we will achieve significant revenues and sustained profitability.

We have limited revenues and cannot definitively predict when we will achieve significant revenues and sustained profitability. We do not anticipate generating significant revenues until we successfully raise funds pursuant to this offering and execute our business strategy and operations, of which we can give no assurance. We are unable to determine when we will generate significant revenues from our operations. We cannot predict when we will achieve profitability, if ever. Our inability to become profitable may force us to sell certain of our websites, reduce operations or reduce our staff. Furthermore, we cannot assure you that profitability, if achieved, can be sustained on an ongoing or long-term basis.

We require additional capital to support our present business plans and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

We will require additional funds to further develop our business plan. Based on our current operating plans, we plan to use approximately $1,000,000 in capital to fund our acquisitions of websites, technologies or other assets (as of the date of this prospectus, we have no agreements in place to make any acquisitions), approximately $2,000,000 for research and development, and approximately $3,210,000 for sales and marketing, working capital and general corporate purposes. We may choose to raise additional capital beyond these amounts in order to expedite and propel growth more rapidly. We can give no assurance that we will be successful in raising any additional funds. Additionally, if we are unable to generate sufficient revenues from our sales and operating activities, we may need to raise additional funds, doing so through debt and equity offerings, in order to meet our expected future liquidity and capital requirements, including capital required for operations. Any such financing that we undertake will likely be dilutive to current stockholders.

We intend to continue to make investments to support our business growth, including acquiring additional assets. In addition, we may also need additional funds to respond to other business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock. We may also seek to raise additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all our business plans.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We will need to raise additional funds in the future to fund our working capital needs and to fund further expansion of our business. We may require additional equity or debt financings, collaborative arrangements with corporate partners or funds from other sources for these purposes. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

Our independent auditors concurred with our management’s assessment that raises substantial doubt as to our ability to continue as a going concern.

Management has determined and has stated in the notes to the Company’s 2022 and 2021 Consolidated Financial Statements that we have suffered recurring losses from operations that raise substantial doubt about our ability to continue as a going concern, which are still present. Our independent auditors concurred with our management’s assessment that raises substantial doubt as to our ability to continue as a going concern.

If we fail to retain certain of our key personnel and attract and retain additional qualified personnel, we might not be able to pursue our growth strategy.

Our future success will depend upon the continued services of Brian Podolak, our Chief Executive Officer, Richard Shuster, our Chief Financial Officer, James Sposato, our Chief Technology Officer, and other members of our key management team and our consultants. We especially consider Mr. Podolak to be critical to the management of our business and operations and the development of our strategic direction. Though no individual is indispensable, the loss of the services of these individuals could have a material adverse effect on our business, operations, revenues or prospects. We do not currently maintain key man life insurance on the lives of these individuals. Our future success will also depend on our ability to identify, hire, develop, motivate and retain highly skilled personnel. Competition in our industry for qualified employees is intense, and our compensation arrangements may not always be successful in attracting new employees and/or retaining and motivating our existing employees. Future acquisitions by us may also cause uncertainty among our current employees and employees of the acquired business, which could lead to the departure of key individuals. Such departures could have an adverse impact on the anticipated benefits of an acquisition.

We are anticipating a period of rapid growth in our headcount and operations, which may place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

Our success will depend in part on the ability of our senior management to manage this expected growth effectively. To do so, we believe we will need to continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The expected addition of new employees and the capital investments that we anticipate will be necessary to manage our anticipated growth and will increase our cost base, which may make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our anticipated growth, then we will be unable to execute our business plan.

Negative publicity could adversely affect our reputation, our business, and our operating results.

Negative publicity about our Company (including, but not limited to the quality and reliability of our products and services, our privacy and security practices, and litigation involving or relating to us) could adversely affect our reputation which, in turn, could adversely affect our business, results of operations and financial condition. Because Vocodia is in a competitive industry where public perception is important, any harm to the Company’s reputation could be significant. Negative perception about the Company or its software and platform could harm sales and business prospects.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to deliver our products and services to our customers and could decrease demand for our products and services.

Additionally, we depend on the efficient and uninterrupted operations of our third-party data centers and hardware systems. The data centers and hardware systems are vulnerable to damage from earthquakes, tornados, hurricanes, fire, floods, power loss, telecommunications failures and similar events. If any of these events results in damage to third-party data centers or systems, we may be unable to provide our clients with our products and services until the damage is repaired and may accordingly lose clients and revenues. In addition, subject to applicable insurance coverage, we may incur substantial costs in repairing any damage.

Political and economic factors may negatively affect our financial condition or results of operations.

Supply chain interruptions, regulatory changes, or political climate concerns could potentially adversely impact our relationships. Additionally, rising inflation could cause our product, marketing, and labor costs to rise beyond an acceptable level to us or cause us to increase our prices to a level not accepted by consumers. Furthermore, market volatility and macro-economic risks, including a slowdown or potential recession, could harm us and our business. We operate in the sales and customer service sector, and reductions in discretionary spending or consumer demand could have a significant negative impact on our operations and prospects. Any of the foregoing factors could negatively impact our financial condition or the results of our operations.

The COVID-19 pandemic has negatively affected our operations and may continue to do so in the future.

The World Health Organization declared the COVID-19 outbreak a pandemic. The COVID-19 pandemic has negatively affected our operations and may continue to do so in the future. The COVID-19 pandemic has resulted in social distancing, travel bans and quarantine, which has limited access to our facilities, potential customers, management, support staff and professional advisors and can, in the future, impact our supply chain. These factors, in turn, may not only impact our operations, financial condition and demand for our products but our overall ability to react in a timely manner, to mitigate the impact of this event.

In the past, the pandemic negatively affected the development of software, limited identification and cooperation with development partners and slowed the progress of development and deployment. We were also negatively affected due to lack of coordination with early customers, which paid and contracted with management to provide our software as it was developed. We believe that business contracts were jeopardized due to lack of cooperation and the business disruption resulting from stay-at-home policies which severely derailed our coordination with other parties. Further we believe that the pandemic had an adverse effect on development of other in-development partners, including key personnel in software coding and development who suffered health conditions during the pandemic and limited our performance.

The extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on our customers and employees, all of which are uncertain and cannot be predicted. At this point, the overall extent to which COVID-19 may impact our financial condition or results of operations in the future is uncertain.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over the COVID-19 pandemic, inflation, energy costs, geopolitical issues, the U.S. mortgage market and unstable real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and overall plan of business.

We are authorized to issue preferred stock without stockholder approval, which could adversely impact the rights of holders of our securities.

Our articles of incorporation authorize us to issue up to 24,000,000 shares of Series A Preferred Stock and 2,000 shares of Series B Preferred Stock of which 4,000,000 and 905  shares are currently issued and outstanding. Any shares or series of preferred stock that we issue in the future may rank ahead of our other securities in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, we may issue preferred stock that could contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of our common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company.

Risks related to common stock and preferred stock voting rights.

Each share of our common stock is entitled to one vote per share, while our Series A Preferred Stock, par value $0.0001, and our Series B Preferred Stock are not entitled to vote. As of the date of this prospectus, we have issued 4,000,000 shares of our Series A Preferred Stock: 2,000,000 shares of Series A Preferred Stock are owned by Mr. Podolak, our Chief Executive Officer and the remaining 2,000,000 shares of Series A Preferred Stock are owned by Mr. Sposato, our Chief Technology Officer. Although we have no present intention to issue any additional shares of authorized Series A Preferred Stock, there can be no assurance that we will not do so in the future. The holders of the Series A Preferred Stock have no right to vote on any matters brought before the stockholders of the Company.

Further, we have issued 905 shares of our Series B Preferred Stock. Our Series B Preferred Stock has no voting rights, but shall be mandatorily converted into common stock with voting rights upon the completion of our initial public offering or our change of control. Although we have no present intention to issue any additional shares of Series A or Series B Preferred Stock, there can be no assurance that we will not do so in the future. There is a risk that the holders of the Series B Preferred Stock, after conversion into our common stock, may control a significant amount of our activities once they acquire voting rights.

Our inability to fulfill debt obligations could adversely affect working capital needs and financial condition.

As our business is currently unable to meet cash flow demands to fulfill debt obligations timely, we have defaulted on our outstanding indebtedness and there is a continued risk of additional defaults on debt to creditors. The 2022 Convertible Notes issued in August and September 2022, totaling $1,390,589, are currently in default. We recorded a default penalty of $231,765 for the six months ended June 30, 2023. During the six months ended June 30, 2023 and 2022, we recorded interest expense of $1,663,699 and $0, respectively. We are negotiating extension and waiver letters with the Note holders to extend the maturity dates of the Notes in exchange for an increased amount of our conversion shares payable to the Note holders. We can give no assurance as to whether we will ever be able to repay such indebtedness, the failure of which could have a material adverse effect on us and our ability to continue as a going concern, and ultimately lead to bankruptcy or shutting down our business.

Risks Related to Our Business – Operating Our Website

If we are unable to attract new customers and retain customers on a cost-effective basis, our business and results of operations will be adversely affected.

To succeed, we must attract and retain customers on a cost-effective basis. We rely on a variety of methods to attract new customers, such as paying providers of online services, search engines, directories and other websites to provide content, advertising banners and other links that direct customers to our website, direct sales and partner sales. If we are unable to use any of our current marketing initiatives or the cost of such initiatives were to significantly increase or such initiatives or our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers or retain customers on a cost-effective basis and, as a result, our revenue and results of operations would be adversely affected.

Additionally, factors outside of our control, such as new terms, conditions, policies, or other changes made by the online services, search engines, directories and other websites that we rely upon to attract new customers could cause our websites to experience short- or long-term business disruptions, which could adversely affect our revenue and results of operations.

If we fail to develop our brands cost-effectively, our business may be adversely affected.

Successful promotion of our Company’s brands will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful products and services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brands. If we fail to successfully promote and maintain our brands or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The market for our clients, goods and services is competitive and rapidly changing, and the barriers to entry are relatively low. With the influx of new entrants to the market, we expect competition to persist and intensify in the future, which could harm our ability to increase sales, limit customer attrition and maintain our prices. Competition could result in reduced sales, reduced margins or the failure of our products and services to achieve or maintain more widespread market acceptance, any of which could harm our business. We compete with large established companies possessing large, existing customer bases, substantial financial resources and established distribution channels, as well as smaller less established businesses. If either of these types of competitors decide to develop, market or resell competitive services, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed. Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products and services. Our current and potential competitors have more extensive customer bases and broader customer relationships than we have. If we are unable to compete with such companies, the demand for our products could substantially decline.

Risks Related to Information Technology Systems, Intellectual Property and Privacy Laws

We are reliant upon information technology to operate our business and maintain our competitiveness.

Our ability to leverage our technology and data scale is critical to our long-term strategy. Our business increasingly depends upon the use of sophisticated information technologies and systems, including technology and systems (cloud solutions, mobile and otherwise) utilized for communications, marketing, productivity tools, training, lead generation, records of transactions, business records (employment, accounting, tax, etc.), procurement and administrative systems. The operation of these technologies and systems is dependent upon third-party technologies, systems and services, for which there are no assurances of continued or uninterrupted availability and support by the applicable third-party vendors on commercially reasonable terms. We also cannot assure that we will be able to continue to effectively operate and maintain our information technologies and systems. In addition, our information technologies and systems are expected to require refinements and enhancements on an ongoing basis, and we expect that advanced new technologies and systems will continue to be introduced. We may not be able to obtain such new technologies and systems, or to replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, we may not achieve the benefits anticipated or required from any new technology or system, and we may not be able to devote financial resources to new technologies and systems in the future.

Any significant disruption in service on our website or in our computer systems, or in our customer support services, could reduce the attractiveness of our services and result in a loss of customers.

The satisfactory performance, reliability and availability of our services are critical to our operations, level of customer service, reputation and ability to attract new customers and retain customers. Most of our computing hardware is co-located in third-party hosting facilities. None of the companies who host our systems guarantee that our customers’ access to our products will be uninterrupted, error-free or secure. Our operations depend on their ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangements with third-party data centers are terminated, or there is a lapse of service or damage to their facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in access to our services, whether as a result of a third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with customers and our reputation. These factors could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause customers to cancel their accounts, any of which could adversely affect our business, financial condition and results of operations.

We do not have a disaster recovery system, which could lead to service interruptions and result in a loss of customers.

Although we have all of our data backed up with multiple services, we do not have any disaster recovery systems. In the event of a disaster in which our software or hardware are irreparably damaged or destroyed, we would experience interruptions in access to our services. Any or all these events could cause our customers to lose access to our services.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business may be adversely affected.

Our industry is characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Third parties may assert patent and other intellectual property infringement claims against us in the form of lawsuits, letters or other forms of communication. These claims, whether or not successful, could:

●	divert management’s attention;

●	result in costly and time-consuming litigation;

●	require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all;

●	in the case of any open source software-related claims, require us to release our software code under the terms of an open source license; or

●	require us to redesign our software and services to avoid infringement.

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. Even if we have not infringed any third parties’ intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time. Finally, if a third party successfully asserts a claim that our products infringe its proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable or at all, and we may be required to pay significant monetary damages to such third party.

If the security of our customers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed, we may be exposed to liability and we may lose the ability to offer our customers a credit card payment option.

Our system stores our customers’ proprietary email distribution lists, credit card information and other critical data. Any accidental or willful security breaches or other unauthorized access could expose us to liability for the loss of such information, adverse regulatory action by federal and state governments, time-consuming and expensive litigation and other possible liabilities as well as negative publicity, which could severely damage our reputation. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our customers’ data, our relationships with our customers will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose customers and fail to acquire new customers.

If we fail to maintain our compliance with the data protection policy documentation standards adopted by the major credit card issuers, we could lose our ability to offer our customers a credit card payment option. Any loss of our ability to offer our customers a credit card payment option would make our products less attractive to many small organizations by negatively impacting our customer experience and significantly increasing our administrative costs related to customer payment processing.

We may be the subject of intentional cyber disruptions and attacks.

We expect to be an ongoing target of attacks specifically designed to impede the performance of our products and services. Experienced computer programmers, or hackers, may attempt to penetrate our network security or the security of our data centers and IT environments. These hackers, or others, which may include our employees or vendors, may cause interruptions of our services. Although we continually seek to improve our countermeasures to prevent and detect such incidents, if these efforts are not successful, our business operations, and those of our customers, could be adversely affected, losses or theft of data could occur, our reputation and future sales could be harmed, governmental regulatory action or litigation could be commenced against us and our business, financial condition, operating results and cash flow could be materially adversely affected.

We may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success, in part, depends upon our proprietary technology. We have various forms of intellectual property including copyright, trademark, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. We also pursue the registration of our domain names, trademarks, and service marks in the United States. If we file patent applications, we cannot assure you that any of the patent applications that we file will ultimately result in an issued patent or, if issued, that they will provide sufficient protections for our technology against competitors. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

We could be harmed by improper disclosure or loss of sensitive or confidential data.

Our business operations require us to process and transmit data. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under laws and regulations that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. The potential risk of security breaches and cyberattacks may increase as we acquire additional business and introduce new services and offerings. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which our websites operate. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

Unauthorized breaches or failures in cybersecurity measures adopted by us and/or included in our products and services could have a material adverse effect on our business.

Information security risks have generally increased in recent years, in part because of the proliferation of new technologies and the use of the Internet, and the increased sophistication and activity of organized crime, hackers, terrorists, activists, cybercriminals and other external parties, some of which may be linked to terrorist organizations or hostile foreign governments. Cybersecurity attacks are becoming more sophisticated and include malicious attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data, substantially damaging our reputation. Our security systems are designed to maintain the security of our users’ confidential information, as well as our own proprietary information. Accidental or willful security breaches or other unauthorized access by third parties or our employees, our information systems or the systems of our third-party providers, or the existence of computer viruses or malware in our or their data or software could expose us to risks of information loss and misappropriation of proprietary and confidential information, including information relating to our products or customers and the personal information of our employees.

In addition, we could become subject to unauthorized network intrusions and malware on our own IT networks. Any theft or misuse of confidential, personal or proprietary information as a result of such activities or failure to prevent security breaches could result in, among other things, unfavorable publicity, damage to our reputation, loss of our trade secrets and other competitive information, difficulty in marketing our products, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties and possible financial obligations for liabilities and damages related to the theft or misuse of such information, as well as fines and other sanctions resulting from any related breaches of data privacy regulations, any of which could have a material adverse effect on our reputation, business, profitability and financial condition. Furthermore, the techniques used to obtain unauthorized access or to sabotage systems change frequently and are often not recognized until launched against a target, and we may be unable to anticipate these techniques or to implement adequate preventative measures.

We may be subject to stringent and changing laws, regulations, standards, and contractual obligations related to privacy, data protection, and data security. Our actual or perceived failure to comply with such obligations could adversely affect our business.

We receive, collect, store, and process certain personally identifiable information about individuals and other data relating to our customers. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of certain data, including personally identifiable and other potentially sensitive information about individuals. We may be subject to numerous federal, state, local, and international laws, directives, and regulations regarding privacy, data protection, and data security and the collection, storing, sharing, use, processing, transfer, disclosure, disposal and protection of information about individuals and other data, the scope of which are changing, subject to differing interpretations, and may be inconsistent among jurisdictions or conflict with other legal and regulatory requirements. We strive to comply with our applicable data privacy and security policies, regulations, contractual obligations, and other legal obligations relating to privacy, data protection, and data security. However, the regulatory framework for privacy, data protection and data security worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that we do not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other legal obligations or our practices. Further, any significant change to applicable laws, regulations or industry practices regarding the collection, use, retention, security, processing, transfer or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of users or other data subjects for the collection, use, retention, security, processing, transfer or disclosure of such data must be obtained, could increase our costs and require us to modify our services and features, possibly in a material manner, which we may be unable to complete, and may limit our ability to receive, collect, store, process, transfer, and otherwise use user data or develop new services and features.

If we are found in violation of any applicable laws or regulations relating to privacy, data protection, or security, our business may be materially and adversely affected and we would likely have to change our business practices and potentially the services and features, integrations or other capabilities of websites. In addition, these laws and regulations could impose significant costs on us and could constrain our ability to use and process data in a commercially desirable manner. In addition, if a breach of data security were to occur or be alleged to have occurred, if any violation of laws and regulations relating to privacy, data protection or data security were to be alleged, or if we were to discover any actual or alleged defect in our safeguards or practices relating to privacy, data protection, or data security, our business websites may be perceived as less desirable and our business, financial condition, results of operations and growth prospects could be materially and adversely affected.

Online applications are subject to various laws and regulations relating to children’s privacy and protection, which if violated, could subject us to an increased risk of litigation and regulatory actions.

A variety of laws and regulations have been adopted in recent years aimed at protecting children using the internet such as the COPPA and Article 8 of the GDPR. We implement certain precautions to ensure that we do not knowingly collect personal information from children under the age of 13 through our websites. Despite our efforts, no assurances can be given that such measures will be sufficient to completely avoid allegations of COPPA violations, any of which could expose us to significant liability, penalties, reputational harm and loss of revenue, among other things. Additionally, new regulations are being considered in various jurisdictions to require the monitoring of user content or the verification of users’ identities and age. Such new regulations, or changes to existing regulations, could increase the cost of our operations.

Risks Related to Our Business – Our Acquisition Plans

As part of our business plan, we intend to acquire or make investments in other companies, or engage in business relationships with other companies, which will divert our management’s attention, result in dilution to our stockholders, consume resources that may be necessary to sustain our business and could otherwise disrupt our operations and adversely affect our operating results.

As part of our business plan, we will plan to acquire or invest in websites, applications and services or technologies that we believe could offer growth opportunities or complement or expand our business or otherwise. The pursuit of target companies will divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

As we acquire additional companies, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business or investments in other companies, due to a number of factors, including:

●	inability to integrate or benefit from acquired technologies or services in a profitable manner;

●	unanticipated costs or liabilities associated with the acquisition;

●	difficulty integrating the accounting systems, operations and personnel of the acquired business;

●	difficulty converting the customers of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

●	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition; and

●	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. If future acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process and this could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer. As of the date of this prospectus, we have no agreements in place to make any acquisitions.

Pursuant to our long-term investment strategy, we may pursue future acquisitions or business relationships, or make business dispositions that may not be in the best interests of common stockholders in the near term or at all.

As part of our long-term investment strategy, we will plan to acquire or invest in websites, applications and services or technologies that we believe could complement or expand our services or otherwise offer growth opportunities in the long run. We may incur indebtedness for future acquisitions, which would be senior to our common shares. Future acquisitions may also reduce our cash available for distribution to our stockholders, including holders of common shares, following such acquisitions. To the extent such acquisitions do not perform as expected, such risk may be particularly heightened. As of the date of this prospectus, we have no agreements in place to make any acquisitions.

In addition to acquiring businesses, we may sell those companies that we own from time to time when attractive opportunities arise that outweigh the future growth and value that we believe we will be able to bring to such companies consistent with our long-term business and investment strategy. As such, our decision to sell a business will be based on our belief that doing so will increase stockholder value to a greater extent than through our continued ownership of that business. Future dispositions of companies may reduce our cash flows from operations. We cannot assure you that we will use the proceeds from any future dispositions in a manner with which you agree. You will generally not be entitled to vote with respect to our future acquisitions or dispositions, and we may pursue future acquisitions or dispositions with which you do not agree.

Because of our limited resources and the significant competition for acquisition opportunities, it may be more difficult for us to acquire target companies that meet our acquisition criteria.

We expect to encounter competition from other companies having a business plan similar to ours, including private investors (which may be individuals or investment partnerships), blank check companies and other entities, domestic and international, competing for the types of companies we intend to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess similar or greater technical, human and other resources to ours or more local industry knowledge than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous target businesses we could potentially acquire with the net proceeds of this offering, our ability to compete with respect to the acquisition of certain target companies that are attractive to us will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain companies. As of the date of this prospectus, we have no agreements in place to make any acquisitions.

Subsequent to the acquisition of any target business, we may be required to take write-downs or incur write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our shares of common stock.

Even if we conduct extensive due diligence on target companies that we acquire, we cannot assure you that this diligence will identify all material issues that may be present with a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our shares of common stock. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing to partially finance the acquisition transaction or thereafter. Accordingly, we could experience a significant negative effect on our financial condition, results of operations and the price of our shares of common stock. As of the date of this prospectus, we have no agreements to make any acquisitions.

We will likely not obtain an opinion from an independent accounting or investment banking firm in connection with the acquisition of a target business.

We will likely not obtain an opinion from an independent accounting firm or independent investment banking firm that the price we are paying for a target business is fair to our stockholders. If no opinion is obtained, our stockholders will be relying on the judgment of our Board, who will determine fair market value based on standards generally accepted by the financial community.

Our resources could be wasted by acquisition transactions that are not completed.

We anticipate that the investigation of each target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require management time and attention and costs for accountants, attorneys and others. If we decide not to complete a specific acquisition transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, we may fail to complete our acquisition transaction for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred. As of the date of this prospectus, we have no agreements in place to make any acquisitions.

The officers and directors of a target business may resign upon completion of our acquisition. The loss of a target business key personnel could negatively impact the operations and profitability of the target business post-acquisition.

Although we contemplate that certain members of a target business’ management team will remain associated with the target business following our acquisition transaction, it is possible that members of the management of a target business will not remain in place. The loss of a target business’ key personnel could negatively impact the operations and profitability of the target business post-acquisition. As of the date of this prospectus, we have no agreements in place to make any acquisitions.

Risks Related to Our Business – Industry Changes and Technology Developments

If we fail to keep pace with changing technologies, we may lose clients.

Our market is characterized by rapidly changing client requirements and evolving technologies and industry standards. If we cannot keep pace with these changes, our business could suffer. To achieve our goals, we need to continue to develop strategic business solutions and to develop and integrate proprietary applications for use in our various facilities in order to keep pace with continuing changes in client expectations, information technologies and industry standards. If we are unable to keep pace with changing technologies, we may lose clients and our revenues and results of operations could be adversely affected.

Our clients may adopt technologies that decrease the demand for our services, which could adversely affect our revenues and results of operations.

We target clients with a particular need for our services. However, after we complete an engagement, our clients may adopt new technologies or implement various processes that automate a portion of the services which we offer and thereby substantially reduce their need for our services. The adoption of such technologies or processes could place negative pressure on our pricing and adversely affect our revenues and result of operations.

We may be liable to our clients for damages caused by system failures, which could damage our reputation and cause us to lose clients.

Many of our contracts involve services that are critical to the operations of our clients’ businesses, and provide benefits which may be difficult to quantify. Any failure in a client’s system or breaches of security could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Our exposure to legal liability may be increased in the case of outsourcing contracts in which we become more involved in our clients’ operations. Although we attempt to limit our contractual liability for consequential damages in rendering our services, we cannot assure you that the limitations on liability we typically provide for in our service contracts will be enforceable, or that they will otherwise be sufficient to protect us from liability for damages. The general liability insurance coverage that we maintain is subject to important exclusions and limitations. We cannot assure you that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. A successful assertion of one or more large claims against us that exceeds our available insurance coverage or changes in our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirement, could adversely affect our results of operations.

If we are unable to apply technology effectively in driving value for our clients through technology-based solutions or gain internal efficiencies and effective internal controls through the application of technology and related tools, our operating results, client relationships, growth and compliance programs could be adversely affected.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat and opportunity presented by new technology disruption and developments. These may include new software applications or related services based on artificial intelligence, machine learning, or robotics. We may be exposed to competitive risks related to the adoption and application of new technologies by established market participants or new entrants, start-up companies and others. These new entrants are focused on using technology and innovation, including artificial intelligence to simplify and improve the client experience, increase efficiencies, alter business models and effect other potentially disruptive changes in the industries in which we operate. We must also develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and internal control standards. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our operating results, client relationships, growth and compliance programs.

If our future products incorporate technologies that may infringe the proprietary rights of third parties, and we do not secure licenses from them, we could be liable for substantial damages.

We are not aware that our current products infringe the intellectual property rights of any third parties. We also are not aware of any third-party intellectual property rights that may hamper our ability to provide future products and services. However, we recognize that the development of our services or products may require that we acquire intellectual property licenses from third parties to avoid infringement of those parties’ intellectual property rights. These licenses may not be available at all or may only be available on terms that are not commercially reasonable. If third parties make infringement claims against us whether or not they are upheld, such claims could:

●	consume substantial time and financial resources;

●	divert the attention of management from growing our business and managing operations; and

●	disrupt product sales and shipments.

If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude any infringing use. As a result, we would incur substantial costs, delays in product development, sales and shipments, and our revenues may decline substantially. Additionally, we may not be able to achieve the minimum necessary growth for our continued success.

We are dependent on the continued availability of third-party data hosting and transmission services.

Although we develop and operate our own phone switch, we rely on third parties for hosting and other transmission services. As such, a significant portion of our operating cost is from our third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation, or otherwise, we may not be able to increase the fees for our inbound platform or services to cover the changes. As a result, our operating results may be significantly worse than forecasted.

Risks Related to the Offering and Our Common Stock

A sustained, active trading market for our common stock may not develop or be maintained which may limit investors’ ability to sell shares at all or at an acceptable price.

As we are in our early stage of development, an investment in our Company will likely require a long-term commitment, with no certainty of return. There is currently no trading market for our common stock and we cannot predict whether an active market for our shares of common stock will ever develop or be sustained in the future. In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for our common stock may be limited; and

●	a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The lack of an active market impairs your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares of common stock. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of common stock and may impair our ability to acquire additional assets by using our shares of common stock as consideration.

The price of our common stock may fluctuate substantially.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

●	sale of our common stock by our stockholders, executives, and directors;

●	volatility and limitations in trading volumes of our shares of common stock;

●	our ability to obtain financing;

●	the timing and success of introductions of new products by us or our competitors or any other change in the competitive dynamics of our business’ industries;

●	our ability to attract new customers;

●	changes in our capital structure or dividend policy, future issuances of common stock, sales of large blocks of common stock by our stockholders;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets or develop new products;

●	reputational issues;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in any of the regions in which we conduct our business, including, without limitation, the effect on the global economy and financial markets due to the current or anticipated impact of military conflict and related sanctions imposed on Russia by the United States and other countries due to Russia’s recent invasion of Ukraine;

●	changes in industry conditions or perceptions;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

In addition, if the market for equities in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Our common stock’s market price may experience rapid and substantial volatility price fluctuations.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead investors of our common stock to demand a higher investment return; stock-run up;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our common stock on NYSE American and our subsequent ability to maintain such listing.

The public offering price of our common stock has been determined by negotiations between us and the underwriter based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. In addition, the stock market in general, and the stock of early-stage companies like ours in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Such rapid and substantial price volatility, including any stock run-up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for investors to assess the rapidly changing value of our stock. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price.

There is an increased potential risk for new public companies similar to ours of rapid and substantial price volatility which may add to the risk of investing in this offering.

Further, there have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility seemingly unrelated to company performance following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. Additionally, our common stock may be subject to rapid and substantial price volatility, including any stock-run up, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common shares. As a result, you may suffer a loss on your investment.

The initial public offering price of the shares of common stock may not be indicative of the value of our assets or the price at which your shares can be resold. The initial public offering price of the shares of common stock may not be an indication of our actual value.

Prior to this offering, there has been no public market for our shares of common stock. The initial public offering price of each share will be determined based upon negotiations between the underwriters and us. Factors considered in determining such price in addition to prevailing market conditions will include an assessment of our future prospects, an increase in value of our common stock due to becoming a public company and prior valuations of our shares of common stock prepared for us. Such price does not have any relationship to any established criteria of value, such as book value or earnings per share. Such price may not be indicative of the current market value of our assets. No assurance can be given that our shares of common stock can be resold at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

Investors in this offering will experience immediate and substantial dilution in the net tangible book value per share of common stock.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of an assumed 1,000,000 shares of common stock based on an assumed initial public offering price of $7.00 per share, and after deducting the underwriter’s discounts and commissions and estimated offering expenses payable by us, and assuming (i) the issuance of 852,561 shares of common stock from the conversion of the Convertible Notes, (ii) the issuance of 45,003 shares of the Company’s common stock from the exercise of Exchange Listing, LLC’s anti-dilution protection, (3) the issuance of 750 Series B preferred shares at a price of $1,000 per share, (4) the issuance of 198,901 shares of common stock from the conversion of 905 Series B Preferred Stock, (5) the issuance of 250,000 shares of common stock to CMF for legal services, and (6) no exercise of the underwriter’s over-allotment option nor the Representative’s Warrant, investors in this offering can expect an immediate dilution of $5.99 per share. Accordingly, should we be liquidated at our book value, you would not receive the full amount of your investment.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this initial public offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment in our shares of common stock or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire additional products or licenses, commercialize our products, or continue our operations.

There is no established trading market for our shares of common stock; further, our common stock will be subject to potential delisting if we do not maintain compliance with the listing requirements of NYSE American.

This offering constitutes our initial public offering of 1,000,000 shares of common stock. No public market for these shares of common stock currently exists. We are seeking to list the shares of our common stock on NYSE American. An approval of our listing application by NYSE American will be subject to, among other things, our fulfilling all of the listing requirements of NYSE. Even if our shares of common stock are listed on NYSE, there can be no assurance that an active trading market for our shares of common stock will develop or be sustained after this offering is completed. The initial public offering price has been determined by negotiations among the underwriter and us. Among the factors considered in determining the initial public offering price were our future prospects and the prospects of our industry in general, our revenue, net income and certain other financial and operating information in recent periods, and the financial ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. However, we cannot assure you that following this offering our common stock will trade at a price equal to or greater than the initial public offering price.

In addition, NYSE American maintains rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from NYSE, would make it more difficult for stockholders to dispose of our shares of common stock and more difficult to obtain accurate price quotations on our shares of common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock and/or other securities are not traded on a national securities exchange.

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our common stock price and trading volume could decline.

The trading market for our shares of common stock may depend in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if any of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of our research analysts ceases to cover our business or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause the price of our common stock or trading volume to decline.

Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Shareholders have authorized any other party to provide you with information concerning us or this offering, and such recipients should not rely on this information.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

We may issue additional shares of common stock or other equity securities, or engage in other transactions that could dilute our book value or relative rights of our common stock, which may adversely affect the market price of our common stock and further dilute existing shareholders.

We may determine, from time to time, that we need to raise additional capital by issuing additional shares of our common stock or other securities. Except as otherwise described in this prospectus, we will not be restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be affected. Additional equity offerings may dilute the holdings of existing stockholders or reduce the market price of our common stock, or all of them. Holders of our securities are not entitled to pre-emptive rights or other protections against dilution. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, then-current holders of our securities. Additionally, if we raise additional capital by making offerings of debt or preferred stock, upon our liquidation, holders of our debt securities and preferred stock, and lenders with respect to other borrowings, may receive distributions of its available assets before the holders of our common stock.

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of our Company, the proceeds realized from the liquidation of the assets of our Company, or our subsidiaries will be distributed among the common stockholders, but only after the satisfaction of the claims of third-party creditors of our Company. The ability of a common stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom. There can be no assurance that our Company will recognize gains on such liquidation, nor is there any assurance that common stockholders will receive a distribution in such a case.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We do not anticipate paying any cash dividends on our common stock for the foreseeable future. Our Company has never declared any cash dividends on its common stock.

In addition, and any future loan arrangements we enter into may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We are an “emerging growth company” and are able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, pursuant to Section 107 of the JOBS Act, as an “emerging growth company” we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Financial reporting obligations of being a public company are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company, we will incur significant additional legal, accounting and other expenses that we did not incur as a privately company. The obligations of being a public company require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under Sarbanes-Oxley, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the stock exchange on which our common stock is listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we fail to comply with the rules under Sarbanes-Oxley related to accounting controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of Sarbanes-Oxley requires annual management assessments of the effectiveness of our internal control over financial reporting. If we fail to comply with the rules under Sarbanes-Oxley related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

We have identified weaknesses in our internal controls, and we cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

As a public company, we will be subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting.

We do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Our management has deemed certain conditions to be material weaknesses and significant deficiencies in our internal controls. For example, we failed to employ a sufficient number of staff to maintain optimal segregation of duties and to provide optimal levels of oversight and we rely upon a third-party accounting firm to assist us with generally accepted in the United States of America (“GAAP”) compliance. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our common stock.

We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results, and cause a decline in the market price of our common stock.

Future sales of a substantial number of our common stock by our existing stockholders could cause our stock price to decline.

We will have a significant number of restricted common stock that will become eligible for sale shortly after this registration statement is declared effective. Prior to the consummation of this offering, we will have 4,114,746 shares of our common stock outstanding. Upon consummation of this offering, we will have issued 1,000,000 shares of our common stock (or 1,150,000 shares if the underwriters exercise in full their over-allotment option to purchase 150,000 additional shares of common stock at the initial public offering price) based on an assumed initial public offering price of $7.00, the midpoint of the estimated range of between $6.00 and $8.00 per share, assuming no exercise of the Representative’s Warrant. All of the shares sold in this offering will be eligible for sale immediately upon effectiveness of this registration statement.

We cannot predict what effect, if any, future sales of our securities, or the availability of securities for future sale, will have on the market price of our securities. Sales of substantial amounts of our securities in the public market, or the perception that such sales could occur, could materially adversely affect the market price of our securities and may make it more difficult for you to sell your securities at a time and price which you deem appropriate.

In addition, sales of common stock by the Selling Shareholders could cause the price of our common stock to decline. The Selling Shareholders may have acquired their Selling Shareholders Shares at a price that is significantly below the initial public offering price. As a result, some or all of the Selling Shareholders may sell their shares in the public market for a price that may be below the initial public offering price. The Selling Shareholders have not entered into lock-up agreements with the underwriters. Any such sales by the Selling Shareholders could have an immediate adverse effect on the price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to an equity incentive plan could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including acquiring additional companies, marketing activities and costs associated with operating a public company. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our common stock, including shares of common stock sold in this offering.

Potential comprehensive tax reform bills could adversely affect our business and financial condition.

The U.S. government may enact comprehensive federal income tax legislation that could include significant changes to the taxation of business entities. These changes include, among others, a permanent increase to the corporate income tax rate. The overall impact of this potential tax reform is uncertain, and our business and financial condition could be adversely affected. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our common stock. We urge our stockholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our common stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our directors, executive officers and each of our stockholders who owned greater than 5% of our outstanding common stock beneficially, as of the date of this prospectus, own approximately 51.1% of our common stock outstanding immediately before this offering and 38.6% of our common stock outstanding immediately after this offering, assuming the exercise in full of the over-allotment option and the Representative’s Warrant. Accordingly, these stockholders have and will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, a merger, the consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with our other investors’ interests. For example, these stockholders could delay or prevent a change in control of us, even if such a change in control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company or our assets. The significant concentration of stock ownership may negatively impact the value of our common stock due to potential investors’ perception that conflicts of interest may exist or arise.

Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per share price below $5.00) in the future. While our common stock will not be considered a “penny stock” following this offering since they will be listed on the NYSE, if we are unable to maintain that listing and our common stock is no longer listed on the NYSE, unless we maintain a per share price above $5.00, our common stock will become a “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

We will likely be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act, defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated initial public offering price of the shares; or

●	in the case of an issuer whose public float was zero, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we would not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we would provide only two years of financial statements; and we would not need to provide the table of selected financial data. We also would have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, and also could make it more difficult for our stockholders to sell their shares.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting changes or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section entitled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of common stock will be approximately $6,210,000, or approximately $7,186,500 if the underwriter exercises in full its over-allotment option, based on an assumed initial public offering price of $7.00, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of any Representative’s Warrant. We will not receive any of the proceeds from the sale of the Selling Shareholders Shares contemplated by the Selling Shareholders named in this prospectus. All proceeds from the sale of the Selling Shareholders Shares will belong to the Selling Shareholders identified in this prospectus under “Selling Shareholders.”

Each  $1.00 increase (decrease) in the assumed initial offering price of $7.00 per common share would increase (decrease) the net proceeds to us from this offering by approximately $930,000, or approximately $1,069,500 if the underwriter exercises its over-allotment option in full, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remain the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of any Representative’s Warrant. Similarly, each increase or decrease of 1,000 shares of common stock offered by us in this offering would increase or decrease the net proceeds to us by approximately $6,510, assuming that the assumed initial price to the public remains the same, and after deducting underwriting discounts and commissions payable by us.

We intend to use the net proceeds from this offering for acquisition of websites, technologies, or other assets, building an improved switch, for expanding product offering from other digital channels, sales and marketing, working capital and general other corporate purposes. The expected use of net proceeds of this offering represents our current intentions based upon our present plan and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

We currently estimate that we will allocate our use of the net proceeds from this offering as follows: $1,000,000 for acquisitions of websites, technologies, or other assets (as of the date of this prospectus, we have no agreements in place to make any acquisitions); $2,000,000 for research and development projects; and $3,210,000 for sales and marketing, working capital and general corporate purposes. We have presumed that we will receive aggregate gross proceeds of approximately $7,000,000 and deducted approximately $790,000 payable in fees, which include offering costs, commissions and expenses.

We do not anticipate using any proceeds from this initial public offering to repay debt or retire any existing liabilities. The repayment of any existing debt, including notes, and other liabilities would come only from our regular budget and operations.

The use of the proceeds represents our management’s estimates based upon current business and economic conditions. We reserve the right to use the net proceeds we receive in the offering in any manner we consider to be appropriate. Although the Company does not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted. The actual use of the proceeds of this offering could differ materially from those outlined above as a result of several factors including those set forth under “Risk Factors” and elsewhere in this prospectus.

Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade, interest-bearing securities.

We estimate that we may use up to $790,000 from the gross proceeds raised from this offering to pay the total fees, commissions, expenses and other costs associated with this offering (including, but not limited, to the: underwriting fees and commissions, SEC registration fee, FINRA filing fee, NYSE initial listing fee, accounting fees and expenses, legal fees and expenses, printing fees and expenses, and other miscellaneous fees).

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2023 on:

●	an actual basis;

●	on a pro forma as adjusted basis to reflect the following events, as if they had occurred on June 30, 2023: (1) the issuance of 852,561 shares of common stock from the conversion of the 2022 and 2023 Convertible Notes, (2) the issuance of 45,003 shares of the Company’s common stock from the exercise of Exchange Listing, LLC’s anti-dilution protection to maintain two percent of the Company’s issued and outstanding shares, (3) the issuance of 750 Series B preferred shares at a price of $1,000 per share, and (4) the issuance of 250,000 shares of common stock to CMF for legal services; and (5) the extinguishment of the derivative liability related to the conversion of our 2022 and 2023 Convertible Notes; and

●	on a pro forma as further adjusted basis to reflect the following events, as if they had occurred on June 30, 2023: (1) the events identified in the paragraph immediately above; (2) the sale by us of 1,000,000 shares of common stock in this offering, based on an estimated offering price of $7.00, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering costs payable by us, (3) the issuance of 198,901 shares of common stock from the conversion of 905 Series B Preferred Stock, (4) the extinguishment of the warrants no longer requiring liability treatment upon the initial public offering; and (5) no exercise of the underwriter’s option to cover over-allotments and no exercise of the Representative’s Warrant.

The pro forma as adjusted and pro forma as further adjusted information in this table is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds,” “Summary Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the financial statements and the notes included elsewhere in this prospectus.

	As of June 30, 2023	As of June 30, 2023	As of June 30, 2023
	Actual (unaudited)	Pro Forma As Adjusted	Pro Forma As Further Adjusted
Cash and cash equivalents	$92,760	$842,760	$7,052,760

2023 Convertible notes and derivative liability	5,368,299	2,114,304	433,335

Stockholders’ equity (deficit):
Common and preferred stock, $0.0001 par value	786	901	1,021
Additional paid-in capital	85,276,714	89,374,246	93,656,182
Accumulated deficit	(87,137,787)	(87,673,535)	(87,673,535)
Total stockholders’ equity (deficit)	(1,860,287)	1,701,612	5,938,668
Total capitalization	$1,832,150	$2,124,799	$6,406,855

The number of common shares that will be outstanding after this offering set forth above is based on shares of our common stock outstanding as of June 30, 2023.

A $1.00 increase or decrease in the assumed initial public offering price per share would increase or decrease our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $930,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000 shares of common stock offered by us in this initial public offering would increase or decrease our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $6,510, assuming that the assumed initial price to the public remains the same, and after deducting underwriting discounts and commissions payable by us.

The completion of this offering is considered a “Liquidity Event” under the terms of the approximately $3,693,108 in the Convertible Notes and the approximately $905,000 in Series B Preferred Stock convertible into shares of common stock. In connection with the issuance of the Convertible Notes, the Company also issued Investors’ Warrants to the holders of the Convertible Notes.

The Company intends to obtain executed Extensions from the convertible note holders pursuant to which the Maturity Dates of the Convertible Notes will be extended to a date beyond which the Company reasonably expects to complete this Initial Public Offering, in exchange for an increased amount of the Company’s conversion shares payable to the convertible note holders. The Company plans to include such increased amount of shares in this Registration Statement on Form S-1 to allow a public sale by their holders.

Unless specifically stated otherwise, all information in this Capitalization section: (i) assumes the conversion of the Convertible Notes into up to 852,561 common shares at a conversion price of 65% of the assumed IPO price; and (ii) excludes up to 306,448 shares of common stock issuable upon exercise of outstanding Investors’ Warrants.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share in this offering and the as adjusted net tangible book value per share immediately after this offering. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of our outstanding common stock as of June 30, 2023. Our historical net tangible book value as of June 30, 2023, was approximately ($5,445,041) or ($1.41) per share based upon shares of common stock outstanding on such date.

Pro forma net tangible book value per share represents the amount of our total tangible assets as adjusted to take into account: (1) the issuance of 852,561 shares of common stock from the conversion of the 2022 and 2023 Convertible Notes, (2) the issuance of 45,003 shares of the Company’s common stock from the exercise of Exchange Listing, LLC’s anti-dilution protection to maintain two percent of the Company’s issued and outstanding shares, (3) the issuance of 750 Series B preferred shares at a price of $1,000 per share (4) the issuance of 198,901 shares of common stock from the conversion of 905 Series B Preferred Stock, (5) the issuance of 250,000 shares of common stock to CMF for legal services, and (6) no exercise of the Representative’s Warrant, assuming, in the case of issuances referred to in (1) and (2) above, an assumed initial public offering price of $7.00 per IPO Share, the midpoint of the price range set forth on the cover page of this prospectus. After giving effect to such transactions, our pro forma net tangible book value per share as of June 30, 2023 would have been approximately ($0.04) per share.

After giving effect to the sale of an assumed 1,000,000 shares in this offering at an assumed initial public offering price of $7.00, the midpoint of the indicative price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering costs payable by us, our pro forma as adjusted net tangible book value (deficit) as of June 30, 2023, would have been approximately $0.97 per common share. This represents an immediate increase in pro forma as adjusted net tangible book value of $2.38 per share to existing stockholders and an immediate dilution of $5.99 per share to investors purchasing our common shares in this offering at the assumed initial public offering price.

The following table illustrates per share dilution as of June 30, 2023:

Assumed initial public offering price per share of common stock	$7.00
Net tangible book value per share of common stock as of June 30, 2023	$(1.41)
Pro forma increase in net tangible book value (deficit) per share of common stock	$0.04
Pro forma as adjusted net tangible book value (deficit) per share of common stock after giving effect to the offering of IPO Shares	0.97
Dilution in pro forma as adjusted net tangible book value per share of common stock to investors participating in this offering	$(6.03)

Each $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) our as adjusted net tangible book value (deficit) after this offering by approximately $930,000 or approximately $0.93 per share, and the dilution per share to new investors by approximately $.07 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remain the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 100,000  shares of common stock in the number of shares offered by us would increase our as adjusted net tangible book value (deficit) after this offering by approximately $651,000 or $6.51 per share of common stock, and decrease the dilution per share to new investors by $0.09 per share of common stock, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 100,000  shares in the number of shares offered by us would decrease our as adjusted net tangible book value (deficit) after this offering by approximately $651,000 or $6.51 per share of common stock, and increase the dilution per share to new investors by $0.09 per share of common stock, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2023, the differences between the number of shares of common stock purchased from us in this offering, the total cash consideration and the average price per share paid to us by existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $7.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	329,554	24.8%	$9,952,150	58.7%	$30.20
New public investors	1,000,000	75.2	7,000,000	41.3	7.00
Total	1,329,554	100.0%	16,952,150	$100.0%	$12.75

If the underwriters exercise in full their option to purchase up to 150,000 additional shares of common stock at the assumed initial public offering price of $7.00, the midpoint of the indicative price range set forth on the cover page of this prospectus, the as adjusted net tangible book value (deficit) after this offering would be $1.10 per share, representing an increase in net tangible book value (deficit) of $2.51 per share to existing stockholders and immediate dilution in net tangible book value (deficit) of $4.49 per share to investors purchasing our common shares in this offering at the assumed initial public offering price.

Unless specifically stated otherwise, all information in this Dilution section assumes:

●	no exercise by the underwriters of their option to purchase additional 150,000 shares of common stock to cover over-allotments, if any;

●	no exercise of the Representative’s Warrant;

●

conversion of the Convertible Notes into 852,561 common shares at a conversion price of the price per share in this offering multiplied by 0.65, which represents a discount of 35 percent, which is the conversion price set forth in the Convertible Notes;

●	issuance of 250,000 shares of common stock to CMF for legal services;

●	conversion of the Series B Preferred Stock into 198,901 common shares at a conversion price the price per share in this offering multiplied by 0.65, which represents a discount of 35 percent to the offering price;

●	3,864,746, the number of common shares that were outstanding as of June 30, 2023;

●	the exclusion of the Investors’ Warrants which would result in the issuance of 306,448 common shares; and

●	no issuance of up to 45,003 shares of the Company’s common stock from the exercise of Exchange Listing, LLC’s anti-dilution protection to maintain two percent of the Company’s issued and outstanding shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under “forward-looking statements” and “risk factors” and those included elsewhere in this prospectus.

Overview

Vocodia Holdings Corp (“VHC”) was incorporated in the State of Wyoming on April 27, 2021 and is a conversational AI technology provider. Vocodia’s technology is designed to drive better sales and services for its customers. Clients turn to Vocodia for their product and service needs.

Business Summary

We are an AI software company that builds practical AI functions and makes them easily obtainable for businesses on cloud-based platform solutions at low costs and scalable to multiagent vast enterprise solutions.

Our operations include three wholly owned subsidiaries: (1) Vocodia FL, which was incorporated in the State of Florida on June 2, 2021 and manages all of VHC’s human resources and payroll functions, (2) Vocodia JV, which was incorporated in the State of Delaware on October 7, 2021 and was formed with the intention to conduct any and all joint ventures or acquisitions for VHC, which do not exist as of the date of this prospectus, and (3) Click Fish Media, Inc. (“CFM”), which was incorporated in the State of Florida on November 26, 2019 and is an IT services provider. CFM was formerly owned by James Sposato, who is an officer and director of the Company. CFM was wholly acquired by the Company from Mr. Sposato per the Contribution Agreement. CFM was formerly owned by James Sposato, who is an officer and director of the Company. CFM was acquired by us from Mr. Sposato per the Contribution Agreement, dated August 1, 2022. In the Contribution Agreement, Mr. Sposato (“Contributor”), has contributed, assigned, transferred and delivered to us, the outstanding capital stock of CFM and we have accepted the contributed shares from the Contributor. As full consideration for the contribution, we have paid the Contributor consideration in the amount of $10.

An illustration of our organizational structure is provided below:

We aim to offer corporate clients scalable enterprise AI sales and customer service solutions intended to rapidly increase sales and service, while lowering employment costs.

We seek to enhance rapport and relationship building for customers, which is as necessary component to sales. We believe that there is a positive correlation between AI which sounds similar to a human voice over the phone and better customer rapport and customer service benefits. With our advanced AI, we believe that it will be difficult for customers to distinguish between speaking to a human sales representative and to an AI bot. We believe we can increase customer satisfaction and maximize potential service efficiency for our clients. Our goal is to provide quick training and deployment, potentially unlimited scalability, easy integration with existing corporate platforms and other benefits to our customers from AI’s efficiency. We strive to help our customers manage budgets and perform better than the high costs of existing sales and service personnel.

Results of Operations

Comparison of the Year Ended December 31, 2022 to the period ended December 31, 2021

The following table provides certain selected financial information for the periods presented:

		From Inception
	Year Ended	(April 27, 2021) to
	December 31,	December 31,
	2022	2021	Change	%
Revenues	$658,875	$14,950	$643,925	4307%
Cost of revenue	804,404	61,905	829,532	1340%
Gross profit (loss)	(145,529)	(46,955)	(185,607)	-395%

Operating costs and expenses:
Operating expense	20,257,332	59,817,918	(39,560,586)	-66%

Other income (expenses)	(352,358)	(1,176,875)	824,517	70%

Net loss	$(20,755,219)	$(61,041,748)	$40,286,529	-66%

Revenue

The increase in revenue of 4,307%, for the year ended December 31, 2022 to $658,875 as compared to 14,950 for the period ended December 31, 2021 was driven by an increase in customers purchasing our DISA’s. For the year ended December 31, 2022, we had 6 paying clients who subscribed to a total of 66 DISAs at an average selling price of $795 per DISA for a total of $52,375 in revenue. Additionally, we earned $6,500 in integration and setup fees and $600,000 from lead generation services, resulting in total revenue of $658,875. For the period ended December 31, 2021, we had 1 paying client who subscribed to 10 DISAs for one month at a cost of $1,495 per DISA for a total of $14,950 in revenue.

Cost of Revenue

Cost of revenue increased to $891,437 for the year ended December 31, 2022 from $61,905 for the period ended December 31, 2021, due to the Company’s inception in April 2021 resulted in the period ended December 31, 2021 being comprised of 8 months as compared to 12 months in the year ended December 31, 2022. The increase in costs is also associated with the growth in service revenue described above.

Gross Profit (Loss)

The increase in our gross loss of $185,607 to $232,562 for the year ended December 31, 2022 from $46,955 for the period ended December 31, 2021 is primarily attributable to a larger increase in our cost of revenues as compared to the increase in our revenues.

Operating Expenses

		From Inception
	Year Ended	(April 27, 2021) to
	December 31,	December 31,
	2022	2021	Change	%
Operating Expenses
General and administrative expenses	$2,456,758	$1,459,392	997,366	68%
Salaries and wages	3,540,007	41,552,434	(38,012,427)	-91%
Research and development	14,260,567	16,806,092	(2,545,525)	-15%
Total Operating Expenses	$20,257,332	$59,817,918	(39,560,586)	-66%

Operating expense decreased by $39,560,586 or 66% to $20,257,332 during the year ended December 31, 2022 from $59,817,918 during the period ended December 31, 2021. The decrease is primarily due to a reduction in our research and development expense related to software development.

General and Administrative Expenses increased by $997,366 or 68% to $2,456,758 during the year ended December 31, 2022 from $1,459,392 during the period ended December 31, 2021. Since operations commenced in May, 2021, part of the increase is solely due the an unequal number of operating months in each year subject to comparison. The increase is primarily due to an increase in fees paid for marketing, dues and subscriptions for technology, legal costs, and rent expense.

Salaries and wages decreased by $38,012,427 or 91.5% to $3,540,007 from $41,552,434 during the year ended December 31, 2022 and the period ended December 31, 2021, respectively. During the year ended December 31, 2022, salaries and wages decreased primarily due to a reduction in the issuance of stock-based employee compensation.

Research and development and other service providers decreased by $2,545,525 or 15% to $14,260,567 from $16,806,092, for the year ended December 31, 2022 and the period ended December 31, 2021 respectively, which was primarily due to a reduction in stock-based compensation.

Total other income (expense)

During the year ended December 31, 2022, we had other expense of $352,258, which consisted of a one-time fee paid to the Company of $5,000, an increase in fair value of derivative liabilities of $25,706 and interest expense of $383,064.

Comparison of the six months ended June 30, 2023 to the six months ended June 30, 2022

The following tables set forth selected consolidated statements of operations data and such data as a percentage of total revenues for each of the periods indicated:

	Six Months Ended
	June 30,
	2023	2022	Change	%
Revenues	$243,200	$24,019	$209,181	615%
Cost of revenue	183,369	171,596	11,773	7%
Gross profit (loss)	59,831	(147,577)	197,408	143%

Operating costs and expenses:
Operating expense	3,712,395	15,547,092	(11,844,706)	-76%

Other income (expenses)	(1,688,256)	5,000	(1,693,265)	-33804%

Net loss	$(5,340,820)	$(15,689,669)	$10,348,849	-66%

Revenue

The increase in revenue of 615%, or $209,181, for the six months ended June 30, 2023 to $243,200 as compared to $24,019 for the six months ended June 30, 2022 was primarily driven by lead generation income derived by the deployment of our DISA’s. For the six months ended June 30, 2023, we had 1 paying client who subscribed to 10 DISAs at a selling price of $795 per DISA for one month for total revenue of $7,950. Additionally, we earned $235,250 in integration, lead generation, and setup fees, resulting in total revenue of $243,200. For the six months ended June 30, 2022, we had 2 paying clients who subscribed to 10 DISAs at a selling price of $795 per DISA for two and a half months for total revenue of $20,000. Additionally, we earned $4,019 in integration and setup fees, resulting in total revenue of $24,019.

Cost of Revenue

Cost of revenue increased by $11,773, or 7%, to $183,369 for the six months ended June 30, 2023 from $171,596 for the six months ended June 30, 2022, primarily due to the inflationary pressures in the economy and a timing difference between revenue recognized in a prior period and a cost recognized in the current period.

Gross profit (loss)

The increase in our gross profit of $197,408 to $59,831 for the six months ended June 30, 2023 from a gross loss of $137,577 for the six months ended June 30, 2022 is primarily attributable to the recognition of prepaid revenue from a prior period without an offsetting cost of revenue and to a larger increase in our revenues as compared to the increase in our cost of revenues.

Operating Expenses

	Six Months Ended
	June 30,
	2023	2022	Change	%
Operating Expense
General and administrative expenses	$771,707	$1,332,100	$(560,393)	-43%
Salaries and wages	1,883,526	2,119,198	(235,672)	-11%
Research and development	1,057,162	12,095,794	(11,038,632)	-91%
Total Operating Expenses	$3,712,395	$15,547,092	$(11,834,697)	-76%

Operating expense decreased by $11,834,697 or 76% to $3,712,395 during the six months ended June 30, 2023 from $15,547,092 during the six months ended June 30, 2022 primarily due to the decrease in stock based compensation paid to employees and service providers.

General and Administrative Expenses decreased by $560,593 or 43% to $771,707 during the six months ended June 30, 2023 from $1,332,100 during the six months ended June 30, 2022. The decrease is a result of the Company issuing fewer shares as compensation expense as compared to the prior period.

Salaries and wages expense decreased by $235,672, or 11%, to $1,883,526 for the six months ended June 30, 2023 from $2,119,198 for the six months ended June 30, 2022, due to a reduction in staff in 2023.

Research and development and other service providers expense decreased by $11,038,632, or 91.3%, to $1,057,162 for the six months ended June 30, 2023 from $12,095,794 for the six months ended June 30, 2022, due to decreased services in the form of non-employee stock compensation expense.

Total other income (expense)

During the six months ended June 30, 2023, we had other expense of $1,688,256, which consisted of a decrease in fair value of derivative liabilities of $22,782 and interest expense of $1,665,474.

Liquidity and Capital Resources

The following table provides selected financial data about us as of June 30, 2023 and December 31, 2022

	June 30,	December 31,
	2023	2022	Change	%
Current assets	$138,309	$872,083	$(733,774)	(84)%
Current liabilities	$5,730,065	$2,934,182	$2,795,883	95%
Working capital deficiency	$(5,591,756)	$(2,062,099)	$(3,529,657)	(171)%

Current assets decreased by $733,774, or 84%, to $138,309 as of June 30, 2023 from $872,083 as of December 31, 2022. The decrease is primarily attributable to a decrease in cash due to increased expenses related to preparation for our public offering.

Current liabilities increased by $2,795,883, or 95%, to $5,703,065 as of June 30, 2023 from $2,934,182 as of December 31, 2022. The increase was primarily attributable to the issuance of approximately $941,177 in original discount senior secured notes, the recognition of the current portion of previously issued convertible notes.

The following table provides selected financial data about us as of December 31, 2022 and 2021

	December 31,	December 31,
	2022	2021	Change	%
Current assets	$872,083	$694,601	$177,482	26%
Current liabilities	$2,934,182	$243,598	$2,690,584	1,105%
Working capital (deficiency)	$(2,062,099)	$451,003	$(2,513,102)	(557)%

Current assets increased by $177,482, or 26%, to $872,083 as of December 31, 2022 from $694,601 as of December 31, 2021. The increase is primarily attributable to the issuance of issuance of approximately $2,427,059 in original discount senior secured notes and expenditures related to preparation for our initial public offering.

Current liabilities increased by $2,690,584, or 1,105%, to $2,062,099 as of December 31, 2022 from $243,598 as of December 31, 2021. The increase was primarily attributable to the issuance of approximately $2,427,059 in original discount senior secured notes.

Liquidity is the ability of a company to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements and otherwise operate on an ongoing basis. We have insufficient cash flows generated from operations, so we are currently dependent on debt financing and sale of equity to fund operations.

We had an accumulated deficit of $81.9 million and negative working capital of $2.1 million as of December 31, 2022. As of December 31, 2022, we had $697,626 of cash.

Cash Flow

	Six Months Ended
	June 30,
	2023	2022	Change
Cash used in operating activities	$(1,602,982)	$(2,766,686)	$1,163,704
Cash used in investing activities	$-	$(931)	$931
Cash provided by financing activities	$998,116	$2,372,011	$(1,373,895)
Cash on hand	$92,760	$243,035	$(150,275)

	Years Ended
	December 31,
	2022	2021	Change
Cash used in operating activities	$(5,156,591)	$(3,108,956)	$(2,047,635)
Cash used in investing activities	$(931)	$(35,229)	$34,298
Cash provided by financing activities	$5,216,507	$3,782,826	$1,433,681
Cash on hand	$697,626	$638,641	$58,985

Cash Flow from Operating Activities

Six months ended June 30, 2023 and 2022

For the six months ended June 30, 2023 and 2022, we did not generate positive cash flows from operating activities. For the six months ended June 30, 2023, net cash flows used in operating activities was $1.6 million compared to $744,000 during the six months ended June 30, 2022.

Cash flows used in operating activities for the six months ended June 30, 2023 was comprised of a net loss of $5.2 million, which was reduced by non-cash expenses of $3.3 million for stock-based compensation, depreciation and amortization, convertible notes default penalties, and change in fair value of derivative liabilities, and net change in working capital of $347,000.

For the six months ended June 30, 2022, net cash flows used in operating activities was approximately $2.8 million. During the six months ended June 30, 2022, we had a net loss of $15.7 million, which was reduced by non-cash expenses of $12.7 million for stock-based compensation and $3,700 in depreciation, and increased by a net change in working capital of $191,008.

Year ended December 31, 2022 and 2021

For the years ended December 31, 2022 and 2021, we did not generate positive cash flows from operating activities. For the year ended December 31, 202, net cash flows used in operating activities was $5.2 million compared to $3.1 million during the period ended December 31, 2021.

Cash flows used in operating activities for the year ended December 31, 2022 was comprised of a net loss of $20.8 million, which was reduced by non-cash expenses of $15.3 million for stock-based compensation, depreciation and amortization, convertible notes default penalties, and change in fair value of derivative liabilities, and net change in working capital of $332,634.

For the period ended December 31, 2021, net cash flows used in operating activities was $3.1 million. During the period ended December 31, 2021, we had a net loss of $61 million, which was reduced by non-cash expenses of $57.8 million for stock-based compensation, depreciation and amortization, convertible notes default penalties, and change in fair value of derivative liabilities, and net change in working capital of $76,202.

Cash Flows from Investing Activities

During the six months ended June 30, 2023 and 2022, we purchased property and equipment in the amount of $0 and $931, respectively.

During the year ended December 31, 2022 and the period ended December 31, 2021, we purchased property and equipment in the amount of $931 and $35,229, respectively.

Cash Flows from Financing Activities

During the six months ended June 30, 2023, cash provided by financing activities of $998,116 included $155,000 from the sale of 155 Preferred B shares, proceeds from our principal shareholder of $121,049, and $800,000 from the issuance of convertible notes payable, and was offset by deferred offering costs of $27,933 and the payment of debt issuance costs of $50,000. During the six months ended June 31, 2022, net cash provided by financing activities of $2.4 million included proceeds of $2,087,147 of common stock and $300,000 from the issuance of warrants and was offset by deferred offering costs of $15,000.

During the year ended December 31, 2022, net cash provided by financing activities of $5.2 million included proceeds of $2.8 million from the sale of common stock units, $649,873 from the sale of warrants and proceeds of $2.1 million from the issuance of convertible notes and was offset by the repayment of notes payable to related parties of $48,000, deferred offering costs of $70,000, and payment of debt issuance costs of $175,050. During the period from Inception (April 27, 2021) to December 31, 2021, net cash provided by financing activities of $3.8 million included proceeds from the sale of common stock units of $5.0 million offset by our investment in Vocodia International Sale Agency of $1.2 million.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Going Concern

Management has concluded that there is a substantial doubt about the Company’s ability to continue as a going concern. Our independent auditors concurred with our management’s assessment that raises substantial doubt as to our ability to continue as a going concern. If the Company is unable to generate sufficient profits or raise additional debt or equity capital in amounts needed to fund its operations, it could have a negative impact on the Company’s business plans and ability to conduct its operations.

Internal Control Over Financial Reporting

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will be required to make our first assessment of our internal control over financial reporting and to comply with the management certification requirements of Section 404 in our annual report on Form 10-K for the year following our first annual report that is filed with the SEC (subject to any change in applicable SEC rules).

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Currently, we do not yet have effective disclosure controls and procedures, or internal controls over all aspects of our financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Our management has deemed certain conditions to be material weaknesses and significant deficiencies in our internal controls. For example, we failed to employ a sufficient number of staff to maintain optimal segregation of duties and to provide optimal levels of oversight and we rely upon a third-party accounting firm to assist us with generally accepted in the GAAP compliance. Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. We will be required to expend time and resources to further improve our internal controls over financial reporting, including by expanding our staff. However, we cannot assure you that our internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

Summary of Significant Accounting Policies

The following are the Company’s significant accounting policies:

Principles of Consolidation

The consolidated financial statements include the accounts of Vocodia and CFM which are consolidated as they are under common management with certain stockholders of Vocodia. All intercompany balances and transactions have been eliminated in consolidation.

Vocodia acquired 100% ownership in CFM effective on August 1, 2022. Vocodia paid $10.00 in exchange for all of the outstanding capital stock of CFM. In 2021, the transaction was not accounted for. It will be accounted for in 2022. The retrospective presentation of Vocodia and CFM are presented on a consolidated basis in our 2021 financials. The companies were consolidated by removing all intercompany activity as if they were effectively consolidated in 2021.

While Mr. Sposato owned 100% of CFM, Vocodia’s founder and Chief Executive Officer has been a co-manager of CFM from 2019 to 2022, where he was responsible for sales, marketing and strategy. The transaction between CFM and Vocodia was accounted for according to ASC 810-10-20, which allows financial statements of a consolidated group to be presented as those of a single entity if they are commonly controlled or commonly managed. As such, the financial statements are presented as consolidated because both entities were commonly managed.

Restatement

In June, 2023, the management of Vocodia concluded that Vocodia’s previously issued audited consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2021 should no longer be relied upon. As a result of the errors identified, the Company restated the consolidated statements of operations, balance sheets, stockholders’ equity and cash flows for each of the periods presented. In addition, the Company made substantial updates to the footnote disclosures as a result of the restatement and made other enhancements to certain disclosures to ensure they are in conformity with GAAP.

In accordance with ASC 250, Accounting Changes and Error Corrections, the Company evaluated the materiality of the adjustments, considering both quantitative and qualitative factors, and determined that the related aggregate impact was material to its consolidated financial statements as of and for the year ended December 31, 2022 and the period from inception to December 31, 2021 (see Note 12).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain expenses during the reporting period. Actual results could differ from these good faith estimates and judgments Significant estimates are contained in the accompanying financial statements for the valuation of derivatives, the valuation allowance on deferred tax assets, share-based compensation, useful lives for depreciation and amortization of long-lived assets, and the incremental borrowing rate used on right-of-use asset.

Cash and Cash Equivalents

Cash and cash equivalents include cash in bank accounts and money market funds with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. At June 30, 2023, December 31, 2022 and December 31, 2021, the Company did not have any cash equivalents.

Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000 per institution. The amount in excess of the FDIC insurance as of June 30, 2023 and 2022 was approximately $0 and $0 respectively. The amount in excess of the FDIC insurance as of December 31, 2022 and 2021 was approximately $423,000 and $277,019, respectively. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for major betterments and additions are charged to the property and equipment accounts, while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are charged to expense. The carrying amounts of assets that are sold or retired and their related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in income. Depreciation is calculated on straight-line basis with estimated useful lives as follows:

Furniture and fixtures	7 years
Computer equipment	5 years

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), which requires the Company to recognize revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised goods or services to customers. ASC 606, as amended, defines a five-step process to achieve this core principle: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s revenues are derived from three sources: (1) implementation fees, (2) offering its software as a service on a recurring monthly basis, and (3) generation and verification of leads. Implementation fees are charged for setting up or calibrating its software so that the AI can be used by the customer for its particular use case, and are usually a one time cost. The Company’s contracts with customers are structured with stated prices per service performed, which are not subject to uncertainty or probability of significant reversal; thus do not represent variable consideration. The recurring monthly fees are charged for the ongoing use of the AI to continue to call/prospect for the Company’s customers, and are charged on a monthly recurring basis. The Company award discounts to its customers on a discretionary basis. Contract liabilities, amounting to $8,000 as of June 30, 2023, are expected to be performed and earned in July 2023. Contract liabilities, amounting to $203,000 as of December 31, 2022, pertains to customer deposits for future services, which are expected to be performed and earned during the year ended December 31, 2023. The Company had no contract liabilities as of December 31, 2021.

Research and Development and Software Development Costs

Research and development costs are expensed as incurred. In accordance with Financial Accounting Standards Board (“FASB”) ASC 350-40, Internal Use Software, the Company capitalizes certain internal use software development costs associated with creating and enhancing internally developed software related to its platforms. Software development activities generally consist of three stages (i) the research and planning stage, (ii) the application and development stage, and (iii) the post-implementation stage. Costs incurred in the planning and postimplementation stages of software development, or other maintenance and development expenses that do not meet the qualification for capitalization are expensed as incurred. Costs incurred in the application and infrastructure development stage, including significant enhancements and upgrades, are capitalized. These costs include personnel expenses for employees or consultants who are directly associated with and who devote time to software projects, and external direct costs of materials obtained in developing the software. These software developments and acquired technology costs will be amortized on a straight-line basis over the estimated useful life upon the “go-live” date. The Company did not capitalize any of its costs associated with the development of its software as technological feasibility was established within a short time frame from the software’s general availability.

Fair Value of Financial Instruments

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair Value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires the Company to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded, may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and convertible debt approximate fair value due to the short-term maturities of these instruments.

Set out below are the Company’s financial instruments that are required to be remeasured at fair value on a recurring basis and their fair value hierarchy as of December 31, 2022 (none for December 31, 2021):

December 31, 2022	Level 1	Level 2	Level 3	Carrying Value
Liabilities
Derivative Liability - Warrants	$-	$-	$1,185,374	$1,185,374
Derivative Liability – Conversion feature	-	-	45,984	45,984
Total Liabilities	$-	$-	$1,231,358	$1,231,358

Long-Lived Assets

The Company reviews its long-lived assets for possible impairment at least annually, and more frequently if circumstances warrant. Impairment is determined to exist when estimated amounts recoverable through future cash flows from operations on an undiscounted basis, are less than long-lived assets carrying value. If a long-lived asset is determined to be impaired, it is written down to its estimated fair value to the extent that the carrying amount exceeds the fair value of the long-lived asset. The Company did not recognize any impairment losses on long-lived assets during the year ended December 31, 2022 and the period from inception to December 31, 2021.

Deferred Offering Costs

Pursuant to ASC 340-10-S99-1, costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. Deferred offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be expensed.

As at December 31, 2022 and 2021, deferred offering costs consisted of the following:

	2022	2021
General and administrative expenses	$70,000	$-
Share-based equity compensation	3,511,000	-
	$3,581,000	$-

Advertising

The Company expenses advertising costs as they are incurred. Advertising expenses for the year ended December 31, 2022 and the period from inception to December 31, 2021 were $319,474 and $280,022, respectively.

Share-Based Compensation

The Company accounts for employee and non-employee stock awards under ASC 718, Compensation – Stock Compensation, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to nonemployees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. Equity grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Further information regarding share-based compensation can be found in Notes 7 and 8.

Income Taxes

The Company accounts for income tax under the provisions of ASC 740, Income Taxes. The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. At December 31, 2022 and 2021, the Company had no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The Company’s tax years subject to examination by tax authorities generally remain open for three (3) years from the date of filing.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are required to be reduced by a valuation allowance to the extent that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets. The Company did not utilize any financing that required recognition of finance leases during the year ended December 31, 2022 and the period from inception to December 31, 2021.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations. We have elected not to separate lease and non-lease components for any class of underlying asset.

The Company determines the present value of minimum future lease payments for operating leases by estimating a rate of interest that it would have to pay to borrow on a collateralized basis over a similar term, an amount equal to the lease payments and a similar economic environment (the “incremental borrowing rate” or “IBR”).

The Company determines the appropriate IBR by identifying a reference rate and making adjustments that take into consideration financing options and certain lease-specific circumstances. For the reference rate, the Company used the seven-year mortgage interest rate.

Convertible Notes

The Company bifurcates conversion options from their host instruments and accounts for them as free standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For our derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

Warrants

The Company account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Black-Scholes pricing model.

Loss on Investments

During the period from inception to December 31, 2021, the Company invested $1,176,875 in Vocodia International Sales Agency (“VISA”), an international sales company dedicated to providing sales lead from overseas sources for a 16.67% ownership interest. The transaction was accounted for using the equity method. As of December 31, 2021, VISA had ceased operations, and accordingly, the Company recorded a loss on investment of $1,176,875 for the period ended December 31, 2021.

Net Income (Loss) Per Share of Common Stock

Net loss per share of common stock requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, warrants unless the result would be antidilutive.

The dilutive effect of restricted stock units subject to vesting and other share-based payment awards is calculated using the “treasury stock method,” which assumes that the “proceeds” from the exercise of these instruments are used to purchase common shares at the average market price for the period. The dilutive effect of convertible securities is calculated using the “if-converted method.” Under the if-converted method, securities are assumed to be converted at the beginning of the period, and the resulting shares of common stock are included in the denominator of the diluted calculation for the entire period being presented.

For the year ended December 31, 2022 and the period from inception to December 31, 2021, the following common stock equivalents were excluded from the computation of diluted net loss per share as the result of the computation was anti-dilutive.

	2022	2021
Warrants	361,500	210,250
Convertible notes payable	580,094	-

Segments

The Company operates as a single operating segment, being a provider of conversational artificial intelligence technology. The Company’s chief operating decision maker, its Chief Executive Officer, reviews financial information on an aggregate basis for the purposes of allocating resources and evaluating financial performance. The Company’s primary operations are in the United States and it has derived substantially all of its revenue from sales to customers in this jurisdiction.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). The guidance replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credits, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. ASC 326 requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses as well as the credit quality and underwriting standards of a company’s portfolio. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities the Company does not intend to sell or believes that it is more likely than not they will be required to sell. The ASU can be adopted no later than January 1, 2020 for SEC filers and January 1, 2023 for private companies and smaller reporting companies. The Company has not yet adopted this ASU as it qualifies as a smaller reporting company. The adoption of this ASU will not have a material impact on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

The Company on January 1, 2022, we adopted the provisions of ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity). The modified retrospective adoption of the new accounting principle did not have a material effect on the Company’s financial statements. As a result of the adoption of this new accounting principle, the Company did not have to separate any embedded conversion feature in the Company newly issued convertible debt.

The Company on January 1, 2022, we early adopted ASU 2021-04: Earnings Per Share (Topic 260), Debt – Modifications and Extinguishments (Subtopic 470-50), Compensation – Stock Compensation (Topic 718) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) on a prospective basis. The new standard was issued in April 2021 with one aspect being the intent of standardizing the application of accounting for modification of warrants. The adoption of this ASU did not have material impact on the Company financial statements.

The Company on January 1, 2022, we adopted the provisions of ASU 2021-07, Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards, which provides private companies the option to elect a practical expedient to determine the current price input of equity-classified share-based awards issued as compensation using the reasonable application of a reasonable valuation method. The characteristics of this method are the same as the characteristics used in the regulations of the U.S. Department of the Treasury related to Section 409A of the U.S. Internal Revenue Code (the Treasury Regulations) to describe the reasonable application of a reasonable valuation method for income tax purposes. The adoption of this ASU did not have material impact on the Company’s financial statements.

Commitments and Contingencies

Commercial Matters

From time to time, the Company may become subject to threatened and/or asserted claims arising in the ordinary course of business. Management is not aware of any matters, either individually or in the aggregate, that are reasonably likely to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

COVID-19 Pandemic

In March 2020, a global pandemic was declared by the World Health Organization as a result of the rapidly growing outbreak of the coronavirus (“COVID-19”). The pandemic has significantly impacted the economic conditions by disrupting supply chains and affecting production and sales across a range of industries. The extent of the effects of COVID-19 on the Company’s operating and financial performance cannot be predicted at this time, as they are dependent on many factors, including, but not limited to, (i) the duration and spread of the outbreak, (ii) the impact on the Company’s customers and vendors, management personnel and service providers, and (iii) the impact on the local, state, national and global economies.

Issuance of Convertible Notes

2022 Notes

From July 8, 2022 through December 31, 2022, the Company issued approximately $2,427,059 in original issue discount senior secured convertible notes (together, the “2022 Convertible Notes”). The 2022 Convertible Notes bear interest at an annualized rate of 15%, with no interest for the first six months. The 2022 Convertible Notes mature nine (9) months after the original issue date of the 2022 Convertible Notes, whereupon all outstanding principal and accrued interest is due to the holders of the 2022 Convertible Notes.

The 2022 Convertible Notes include a conversion feature, whereupon a successful IPO (the “Liquidity Event”), the 2022 Convertible Notes may be payable to the holders by the Company delivering to the holders shares of common stock equal to the payment amount due at the date of the Liquidity Event divided by the conversion price. As defined in the agreement, the conversion price is the product of the offering price per share of common stock paid in a Liquidity Event and a 35% discount.

In connection with the issuance of the 2022 Convertible Notes, the Company issued common stock purchase warrants to the holders of the 2022 Convertible Notes (the “2022 Warrants”). The 2022 Warrants give the holders the right, but not the obligation, to purchase shares of common stock of the Company obtained by dividing 50% of the original principal amount of the 2022 Convertible Notes by the offering price per share of common stock paid in a Liquidity Event. The exercise price of the 2022 Warrants are equal to the product of the conversion price of the 2022 Convertible Notes and 120%. The 2022 Warrants expire five (5) years from the consummation of the first Liquidity Event.

The conversion feature of the 2022 Convertible Notes and 2022 Warrants have been accounted for as a derivative liability, in accordance with ASC 815 (see Note 6).

Through December 31, 2022 and the date the financial statements have been made available, the conversion feature of the 2022 Convertible Notes has not been exercised and no warrants have been exercised.

Convertible notes payable, net consisted of the following:

	Maturities (calendar year)	Stated Interest Rate	Effective Interest Rate	December 31, 2022	December 31, 2021
August 2022 issuances	2023	15%	195%	$511,765	$-
September 2022 issuances	2023	15%	201%	1,332,353	-
November 2022 issuances	2023	15%	212%	352,941	-
December 2022 issuances	2023	15%	155%	230,000	-
Total face value				2,427,059	-
Unamortized debt discount and issuance costs				(1,410,677)	-
Total convertible notes				1,016,382	-
Current portion of convertible notes				(1,016,382)	-
Long-term convertible notes				$-	$-

2023 Notes

During the six months ended June 30, 2023, the Company issued approximately $941,177 in senior secured convertible notes (together, the “2023 Convertible Notes”). The 2023 Convertible Notes bear interest at an annualized rate of 15%, with no interest for the first six months. The 2023 Convertible Notes mature nine months after the original issue date of the 2023 Convertible Notes, whereupon all outstanding principal and accrued interest is due to the holders of the notes.

The 2023 Convertible Notes include a conversion feature, whereupon a successful initial public offering (the “Liquidity Event”), the 2023 Convertible Notes may be payable to the holders by the Company delivering to the holders shares of common stock equal to the payment amount due at the date of the Liquidity Event divided by the conversion price. As defined in the 2023 Convertible Notes, the conversion price is the product of the offering price per share of common stock paid in a Liquidity Event and a 35% discount.

In connection with the issuance of the 2023 Convertible Notes, the Company issued common stock purchase warrants to the holders of the 2023 Convertible Notes (the “2023 Warrants”). The 2023 Warrants give the holders the right, but not the obligation, to purchase shares of common stock of the Company obtained by dividing 50% of the original principal amount of the 2023 Convertible Notes by the offering price per share of common stock paid in a Liquidity Event. The exercise price of the 2023Warrants is equal to the product of the conversion price of the 2023 Convertible Notes and 120%. The 2023 Warrants expire five (5) years from the consummation of the first Liquidity Event.

The conversion feature of the 2023 Convertible Notes and 2023 Warrants have been accounted for as a derivative liability, in accordance with ASC 815 (see Note 7).

For the six months ended June 30, 2023, the conversion feature of the 2023 Convertible Notes has not been exercised and no warrants have been exercised.

Convertible notes payable, net consisted of the following:

	Maturities (calendar year)	Stated Interest Rate	Effective Interest Rate	June 30, 2023	December 31, 2022
August 2022 issuances	2023	20%	195%	$614,118	$511,765
September 2022 issuances	2023	15%-20%	201%	1,461,765	1,332,353
November 2022 issuances	2023	15%	212%	352,941	352,941
December 2022 issuances	2023	15%	155%	230,000	230,000
April 2023 issuances	2024	15%	215%	588,235	-
May 2023 issuances	2024	15%	172%	58,824	-
June 2023 issuances	2024	15%	170%	294,118	-
Total face value				3,600,001	2,427,059
Unamortized debt discount and issuance costs				(767,583)	(1,410,677)
Total convertible notes				2,832,418	1,016,382
Current portion of convertible notes				(2,832,418)	(1,016,382)
Long-term convertible notes				$-	$-

The 2022 Convertible Notes issued in August and September 2022, totaling $1,390,589, are currently in default. The Company recorded a default penalty of $231,765 for the six months ended June 30, 2023.

During the six months ended June 30, 2023 and 2022, the Company recorded interest expense of $1,663,699 and $0, respectively, which included amortization of debt discount of $1,339,498, default penalty of $231,765, and accrued interest of $92,437. As of June 30, 2023 and December 31, 2022, accrued interest was $92,437 and $0, respectively.

The Company is negotiating Extensions with the Note holders to extend the maturity dates of the Notes to a later date, in exchange for an increased amount of the Company’s conversion shares payable to the convertible note holders. Such increased amount of shares shall be included in an amendment to this Registration Statement to allow a public sale by their holders. The Extensions shall include a firm and irrevocable commitment of the Note holders to convert their Notes into shares of common stock of the Company, and the Note holders shall no longer have the contractual right to elect not to convert their Notes after the Liquidity Event.

The Series B Preferred Stock

In March 2023, the Company issued 155 shares of Series B Preferred Stock. The Series B Preferred Stock shall be subordinated to all Company debt, junior to any senior equity securities of the Company and pari passu with the common stock. The shares of the Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

Each share of the Series B Preferred Stock will automatically convert upon a liquidity event into shares of the Company’s common stock at a conversion price equal to the quotient of the total dollar amount invested in the Series B Preferred Stock divided by the actual initial public offering price per IPO Share multiplied by 65%.

As of the date of this prospectus, the conversion feature of the Series B Preferred Stock has not been exercised and no Series B Preferred Stock have been converted.

Date of Management’s Review

Management has evaluated events and transactions occurring subsequent to the date of the consolidated financial statements for matters requiring recognition or disclosure in the consolidated financial statements. The accompanying consolidated financial statements consider events through the dates the consolidated financial statements were available to be issued.

BUSINESS

Company Overview

Vocodia Holdings Corp (“VHC”) was incorporated in the State of Wyoming on April 27, 2021 and is a conversational AI technology provider. Our technology is designed to drive better sales and services for its customers. Clients turn to us for their product and service needs.

Business Summary

We are an AI software company that build practical AI functions and makes them easily obtainable for businesses on cloud-based platform solutions at low costs and scalable to multiagent vast enterprise solutions.

Our operations include three wholly owned subsidiaries: (1) Vocodia FL, LLC, which was incorporated in the State of Florida on June 2, 2021 and manages all of VHC’s human resources and payroll functions, (2) Vocodia JV, LLC, which was incorporated in the State of Delaware on October 7, 2021 and was formed with the intention to conduct any and all joint ventures or acquisitions for VHC, which do not exist as of the date of this prospectus, and (3) CFM, which was incorporated in the State of Florida on November 26, 2019 and is an IT services provider. CFM was formerly owned by James Sposato, who is an officer and director of the Company. CFM was wholly acquired by the Company from Mr. Sposato per the Contribution Agreement dated August 1, 2022. CFM was formerly owned by James Sposato, who is an officer and director of the Company. CFM was acquired by the Company from Mr. Sposato per the Contribution Agreement, dated August 1, 2022. In the Contribution Agreement, Mr. Sposato, as Contributor, has contributed, assigned, transferred and delivered to us, the outstanding capital stock of CFM and we have accepted the contributed shares from the Contributor. As full consideration for the Contribution, we have paid the Contributor consideration in the amount of $10.

An illustration of our organizational structure is provided below:

We aim to offer corporate clients scalable enterprise AI sales and customer service solutions intended to rapidly increase sales and service, while lowering employment costs.

We seek to enhance rapport and relationship building for customers, which is as necessary component to sales. We believe that there is a positive correlation between AI which sounds similar to a human voice over the phone and better customer rapport and customer service benefits. With our advanced AI, we believe that it will be difficult for customers to distinguish between speaking to a human sales representative and to an AI bot. We believe we can increase customer satisfaction and maximize potential service efficiency for its clients. Our goal is to provide quick training and deployment, potentially unlimited scalability, easy integration with existing corporate platforms and other benefits to our customers from AI’s efficiency.

We strive to help our customers manage budgets and perform better than the high costs of existing sales and service personnel.

Our Mission

We are a conversational AI software developer and provider. Our mission is to maximize value in communications between organizations and their consumer bases from “hello” to “goodbye” – the goal is to be the conversational leader in corporate and organizational, agenda driven communications, to drive convenience, scale, and empowerment, while reducing operational costs and risk.

We offer corporate clients scalable enterprise-level AI sales and customer service solutions which allow for AI sales representatives to reduce human labor costs and responsibilities while increasing the reach and efficacy of human-led, purposeful, agenda driven and conversational communications. We deliver our patented conversational AI software in the form of Digital Intelligent Sales Agents, which we refer to as DISAs. The DISAs are designed to perform business tasks that require humans to converse with one another effectively. This is due to Vocodia’s belief that the DISAs are built with AI software programmed to sound and feel human, with the goal of providing the best representation for each of our customers’ businesses.

Our DISAs have been programmed to provide the marketplace with an alternative to human sales representatives in the function of (1) sales; (2) customer service; (3) supportive agency; (4) intermediary communications; and (5) alerts with automated transfers and queuing. The DISAs are tailored to serve the specific requirements of each of our customers and are delivered via our proprietary platform.

We view our DISAs as the total solution for those in need of sales and customer service automation, which provides the marketplace alternative to a role that has primarily been serviced by humans in the sales and customer service departments, in part or in whole, to increase our clients’ revenues and lower costs, providing them with the ability to produce campaigns fast and scale them up or down as necessary.

Our software is intended to provide a solution for operational costs and efficiency deficits by improving business automation and reducing the inefficiencies caused by human limitations. Our motto is to “Go Beyond Human”, with AI replacement of human salespeople and customer service representatives. We aim to lower costs associated with sales campaigns that rely on humans and provide scalability of agent quantity, style, mission, and other personalization at varying levels for each organization’s needs.

Market Opportunity

The AI Market

AI Reduces Labor Spending

Growth for most businesses means increasing sales and services. However, growth is often limited by available resources, such as customers and employees. Planning, recruiting, training and retaining employees to focus on growth (sales), and retaining such employees (attrition), is typically expensive and costs can be prohibitive. Further, labor costs can be a considerable percentage of overall costs for running the business as they include, without limitation, employee wages, benefits, payroll or other related taxes. There may be no relief for businesses faced with the necessary employment costs of sales agents and customer service personnel.

Key Highlights

●	Voice Quality: we provide AI with high-level voice quality and seeks to deliver superior service in the marketplace.

●	Quality Sales: we use the following sales and marketing strategy: Prospects – Qualifies – Closes – Processes Orders – Upsells. In this registration statement, we discuss how we generate more leads and more transfers to clients so they can sell or upsell their new leads and transfers on their products. Our customers can become more efficient by hiring DISA “fronters”, rather than traditional “fronters”. These traditional human “fronters” have served as the driving force in call centers making 150 or so calls daily to qualify potential clients. Once qualified, they then transfer the call to another department of the call center which handles the final transactional element of the sales call. The fronter position is the high turnover, low pay, very hard to hire, part for call centers that are the costliest and least productive. We automate this part of the process using AI to make these calls and AI only has to be trained once. AI never takes vacation, can call 24/7, could cost less than human fronters. Thereby, corporate clients receive the same level of sales expected from their top 85% of employees. We deliver effective, dependable, scalable to the hour, low variance sales and customer service solutions.

●	Affordability: AI sales agents (also known as AI bots) cost less than one-third of human sales agents without human issues that tend to affect the processes, human resources and bottom line.

●	Scalability: Our software is cloud-based and Application Programming Interface (“API”)-friendly, which is interoperable with third-party platforms. We offer companies scalable enterprise-level AI sales and customer service solutions which reduce human labor costs and responsibilities while increasing the reach and efficacy of human led, purposeful, agenda driven and conversational communications.

●	Compliance: DISAs parameters are set by our clients’ needs and uploaded data. These inputs can include, but are not limited to, recordings, scripts and rebuttals supplied by a respective client. We use our clients’ data and trains their respective DISAs to converse with prospective customers, qualify them, and then transfer the call to a “closer” to sell to the customer. The AI/DISA can only say what they are trained and programmed to say. We believe this will lead to higher level of compliance, due to impromptu human error not being a factor for our DISAs.

●	Speedy Training: The AI can be trained in 3 days with: recordings of existing sales calls; and sales script for baseline and target goals. AI bots also continue to learn on the job from call interactions, thus machine learning progressively improves over time.

Our Competitive Advantages

We have created software that is intended to replicate the functions of human sales representatives, such as calling prospects by telephone, announcing the purpose of a call and reason for the call, and identifying interest in a conversational manner. The AI/platform can be programmed for each client to provide scalable solutions which can reduce sales inefficiencies and improve customer service results. We commoditize and standardize our AI solution to improve traditional sales and customer service support operations in order to meet our clients’ sales and service goals.

Our proprietary software allows us to adjust our approach to the market, to either offer sales or customer service as a call center at competitive rates. On an hour-to-hour basis we can replace human sales and customer service agents in a cost-effective manner.

Market rates for sales and customer service agents can range from $5.00 dollars per hour to $55 dollars per hour. Our platform allows us to control the cost to market rates of sales and customer service agents because machine accuracy and programming allow for significant reduction of costs across standard corporate departments such as human resources, legal, management, customer relations management software, compliance, commissions, real estate, equipment, supporting software, telecommunications and more.

We offer our platform to individual sales agents, customer service agents and small businesses, providing enterprise-level agent services for market tiers of all sizes and scope. Our software allows small, single-owner businesses the equivalent sales and service platform used by enterprise-level clients. We believe that the platform can equalize the opportunities available for smaller businesses and larger organizations.

DISAs

Additional Opportunities

We plan on pursuing opportunities beyond our present goals of delivering sales and customer service software agents. We believe there may be other uses of our conversational AI software and platform, such as in the areas of education, including the areas of philosophy, and religion. In the long run, we envision a world in which businesses and consumers have conversational AIs, such as our DISAs, performing the tasks of humans—all the while—maximizing efficiencies in many fields and improving timing, quality, budget, and convenience, using automated tools. In short, Vocodia aims to make the world a better place by using our proprietary AI to improve current processes.

Our Strategy

Technology

We believe that hawse have built, and will continue to build, AI conversational systems that sound virtually the same as humans. Proprietary software and systems have been developed in-house from scratch with streamlined integration and a growing number of CRMs and platforms all over the world. Our software use Artificial Intelligence, Augmented Intelligence, Natural Language Processing and Machine Learning to provide a robust, continuously learning engine which can perform multiagent functions simultaneously. Our software is cloud-based, permitting easy API integration with most systems and platforms commonly used by businesses today.

Products

We have developed and released its first software product and platform, which we refer to as “DISA” which is a humanized conversational AI technology DISA sales agent that can complete each stage of the conversational aspect of the sales process, business-to-business (“B2B”) and business-to-consumer (“B2C”).

Our prospects for direct software sales are any enterprise clients who are in the phone and call center markets. The initial sales targets were call centers who needed to replace poor performing staff in the pre-Covid-19 era. Now, our sales targets have shifted to filling empty seats in the call centers. Our technology consists of a virtual agent, the DISA. In the current marketplace, we consider any corporate client with a 50-seat call center at a telephony location a potential sales client. These potential clients span many industry verticals, including but not limited to, health, solar, employee retention credit, insurance, recruiting and real estate, automotive, cruise lines and hospitality and lodging.

Our AI sales agents not only sell and serve prospects and customers, but also gather and report robust intelligence from customers and the marketplace. Vocodia’s DISAs are programmed to instantly answer customer service calls and to upsell and provide personalized customer care.

Development Strategy

We plan three phases of development to become the largest and most profitable AI service provider, globally, in the next five years:

●	Integrate AI sales agents and customer service offerings directly into existing enterprises and then via CRM applications;

●	Increase sales of AI-assisted workflow to more enterprises in a variety of functions and industries (e.g., food ordering, administration, accounting, bookkeeping and human resources). Grow revenue streams, including based upon market pricing where our DISAs can perform at advantageous margins such as notable efficiencies or less operational costs to achieve the same function to the satisfaction of the end customer (acquisitions may become a significant part of our growth strategy, but at this time we have not identified any specific candidates that meet our objectives); and

●	Integrate personal AI assistants to individuals for overall life assistance, integrated with existing sales and other AI bots, to serve members of the community.

Acquisition Strategy

Our strategy includes seeking to selectively pursue acquisitions, including companies with revenue streams where our DISAs can perform at advantageous margins such as noticeable efficiency or less operational costs to achieve the same function. We will concentrate on several important priorities in evaluating potential acquisition candidates, including the key considerations and objectives we hope to achieve, which are listed below:

●	acquiring beneficial technology or use;

●	accelerating market share;

●	increasing revenue;

●	enhancing efficiencies in product and service delivery;

●	identifying and addressing possible threats to our organization;

●	acquiring access to targeted and specified client base;

●	reducing client acquisition costs by reducing our demands on resources and time (opportunity costs);

●	acquiring client bases from companies who have service relationships with consumers and acquisitions of companies with or without offerings of similar services;

●	reducing our client acquisition costs, preserving going rates of such services, and extending our wrapped services to such client base; and

●	maintaining our dynamic pricing thereby potentially creating greater value opportunities and allows us to minimize market price arbitrage to maximize profit potential.

Management and Operating Strategy

Our management is market-receptive: as a new technology company, we seek to continuously identify new markets as well as industries where Vocodia’s services would be beneficial to potential customers. We believe that our technologies offer businesses and consumers significant advantages, but our technology is not yet generally recognized. We remain open to discovering new opportunities to offer our technology solutions.

We believe that the Company has an attractive operating model due to the scalability of our AI platform, the recurring nature of our revenue (Software-as-a Service (“SaaS”)) and the potentially high operating margins in our business.

Vocodia relies on conversions to generate increased free cash flow. Conversions happen for us when our clients use our services to sell their products/services to their customers. Our operational structure and AI focus allow us to convert enterprise clients in their call center environments (allowing Vocodia to rapidly convert clients in a cost-effective manner).

Given the fixed-cost nature of our technology, DISAs allow us to scale our solutions quickly with low marginal costs. These DISAs can pitch and close, as well as manage full customer service operations, in high data interactive demand-based industries, all while providing a full human conversation experience to human customers. We anticipate offering our customers a contract term of 12 months, with a monthly fee of $1,495 per DISA per month. Additionally, we offer custom setup for a fee to begin building a DISA for a client (i.e., one-time setup fee for each client campaign). We believe that our recurring revenue, combined with our robust sales pipeline and enterprise customer base, will continue to contribute to our long-term growth and strong operating margins, giving us flexibility to allocate capital for our continued success.

Growth Strategy

We believe that the Company is well positioned for continued growth across the various markets in the call center space. Our strategy for achieving growth includes the following:

Build upon our extensive client relationships

We have a diversified pipeline. Current clients include health insurance providers, health insurance recruiting new agents, employee retention credits, solar, real estate recruitment and real estate new clients. Through the development of our proprietary switch and technical team, we have the ability to scale our DISAs over time. We also intend to scale our client base by strategically adding new sales development personnel and customer service and support team members. We believe that we are in the early stages of penetrating this expanding market with our DISA technology platform.  Key elements of this strategy include:

●	widely commercializing this new humanized conversational AI platform in the marketplace;

●	increasing the enterprise client usage by increasing the number of DISAs per client;

●	adding multi-channel capabilities to our platform in the form of text message, voicemail, social media (such as LinkedIn), etc. to increase connection rates; and

●	acquiring new strategic partners who bring enhanced complimentary technology and revenue to help us increase market share.

We are in formal negotiations with SEDENA - Secretaría de la Defensa Nacional (The National Defense Department of Mexico) to provide services of AI driven information and emergency services. We anticipate initiation of services, pricing, and finalization by the first quarter of 2024. We have initiated a Spanish library creation of SEDENA’s AI conversation engine to fulfill this potential arrangement. We believe that the launch of our services with SEDENA will exemplify case use of citizen warnings, alerts and intelligence gathering for other government agencies and municipalities. The negotiations with SEDENA are ongoing and we cannot assure you that we will be able to reach definitive agreement.

We have also recently completed the approved build-out of a sales DISA for Vertical Merchant Solutions (“VMS”), a large merchant services credit card processing provider. VMS is a pre-release client under agency capacity and is preparing to expand their operations with our technology in 2024. VMS has indicated interest in exclusive software licensing for the merchant services industry.

Continue to innovate

We believe a significant opportunity exists to enhance our technology platform and analytics using our vast database. We intend to expand our technology services offerings to capitalize on the evolving call center and customer service environment. Our investments in human capital, technology and services capabilities position us to continue to pursue rapid innovation. Examples of our recent innovations include upgrading our own proprietary switch. Our platform depends on phone switch capability (generally voice over internet protocol switches) to generate the actual connection from AI to the customer on the outside. Thus, we are dependent on outside telecom switches and infrastructure to manage the speed of our connection pace. This dynamic creates operational risk, due to the reliance of each switch provider’s technology and infrastructure limits. The bulk of our challenges come from switch uncertainty. Therefore, our goal is to improve our own company-controlled switch, which is critical to our economic health, growth and can facilitate easier delivery of services provided in each software sale. We believe this development would provide us with switch independence, allowing us to obtain more control, efficiency and certainty of delivery while lowering internal costs and managing traffic to external, non-company managed switches. The benefits of building our own switch allows us to scale faster in: the quantity of software licenses; variety of industries and verticals served; and the independent scale of service utilized by each individual software licensee (end user); and quantity of connections made by the hour.

The Mega Switch

We have achieved a new milestone. Our telephonic switch, connecting our conversational AI to the world via telephone, can now manage and connect a single DISA to 20,000 simultaneous unique telephone conversations (unique customers), or Clusters.

We can add new Clusters in 4 to 5 minutes, and to date, we have not identified a limit of Clusters managing simultaneous conversations. Using VOIP and our proprietary switch, customers can dial in on 20,000 lines and be answered by our AI representatives, as well as dial out and initiate full sales and customer service functions. The advantage of this technology is that organizations may now manage surges of interest, customer service, or emergencies, without backlog or hold times.

Our technologies can run human-like agent software to dial out or field calls in instant-responsive scalability, now with fewer limits. If our customers require more phone lines and serviceability, we can switch on a full Cluster of another 20,000 lines in 4 to 5 minutes. The scale of simultaneous phone calls between customers and our DISA agent representation for organizations now seems limitless.

We believe this scale of ‘telephone switch clusters’ is a unique service in the world, providing benefit to organizations in unanticipated surges of customer services, sales and information exchange demand.

Expand portfolio through strategic acquisitions

We have developed an internal capability to source, evaluate and integrate acquisitions that have created value for our stockholders. We plan to target strategic acquisitions subsequent to the closing of this initial public offering, but we have not currently entered into any agreements for the acquisition of significant assets, businesses or companies. While there is no guarantee that any acquisition will be completed, successful acquisitions may bring a collection of complimentary technology and existing revenue to us.  We also plan to continue to pursue strategic acquisitions to grow our platform and enhance our ability to provide more services to our clients. We also expect to seek favorable commercial opportunities, primarily in the areas of technological platforms, data suppliers and consulting services providers.

Our Organizational Structure

As of the date of this prospectus, we employ 14 personnel: 7 full-time employees, 3 part-time employees and 4 contractors in connection with its business operations. Our organizational structure currently consists of four executive officers (the Chief Executive Officer, the Chief Financial Officer, and Chief Technology Officer), we have four personnel in operations who work directly with the Chief Executive Officer, a software engineer and database engineer who work directly with the Chief Technology Officer, an executive assistant who assists the Chief Executive Officer with everyday tasks, and a bookkeeper and part-time advisor in the finance and accounting department. The current structure of the Company is illustrated below.

Reverse Stock Split

A 1-for-20 Reverse Stock Split of our common stock became effective on January 27, 2023. Pursuant to the Reverse Stock Split, every twenty (20) shares of common stock issued and outstanding upon the effectiveness of the Reverse Stock Split was combined and converted into one (1) share of common stock. No fractional shares were issued in connection with the Reverse Stock Split but was rounded up to the nearest whole number. The Reverse Stock Split had no effect on the authorized amount or par value of the common stock, preferred stock, or the currently issued and outstanding series of preferred stock and presently issued and outstanding preferred stock.

Competition

We operate in a competitive market with many competitors. The artificial intelligence and customer service market opportunity is large, and many companies compete in these sectors.

We are in the humanized conversational AI market. We are specifically in the call center market, changing the way call centers do business. We help fill the empty seats in call centers.

We are unique in the AI sector in that it has client service systems which allow for quicker delivery than competitors of partial or full replacement humans in conversation-dependent job functions. We use our proprietary augmented and AI software to match, duplicate or reimagine specific conversation-dependent job functions. We create a unique system of individual agents for each customer. We also have a proprietary deployment platform which allows for agenda-driven conversations to be connected from ‘computer’ to humans over telephonic networks. Further, each conversation is recorded and timestamped, creating a deliverable recording and transcript of each exchange between computer and human client. Our greatest differentiator is the ability to scale up or down the quantity of human equivalent agents to meet client demands. Our platform permits speedy delivery, cost effective alternatives to traditional sales, marketing and market intelligence. We use agenda-driven, consumer-targeted engagement campaigns. We believe that our software and platform provides significant benefits to call centers, both commercial exchange services and independent internal call centers, regardless of their size.

We currently offer conversational software which initiates and manages communications. We provide DISAs, our patented AI technology, a proprietary database, proprietary switch, dialer and STT/TTS (speech to text/text to speech). While we rely on a third-party to provide STT/TTS capability, we use it as a crucial element of our service and it has become a part of our proprietary package. To our knowledge, no other competitor provides this solution. We have one provisional patent and six additional patents are in process to become provisional cover our technology and the processes.

There are many potential competitors and new entrants may choose to enter the market at any time. Our goal is to get to market first with our total end-to-end solution and to gain a leading position in its sector.

Our conversational AI software is a ready-to-market software-as-a-service model, requiring nothing more than permission, leads and script to deliver a full human-level automated sales agent, conducting all actions necessary to close sales with consumers, stands completely apart from all competition, as the service and function are turn-key and immediate.

Many of the competitors shown in graph 2 are from companies in the conversational AI space which are focused more on environment-level service providers, such as Microsoft Azure. Further, companies such as Five9 and 8x8 are agent service providers in terms of assisting human dependent services by providing VOIP and wrapped communications tools to clients serving customers.

Additional indications that many companies placed in the competitor class are not actually so as company focus is the greatest differentiator, leaning market share potential in our favor. Many companies in our field of competition are more suited to be 1) resellers, direct and white label of our DISAs; 2) our acquisition candidates, or; 3) strategic partners in market consumption. Many of the companies listed in this competitive analysis have been or are in discussion with us to cooperate in at least one of the capacities listed, but as of the date of this prospectus there are no plans to cooperate in any capacity with any of our competitors.

Intellectual Property

We regard some aspects of our internal operations, software, and documentation as proprietary. We rely primarily on a combination of contract and trade secret laws to protect our proprietary information. We believe, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protections are less significant than factors such as the knowledge, ability, and experience of our employees, frequent software product enhancements, and the timeliness and quality of our support services. The source code for our proprietary software is protected as a trade secret. We enter into confidentiality or license agreements with our employees, consultants, and clients, and control access to and distribution of our software, documentation, and other proprietary information. We cannot guarantee that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

We do not believe our software products or other proprietary rights infringe on the property rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us with respect to current or future software products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

Our systems for transitioning telephony-based conversational sales and servicing interactions to and from an artificial intelligence engine, with decision processing, recording, and distribution completing a listen and response cycle in under 10 milliseconds.

Our system permits dynamic conversational exchange from a human (outside) through telephony (any, outside) to and from the system which controls the machine side of a conversation. Beginning with system telephony, operated by proprietary code (webhooks and API) for exchange of transmission between system telephony (middleware) and outside telephony network (existing outside infrastructure). The process inside the Vocodia system permitting artificial intelligence conversation is processed by an artificial intelligence engine (DISA) serving the function of multiple processes transacting in milliseconds to produce the machine-side conversation function .These processes include initiating made or received calls and other text type communications, connecting calls and other text type communications, listening to calls, listening, receiving voice transmission and text, driven by an AI engine (proprietary code), telephony switch driven by proprietary code, receiving voice transmission from outside consumer (human) (proprietary code), determination of intent (proprietary code), accessing intent libraries for most appropriate response (NLP. Proprietary code), processing response via neural voice or recording (proprietary code), and delivery of speech via system (proprietary code) to middleware and voice emission over telephony (proprietary code). Further, we utilize sent to speech so text engine (non-proprietary) and CDR updater for continuation of conversation and reporting of all statements on voice transmission or text in text based transmission.

We are also in the process of filing at least 6 additional patents based on the processes used in this environment. We seek to file provisional patents for each of our claims.

Assignment of Certain Intellectual Property to the Company

On August 1, 2022, Mr. Podolak and Mr. Sposato, each an officer and director of the Company, assigned to the Company (the “Parties”) significant intellectual property pursuant to a Bill of Sale and Assignment entered into by the Parties (“Bill of Sale and Assignment”). The consideration for the assignment was 300,000 shares of the Company’s common stock issued on January 5, 2023. Mr. Podolak and Mr. Sposato each received 150,000 shares, respectively. The intellectual property consists of various systems, software and other core technology used in our business and operations.

Government Regulation

We are subject to a variety of domestic and foreign laws and regulations in the United States and abroad involving matters that are important to (or may otherwise impact) our various websites, such as broadband internet access, online commerce, privacy and data security, advertising, intermediary liability, consumer protection, taxation, worker classification and securities compliance. These domestic and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are continually evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations (and any amended, proposed or new laws and regulations) are often uncertain, particularly in the Internet industry, and may vary from jurisdiction to jurisdiction and over time, which could result in conflicts with the current policies and practices of our websites.

Because we conduct substantially all of our business on the Internet, we are particularly sensitive to laws and regulations that could adversely impact the popularity or growth in use of the Internet and/or online products and services generally, restrict or otherwise unfavorably impact whether or how we may provide our products and services, regulate the practices of third parties upon which we rely to provide our products and services and/or undermine an open and neutrally administered Internet access. For example, in December 2017, the U.S. Federal Communications Commission adopted the Restoring Internet Freedom Order. This order, which was released in January 2018 and took effect in June 2018, reversed net neutrality protections in the United States that had been in place since 2015, including the repeal of specific rules against blocking, throttling or “paid prioritization” of content or services by Internet service providers. Also, Section 230 of the Communications Decency Act of 1996 (“Section 230”), which generally provides immunity for website publishers from liability for third party content appearing on their platforms and the good faith removal of third party content from their platforms that they may deem obscene or offensive (even if constitutionally protected speech), since its adoption has been (and continues to be) subject to a number of challenges. The immunities conferred by Section 230 could also be narrowed or eliminated through amendment, regulatory action or judicial interpretation. In 2018, the U.S. Congress amended Section 230 to remove certain immunities and most recently, in 2020, various members of the U.S. Congress introduced bills to further limit Section 230, and a petition was filed by a Department of Commerce entity with the Federal Communications Commission to commence a rulemaking to further limit Section 230. Any future adverse changes to Section 230 could result in additional compliance costs for us and/or exposure for additional liabilities.

Because we receive, store and use a substantial amount of information received from or generated by our users and subscribers, we are also impacted by laws and regulations governing privacy, the storage, sharing, use, processing, disclosure and protection of personal data and data security, primarily in the case of our operations in the United States and the European Union and the handling of personal data of users located in the United States and the European Union. Recent examples of comprehensive regulatory initiatives in the area of privacy and data security include a comprehensive European Union privacy and data protection reform, the General Data Protection Regulation (the “GDPR”), which became effective in May 2018. The GDPR, which applies to certain companies that are organized in the European Union or otherwise provide services to (or monitor) consumers who reside in the European Union, imposes significant penalties (monetary and otherwise) for non-compliance, as well as provides a private right of action for individual claimants. The GDPR will continue to be interpreted by European Union data protection regulators, which may require us to make changes to our business practices and could generate additional risks and liabilities. The European Union is also considering an update to its Privacy and Electronic Communications Directive to impose stricter rules regarding the use of cookies.

In addition, in October 2015, the European Court of Justice (“ECJ”) invalidated the U.S.-EU Safe Harbor framework that had been in place since 2000 for the transfer of personal data from the European Economic Area (the “EEA”) to the United States, and on July 16, 2020, the ECJ invalidated the EU-U.S. Privacy Shield as an adequate safeguard when transferring personal data from the EEA to the U.S. These regulations continue to evolve and may ultimately require us to devote resources towards compliance and/or make changes to our business practices to ensure compliance, all of which could be costly. Also, the exit from the European Union by the United Kingdom could result in the application of new and conflicting data privacy and protection laws and standards to our operations in the United Kingdom and our handling of personal data of users located in the United Kingdom. At the same time, many jurisdictions abroad in which we do business have already or are currently considering adopting privacy and data protection laws and regulations.

Moreover, while multiple legislative proposals concerning privacy and the protection of user information are being considered by the U.S. Congress and various U.S. state legislatures, certain U.S. state legislatures have already enacted privacy legislation, one of the strictest and most comprehensive of which is the California Consumer Privacy Act of 2018, which became effective on January 1, 2020 (the “CCPA”). The CCPA provides new data privacy rights for California consumers, and restricts the ability of certain of our websites to use personal California user and subscriber information in connection with their various products, services and operations. The CCPA also provides consumers with a private right of action for security breaches, as well as provides for statutory damages. In addition, on November 3, 2020, California voters approved Proposition 24, which amends certain provisions of the CCPA and becomes effects January 1, 2023, will further restrict the ability of certain of our websites to use personal California user and subscriber information in connection with their various products, services and operations and/or impose additional operational requirements on such websites. Lastly, the U.S. Federal Trade Commission has also increased its focus on privacy and data security practices, as evidenced by the first-of-its-kind, $5 billion dollar fine against a social media platform for privacy violations in 2019. As a result, we could be subject to various private and governmental claims and actions in this area.

As a provider of certain subscription-based products and services, we are also impacted by laws or regulations affecting whether and how our websites may periodically charge users for membership or subscription renewals. For example, the European Union Payment Services Directive, which became effective in 2018, could impact the ability of certain of our websites to process auto-renewal payments for, as well as offer promotional or differentiated pricing to, users who reside in the European Union. Similar laws exist in the U.S., including the federal Restore Online Shoppers Confidence Act and various U.S. state laws, and legislative and regulatory enactments or amendments are under consideration in a number of U.S. states.

We are also sensitive to the adoption of new tax laws. The European Commission and several European countries have recently adopted (or intend to adopt) proposals that would change various aspects of the current tax framework under which certain of our European websites are taxed, including proposals to change or impose new types of non-income taxes (including taxes based on a percentage of revenue).

We are also subject to laws, rules and regulations governing the marketing and advertising activities of our various websites conducted by or through telephone, email, mobile digital devices and the Internet, including the Telephone Consumer Protection Act of 1991, the Telemarketing Sales Rule, the CAN-SPAM act and similar state laws, rules and regulations, as well as local laws, rules and regulations and relevant agency guidelines governing background screening.

Further, all of our websites could subject to the Americans with Disabilities Act (the “ADA”). The ADA does not explicitly address online compliance. With no specific coverage under the law, it usually falls to the courts to determine how ADA standards apply to websites—or whether they do at all.

Non-Government Regulation

From a non-Governmental standpoint, we also need to comply with policies and terms of service on various platforms, including but not limited to: Facebook, Facebook Ads, Instagram, Pinterest, Google Ads, Google Search, Twitter, TikTok, and YouTube.

Properties and Facilities

We are the lessee in a 5-year and 4-month commercial lease agreement that commenced on August 1, 2021 and will expire on November 20, 2026, unless otherwise terminated by Vocodia or the lessor. The leased property is office space located at 6401 Congress Avenue, Suite #160, Boca Raton, Florida. The lessor to the agreement is Catexor Limited Partnership-I, a Florida limited partnership.

Legal Proceedings

From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business.

The Company received a letter dated August 28, 2023, from an attorney hired on behalf of a former employee of the Company. This former employee offered her resignation, which was accepted on July 12, 2023. This letter contains allegations that the former employee was sexually harassed and terminated wrongfully by the Company. The Company is of the opinion that allegations in this letter lack merit. The Company has reported this matter to its insurance carrier and outside counsel has been engaged. The Company denies liability and intends to continue to vigorously defend any action, although the probability of a favorable or unfavorable outcome is difficult to estimate as of this date. The result or impact of such allegations are uncertain, including whether or not they could result in damages and/or awards of attorneys’ fees or expenses.

On December 20, 2022, Accelerate Tax LLC (“Accelerate Tax”) made a demand for a refund of amounts paid in the amount of $712,000. The demand resulted from leads for ERC Client Files provided by us to Accelerate Tax pursuant to an insertion order dated October 4, 2022 as well as other agreements (“Original Demand”). On February 9, 2023 Accelerate Tax, made an updated demand, materially reducing the Original Demand and inviting additional negotiation. Based on opinion of counsel, there is a possible chance of loss under this claim.

Employees

As of the date of this prospectus, we employ 14 personnel: 7 full time employees, 3 part time employees, and 4 contractors in connection with its business operations.

Corporate History and Information

We were incorporated under the laws of the State of Wyoming on April 27, 2021.

Our principal executive office is located at 6401 Congress Avenue, Suite #160 Boca Raton, FL 33487. Our telephone number is (561) 484-5234. Our website address is https://vocodia.com/ and our general email is sales@vocodia.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information (nor use the same in deciding whether to purchase our common stock) contained on, or that can be accessed through, our website as part of this prospectus.

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our executive officers and directors as of the date of this prospectus:

Name	Age	Positions
Brian Podolak	50	Chief Executive Officer and Director
James Sposato	56	Chief Technology Officer and Director
Richard Shuster	39	Chief Financial Officer
Lourdes Felix	55	Independent Director Nominee
Randall Miles	67	Independent Director Nominee
Ned L. Siegel	71	Independent Director Nominee

Biographies

Brian Podolak, Chief Executive Officer and Director — Brian Podolak is the co-founder of the Company and has served as the Chief Executive Officer and as director of the Company since its inception in 2021. An entrepreneur and IT engineer, his career has largely focused on sales and software for businesses globally. Brian Podolak has achieved $70M+ annual revenues in his past businesses, as well as developing enterprise sales, marketing platforms and enterprise call centers for b2b and b2c customers. Prior to founding the Company Brian Podolak served multiple roles at Arise Bioscience, including as Vice President of Sales and Marketing from 2019 to 2020 and Vice President of Sales from 2017 to 2019. Born in Yonkers, New York, Brian Podolak spent over 17 years in Costa Rica, and ran call centers of thousands of agents, handling enterprise clients. It is this experience, that led to his being the leader in humanized conversational AI. During this period, he and James Sposato developed advanced technology, which is the basis for Vocodia today. Brian Podolak holds an engineering degree from ATI, an electronics engineering technical school from which he graduated in 1992. He began his career at Inacom, gaining experience in marketing and sales management in the telecommunications field and call centers.

James Sposato, Chief Technology Officer and Director — James Sposato is the co-founder of the Company and has served as the CTO and as a director of the Company since its inception. An expert in software technology development and implementation, James Sposato has a keen understanding of how to create code to solve complex problems where no solution exists. He is responsible for creating and solidifying Vocodia’s software and platforms. James Sposato developed the first software-based UPS manifest system – ShipFast and widely used banking and telecom software with easy operating end-user functionality. Before Vocodia, James Sposato was a Senior Software Developer for Arise BioScience from 2019 to 2021, and prior to that, he was CTO from 2017 to 2019 with X 989. Inc. James Sposato brings strong team building and management skills to develop and implement easily operated SaaS platforms. Born in Hollywood, Florida, James Sposato attended the University of Florida where he majored in Computer Science and Engineering. He began his professional career while still a student, writing assembler code solutions for local cable advertising companies. During this period, ShipFast was created and an entrepreneurial mindset was set in motion. James Sposato has gone on to write software for countless industries, manage many projects that rely on enterprise class solutions built to withstand high volume transactional loads, and built and sold several internet companies involving automated advertising and affiliate marketing and tracking.

Richard Shuster, Chief Financial Officer — Richard Shuster has served as the Chief Financial Officer of the Company since January 2022. Mr. Shuster is a seasoned executive that brings extensive experience in financial reporting, mergers and acquisitions, and capital raising for companies throughout the U.S. From start-ups to lower middle market companies, Mr. Shuster has worked with clients and employers in a variety of industries. Prior to Vocodia, Mr. Shuster served as the Vice President of Finance (formerly Chief Financial Officer) at Arise Bioscience, Inc. (formerly Grander Distribution LLC) from July 2017 to January 2020. Grander Distribution was an early-stage products company and predecessor to Arise, that he and his partners took from approximately $2M in annual sales to approximately $30M in annual sales, in less than two years. At the companies discussed hereinabove, he was responsible for all financial reporting in U.S. GAAP and IFRS, capital budgeting and planning, and capital raising activities. During this time, and since 2017, Mr. Shuster has also served as Managing Partner at 47 Capital Management, a private investment firm. Prior to these roles, Mr. Shuster’s early career was spent in advisory, consulting, and financial reporting positions for lower middle market companies in a variety of industries and geographies. Mr. Shuster is a certified public accountant licensed in Florida, and holds a Bachelor of Science in Accounting from the University of Florida and a Master’s degree in Accounting from Florida International University.

Lourdes Felix, Director Nominee — Lourdes Felix is a female Hispanic entrepreneur and corporate finance executive with 30 years of combined experience in capital markets, public accounting and in the private sector. She presently serves as Chief Executive Officer, Chief Financial Officer and Director of BioCorRx Inc. (OTCQB: BICX), a leader in addiction treatment solutions and related disorders. She has been with BioCorRx since October 2012. Lourdes is one of the founders and President of BioCorRx Pharmaceuticals Inc., a majority owned subsidiary of BioCorRx Inc. She has been instrumental in capital procurement, completing multi-million dollar equity financing and accomplished in structuring and negotiating transactions and favorable terms with investment banks. Along with other executives of the company, rebranded the Company and restructured and expanded the business model to position it for long term growth in the addiction treatment space and drug development. Extensive experience with clinic operations management. Prior to joining BioCorRx her experience was in the private sector, public accounting including audit and public company experience. She has expertise in finance, accounting, budgeting and internal control principals including GAAP, SEC, and SOX Compliance. Thorough knowledge of federal and state regulations. Successfully managed and produced SEC regulatory filings. She has extensive experience in developing and managing financial operations. Lourdes has provided treasury and cash management functions. Excellent leader with a track record of documented contributions leading to improved financial performance, heightened productivity, and enhanced internal controls. Led corporate relationships with various major accounting firms and attorneys in preparing SEC filings and audited financial statements. Lourdes is very active in the Hispanic community and speaks fluent Spanish. Lourdes holds a Bachelor of Science degree in Accounting from University of Phoenix. She is an MBA candidate at D’Amore-McKim School of Business, Northeastern University.

Randall Miles, Director Nominee — Randall Miles has served as our director since January 2023. For over 30 years, Mr. Miles has held senior executive leadership positions in global financial services, fintech and investment banking companies. His extensive investment banking experience advising companies on strategic and financial needs is complimented by leadership of high growth publicly traded and private equity backed companies. Mr. Miles has served as the Managing Partner of SCM Capital Group LLC, a global transaction and strategic advisory firm since January 2000, Vice Chairman of the board of directors of eXp World Holdings, Inc. (NASDAQ: EXPI) since 2016, a board member of RESAAS Services, Inc. (OTCQB: RSASF) (TSX: RSS) since November 2021 and Chairman of the board of Troika Media Group, Inc. (NAASDAQ: TRKA) since July 2022. Mr. Miles holds a Bachelor of Business Administration from University of Washington and FINRA licenses Series 7, 24, 63 and 79.

Ambassador Ned L. Siegel, Director Nominee — Ambassador Ned L. Siegel is the President of The Siegel Group, a multi-disciplined international business management advisory firm he founded in 1997 in Boca Raton, Florida, specializing in real estate, energy, utilities, infrastructure, financial services, oil and gas and cyber and secure technology. Ambassador Siegel has served since 2013 as Of Counsel to the law firm of Wildes & Weinberg, P.C. From October 2007 until January 2009, he served as the United States Ambassador to the Commonwealth of The Bahamas. Prior to his Ambassadorship, in 2006, he served with Ambassador John R. Bolton at the United Nations in New York, as the Senior Advisor to the U.S. Mission and as the United States Representative to the 61st Session of the United Nations General Assembly. From 2003 to 2007, Ambassador Siegel served on the Board of Directors of the Overseas Private Investment Corporation (“OPIC”), which was established to help U.S. businesses invest overseas, fostering economic development in new and emerging markets, complementing the private sector in managing the risk associated with foreign direct investment and supporting U.S. foreign policy. Appointed by Governor Jeb Bush, Ambassador Siegel served as a Member of the Board of Directors of Enterprise Florida, Inc. (“EFI”) from 1999-2004. EFI is the state of Florida’s primary organization promoting statewide economic development through its public-private partnership Ambassador Siegel presently serves on the Board of Directors of the following companies: CIM City, U.S. Medical Glove Company, Global Supply Team, Moveo, LLC and the Caribbean Israel Leadership Coalition, Caribbean Israel Venture Services, Inc. He also presently serves on the following Advisory Boards: Usecrypt, Brand Labs International, Elminda Ltd., Findings, and Sol Chip Ltd and Maridose, LLC. Ambassador Siegel received a B.A. from the University of Connecticut in 1973 and a J.D. from the Dickinson School of Law in 1976. In December 2014, he received an honorary degree of Doctor of Business Administration from the University of South Carolina. We believe that Ambassador Siegel’s vast professional experience, education, and professional credentials qualify him to serve as a member of the Company’s Board of Directors, and as an independent member of the Board of Director’s committees.

Director Terms; Qualifications

Members of our Board serve until the next annual meeting of stockholders, or until their successors have been duly elected.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board to satisfy its oversight responsibilities effectively in light of our Company’s business and structure, the Board focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director.

Director or Officer Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries.

Directors and Officers Liability Insurance

The Company has obtained directors’ and officers’ liability insurance insuring its directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures our Company against losses, which it may incur in indemnifying its officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and our Company’s articles of incorporation and bylaws. We have also entered into customary separate indemnification agreements with our directors and officers.

Family Relationships

There are no family relationships between any director, executive officer or person nominated to become a director or executive officer.

Director Independence

The listing rules of NYSE require that independent directors must comprise a majority of a listed company’s Board. In addition, the rules of NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NYSE listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s combined gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

Our Board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with it that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the Board believes that, Lourdes Felix, Randall Miles, and Ned L. Siegel will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our Company’s capital stock by each non-employee director, and any transactions involving them described in the section captioned “Certain Relationships And Related Transactions” in this prospectus.

Board Committees

Prior to the effectiveness of the Registration Statement of which this prospectus forms a part, our Board will form three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each of the committees operates pursuant to its charter. The responsibilities of each committee are described in more detail below.

NYSE permits a phase-in period of up to one year for an issuer registering securities in an initial public offering to meet the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee independence requirements. Under the initial public offering phase-in period, only one member of each committee is required to satisfy the heightened independence requirements at the time our registration statement becomes effective, a majority of the members of each committee must satisfy the heightened independence requirements within 90 days following the effectiveness of our registration statement, and all members of each committee must satisfy the heightened independence requirements within one year from the effectiveness of our registration statement.

Audit Committee

The Audit Committee’s purpose and powers are, to the extent permitted by law, to (a) retain, oversee and terminate, as necessary, the auditors of our Company, (b) oversee our Company’s accounting and financial reporting processes and the audit and preparation of our Company’s financial statements, (c) exercise such other powers and authority as are set forth in the charter of the Audit Committee of the Board, and (d) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the Board. The Audit Committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The Board has affirmatively determined that each member who serves on the Audit Committee meets the additional independence criteria applicable to Audit Committee members under SEC rules and NYSE listing rules. Our Board has adopted a written charter setting forth the authority and responsibilities of the Audit Committee consistent with the purposes and powers set forth above, which will be available on our principal corporate website located at www.vocodia.com concurrently with the consummation of this offering. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information (nor use the same in deciding whether to purchase our shares of common stock) contained on, or that can be accessed through, our website as part of this prospectus. The Board has affirmatively determined that Lourdes Felix shall serve as chair and each member of the Audit Committee is financially literate, which also includes Randall Miles and Ned L. Siegel. All three members meet the qualifications of an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. We believe that the functioning of the Audit Committee complies with the applicable requirements of the rules and regulations of the NYSE listing rules and the SEC.

Compensation Committee

The Compensation Committee’s purpose and powers are, to the extent permitted by law, to (a) review and approve the compensation of the Chief Executive Officer of our Company and such other employees of our Company as are assigned thereto by the Board and to make recommendations to the Board with respect to standards for setting compensation levels, (b) exercise such other powers and authority as are set forth in a charter of the Compensation Committee of the Board, and (c) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the Board.

The Compensation Committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our Board has adopted a written charter setting forth the authority and responsibilities of the Compensation Committee consistent with the purposes and powers set forth above, which will be available on our principal corporate website at www.vocodia.com concurrently with the consummation of this offering.

The Compensation Committee consists of Lourdes Felix, Randall Miles and Ned L. Siegel. Ned L. Siegel serves as chairman of the Compensation Committee. The Board has affirmatively determined that each member of the Compensation Committee meets the independence criteria applicable to Compensation Committee members under SEC rules and NYSE listing rules. The Company believes that the composition of the Compensation Committee meets the requirements for independence under, and the functioning of such Compensation Committee complies with, any applicable requirements of the rules and regulations of NYSE listing rules and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose and powers are, to the extent permitted by law, to: (a) identify potential qualified nominees for director and recommend to the Board for nomination candidates for the Board, (b) develop our Company’s corporate governance guidelines and additional corporate governance policies, (c) exercise such other powers and authority as are set forth in a charter of the Nominating and Corporate Governance Committee of the Board, and (d) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the Board.

The Nominating and Corporate Governance Committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The Nominating and Corporate Governance Committee consists of Lourdes Felix, Randall Miles and Ned L. Siegel, Randall Miles serves as chairman of the Nominating and Corporate Governance Committee. Our Board has adopted a written charter setting forth the authority and responsibilities of the Nominating and Corporate Governance Committee consistent with the purposes and powers set forth above, which will be available on our principal corporate website located at www.vocodia.com concurrently with the consummation of this offering.

The Nominating and Corporate Governance Committee consists of Ned L. Siegel, Lourdes Felix and Randall Miles, Ned L. Siegel serves as chairperson. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of NYSE listing rules.

Compensation Committee Interlocks and Insider Participation

None of our Company’s executive officers serves, or in the past has served, as a member of the Board or its compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or its Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of our Company.

Code of Conduct

Prior to the effectiveness of the Registration Statement of which this prospectus forms a part, our Board will adopt a new Code of Conduct applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of NYSE. The Code of Conduct will be available on our principal corporate website located at www.vocodia.com concurrently with the consummation of this offering. Any substantive amendments or waivers of the Code of Conduct or any similar code(s) subsequently adopted for senior financial officers may be made only by our Board and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of NYSE. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information (nor use the same in deciding whether to purchase our shares of common stock) contained on, or that can be accessed through, our website as part of this prospectus.

Board Leadership Structure and Risk Oversight

Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our Board to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk.

Corporate Governance Guidelines

Effective upon the completion of this offering, our Board will adopt corporate governance guidelines in accordance with the corporate governance rules of NYSE, which will be available on our principal corporate website located at www.vocodia.com concurrently with the consummation of this offering. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information (nor use the same in deciding whether to purchase our shares of common stock) contained on, or that can be accessed through, our website as part of this prospectus.

Director Compensation

During the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, we did not compensate our independent directors for their service to our Company.

Additionally, prior to the effective date of the registration statement of which this prospectus forms a part (the “Effective Date”), our independent directors, which include Lourdes Felix, Randall Miles and Ned L. Siegel, will enter into Board of Directors Agreements by and between the Company and each of the independent directors (the “Board of Director Agreements”), pursuant to which, upon the Effective Date, each independent director will be compensated as follows:

Lourdes Felix

For the year 2023, Lourdes Felix will be compensated in cash in the amount of $44,000. Lourdes Felix will also receive a quarterly fee of an additional $3,750 for her service as audit committee chair. Additionally, Lourdes Felix will receive 20,000 RSUs. The RSUs shall vest with respect to twenty five percent (25%) of the total number of RSUs (5,000) on the Effective Date, and twenty-five (25%) thereafter every three (3) month anniversary of the Effective Date, subject to Ms. Felix’s continuous service to the Company through the applicable vesting date.

Randall Miles

For the year 2023, Randall Miles will be compensated in the amount of $120,000. Randall Miles will also receive a quarterly fee of an additional $3,000 for his service as compensation committee chair. Additionally, Randall Miles will receive 150,000 RSUs. The RSUs shall vest with respect to eight point three-three percent (8.33%) of the total number of RSUs (12,500) on the Effective Date and eight point three-three (8.33%) thereafter every three (3) month anniversary of the Effective Date until fully vested on the third (3rd) anniversary of the effective Date, subject to Mr. Miles’ continuous service to the Company through the applicable vesting date.

Ned L. Siegel

For the year 2023, Ned L. Siegel will be compensated in the amount of $44,000. Ned L. Siegel will also receive a quarterly fee of an additional $3,000 for his service as nominating and corporate governance committee chair. Additionally, Lourdes Felix will receive 20,000 RSUs. The RSUs shall vest with respect to twenty five percent (25%) of the total number of RSUs (5,000) on the Effective Date, and twenty-five (25%) thereafter every three (3) month anniversary of the Effective Date, subject to Mr. Siegel’s continuous service to the Company through the applicable vesting date.

Compensation of Non-Employee Directors

Compensation for our directors is discretionary and is reviewed from time to time by our Board. Any determinations with respect to Board compensation are made by our Board. As of the date of this prospectus, we have not compensated our non-employee directors for their service to our Company and do not intend to do so upon the consummation of this offering.

Controlled Company Status

As of the date of this prospectus, each of Mr. Podolak, our Chief Executive Officer, and Mr. Sposato, our Chief Technology Officer is entitled to vote 23.6% of our total shares outstanding. This percentage accounts for all of Mr. Podolak’s and Mr. Sposato’s common stock and Series A Preferred Stock. Initially, holders of Series A Preferred Stock would have the right to vote with 1,000 votes per share on any matters brought before the stockholders of the Company. On April 17, 2023, our Board passed a resolution, in accordance with the laws of the State of Wyoming which, when the SEC declares our registration statement effective, shall require the Company to amend the rights of all authorized, issued, outstanding, and forthcoming Series A Preferred Stock, so that the holders of the Series A Preferred Stock have no right to vote on any matters brought before the stockholders of the Company. We will make all necessary filings and certifications with the Secretary of State of the State of Wyoming to effectuate the Board’s resolution prior to the effectiveness of the registration statement of which this prospectus forms a part. Accordingly, we are not, and do not expect to be, a “controlled company” as of the completion of this offering under NYSE rules. A controlled company is not required to have a majority of independent directors or form an independent compensation or nominating and corporate governance committee.

If we become a “controlled company,” we could take advantage of these exemptions at any time. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE Rules.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to, or accrued by, our named executive officers during the periods indicated.

Name and Principal Position	Year	Salary ($)(1)	Stock awards ($)(2)	Total ($)
Brian Podolak, Chief Executive Officer
	2022	$150,000	$0	$150,000
	2021	$97,269	$0	97,269
James Sposato, Chief Technology Officer(3)
	2022	$150,000	$0	$150,000
	2021	$97,269	$0	97,269
Mark Terrill, Chief Operating Officer(4)
	2022	$175,000	$0	$175,000
	2021	$72,916	$0	72,916
Richard Shuster, Chief Financial Officer(5)
	2022	$175,000	$0	175,000
	2021	$14,583	$0	14,583

(1)	Salary amounts shown above are based on accrual of stock-based and annual compensation, where applicable.
(2)	The aggregate grant date fair value of the stock award was computed in accordance with FASB ASC Topic 718.
(3)	An additional stipend was granted to this executive for a car allowance. However, car allowance stipends granted to each executive did not, individually, exceed $10,000 per annum; thus, such stipends are excluded in the table above.
(4)	Mr. Terrill joined Vocodia in 2021 and served as the Company’s Chief Operating Officer until his departure on May 12, 2023.
(5)	Mr. Shuster joined Vocodia in December of 2021.

For the six months ended June 30, 2023, our Chief Executive Officer (Brian Podolak), our Chief Technology Office (James Sposato), our Chief Operating Officer (Mark Terrill) and our Chief Financial Officer (Richard Shuster) received $182,500, $182,500, $65,625 and $68,100, respectively.

2022 Equity Incentive Plan

Our 2022 Equity Incentive Plan (the “Plan”), governs equity awards to our employees, directors, consultants and other eligible participants. The Plan reserves a total of 2,840,000 shares of common stock (giving effect to our reverse stock split at a ratio of 1-for-1,000, which was effective on October 21, 2022, but not the proposed stock split for incentive awards). The maximum number of shares that are subject to awards under the Plan is subject to an annual increase on the first day of each fiscal year, in an amount equal to 8,500,000 or a number of shares of our common stock equal to 4% of the prior year’s maximum number. Incentive awards generally may be issued to officers, key employees, consultants, and directors and include the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units.

Employment Agreements

On January 1, 2022, the Company and Mr. Terrill entered into an Executive Employment Agreement, which, among other things, employs the Executive as Chief Operations Officer of the Company. Mr. Terrill shall be paid an initial salary of $175,000, plus an annual bonus in the amount of one percent (1%) of the net profits after tax of the Company.

On January 2, 2023, the Company and Mr. Podolak entered into an Executive Employment Agreement, which, among other things, employs the Mr. Podolak as Chief Executive Officer of the Company. Mr. Podolak shall be paid an initial salary of $365,000, plus an annual bonus of 50% of the base salary for such fiscal year and shall be payable to the extend the applicable performance goals are achieved. Further, on the effective date, Mr. Podolak shall be awarded 150,000 shares of the Company’s common stock issued upon execution of this Agreement. In addition, Mr. Podolak will be awarded an additional 200,000 stock options with an exercise price equal to the price of the Company’s common stock as set forth in the final registration statement for the offering, vesting biannually (every 6 months) over twenty-four (24) months with the first installment vesting six (6) months after the closing of the Company’s currently contemplated firm commitment underwritten public offering. Additionally, Mr. Podolak shall be awarded certain equity awards based on achieving the following milestones:

●	100,000 shares of Company common stock upon the closing of each acquisition post the company’s offering;

●	250,000 shares of Company common stock upon the Company achieving a first time total market valuation of $100 Million or more;

●	250,000 shares of Company common stock upon the Company achieving a first time total market valuation of $250 Million or more;

●	100,000 shares of Company common stock upon the Company achieving a positive earnings before interest, taxes depreciation and amortization (“EBITDA”) for the first time in any full calendar year; and

●	250,000 shares of Company common stock upon the Company achieving a positive EBITDA of $10 million for the first time in any calendar year.

On January 2, 2023, the Company and Mr. Sposato entered into an Executive Employment Agreement, which, among other things, employs Mr. Sposato as Chief Technology Officer of the Company. Mr. Sposato will be paid an initial salary of $365,000, plus an annual bonus of 50% of the base salary for such fiscal year and shall be payable to the extent the applicable performance goals are achieved. Further, on the effective date, Mr. Sposato will be awarded 150,000 shares of the Company’s common stock issued upon execution of this Agreement. In addition, Mr. Sposato will be awarded an additional 200,000 stock options with an exercise price equal to the price of the Company’s common stock as set forth in the final registration statement for the offering, vesting biannually (every 6 months) over twenty-four (24) months with the first instalment vesting six (6) months after the closing of the Company’s currently contemplated firm commitment underwritten public offering. Additionally, Mr. Sposato will be awarded certain equity awards based on achieving the following milestones:

●	100,000 shares of Company common stock upon the closing of each acquisition post the Company’s offering;

●	250,000 shares of Company common stock upon the Company achieving a first time total market valuation of $100 million or more;

●	250,000 shares of Company common stock upon the Company achieving a first time total market valuation of $250 million or more;

●	100,000 shares of Company common stock upon the Company achieving a positive EBITDA for the first time in any full calendar year; and

●	250,000 shares of Company common stock upon the Company achieving a positive EBITDA of $10 million for the first time in any calendar year.

On March 3, 2023, the Company approved and effectuated an amendment to each of Mr. Podolak’s and Mr. Sposato’s employment agreements, respectively, to clearly delineate the equity rights, protections and other terms and conditions that the Company has agreed to with Messrs. Podolak and Sposato pursuant to their Executive Employment Agreement. These amendments delineated that the Reverse Stock Split effective on January 27, 2023 did not apply to the grant of equity awards in the form of Series A Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common and preferred stock, as of the date of this prospectus, by each of our directors, each of our executive officers, all of our current directors and executive officers as a group, and each person, or group of affiliated persons, who beneficially owned more than 5% of our common or preferred stock.

The number of shares of our common stock and preferred beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock and preferred held by that person. The percentage of shares beneficially owned is computed on the basis of 3,864,746 shares of our common stock outstanding as of the date of this prospectus (this does not include 461,500 shares of common stock upon the exercise of the outstanding 2022 Warrants and 2023 Warrants; none of our officers or directors hold any of these outstanding warrants).

Shares of our common and preferred stock that a person has the right to acquire within 60 days of the date of this prospectus, are generally deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

	Percentage of Shares of Common Stock Beneficially Owned
Name	Common Stock	Percentage of Outstanding Common Stock	Total Preferred Shares	Percentage of Outstanding Preferred Shares	Percentage of Total Capital Stock	Percentage of Voting Power(*)
Directors and Executive Officers
Brian Podolak (1)(2)	900,000	23.6%	2,000,000 Series A	50% Series A	11.5%	23.6%
James Sposato (1)(3)	900,000	23.6%	2,000,000 Series A	50% Series A	11.65%	23.6%
Richard Shuster (1)(4)	150,000	3.9%	-	-	1.9%	3.9%
Randall Miles(5)	0	-%	-	-	-%	-%
Lourdes Felix(6)	0	-%	-	-	-%	-%
Ned Siegel(7)	0	-	-	-	-%	-%

Total for Directors and Executive Officers:	1,950,000	51.1%	4,000,000 Series A	100% Series A	25.0%	51.1%

(*) Holders of the Series A and Series B Preferred Stock have no right to vote on any matters brought before the stockholders of the Company.

(1)	The addresses for Brian Podolak, James Sposato, Richard Shuster, Randall Miles, Lourdes Felix, Ned Siegel, Sposato Family Revocable Trust, The Brian Podolak Irrevocable Trust f/b/o Gage Podolak, The Brian Podolak Irrevocable Trust f/b/o Maria Fernanda Redondo Barahona, and The Brian Podolak Irrevocable Trust f/b/o Ty Podolak, for the purposes of this disclosure is 6401 Congress Ave, Suite #160, Boca Raton, FL 33487.

(2)	Brian Podolak directly owns 750,000 shares of our common stock and 150,000 shares as beneficiary of The Brian Podolak Irrevocable Trust.

(3)	James Sposato directly owns 750,000 shares of our common stock and 150,000 as beneficiary of The Sposato Family Revocable Trust.

(4)	Richard Shuster directly owns 150,000 shares of our common stock.

(5)	Randall Miles is a director nominee whose service as an independent director shall commence upon the effectiveness of the registration statement of which this prospectus forms a part. Pursuant to his Board of Directors Agreement, Mr. Randall Miles shall receive an award of 150,000 RSUs on the Effective Date. The RSUs shall vest with respect to 8.33% of the total number of RSUs on the closing of this offering and after 8.33% thereafter every three (3) month anniversary of the Effective Date until fully vested on the 3rd anniversary of the Effective Date, his continuous service to the Company through the applicable vesting date.

(6)	Lourdes Felix is a director nominee whose service as an independent director shall commence upon the effectiveness of the registration statement of which this prospectus forms a part. Pursuant to her Board of Directors Agreement, Mrs. Lourdes Felix shall receive an award of 20,000 RSUs on the Effective Date. The RSUs shall vest with respect to 25% of the total number of RSUs on the Effective Date and after 25% thereafter every three (3) month anniversary of the Effective Date until fully vested on the 3rd anniversary of the Effective Date, her continuous service to the Company through the applicable vesting date.

(7)	Ned Siegel is a director nominee whose service as an independent director shall commence upon the effectiveness of the registration statement of which this prospectus forms a part. Pursuant to his Board of Directors Agreement, Mr. Ned Siegel shall receive an award of 20,000 RSUs upon the Effective Date. The RSUs shall vest with respect to 25% of the total number of RSUs on the Effective Date and after 25% thereafter every three (3) month anniversary of the Effective Date until fully vested on the 3rd anniversary of the Effective Date, her continuous service to the Company through the applicable vesting date.

The table above excludes the following shares as of the date of this prospectus:

●	up to 505,349 shares of common stock issuable upon exercise of outstanding Investors’ Warrants and conversion of the Series B Preferred Stock as of such date;

●	up to 150,000 shares of common stock issuable upon the exercise of the underwriters’ option to cover over-allotments, if any;

●	up to 30,000 shares of common stock issuable upon exercise of the Representative’s Warrant to be issued to the underwriters in connection with this offering;

●	up to 852,561 common shares issuable upon the conversion of the Convertible Notes at a conversion price consisting of the price per share in this offering multiplied by 0.65, which is the conversion price set forth in the Convertible Notes; and

●	up to 45,003 shares of common stock from the exercise of Exchange Listing, LLC’s anti-dilution protection to maintain two percent of the Company’s issued and outstanding shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Share of Common Stock Held by Legal Counsel

Carmel, Milazzo & Feil LLP (“CMF”), former counsel to the Company that, on October 2, 2023, combined with Sichenzia Ross Ference LLP to become , Sichenzia Ross Ference Carmel LLP, current counsel to the Company, owns 281,000 shares of our common stock. These shares were acquired on March 31, 2022 and September 14, 2023, pursuant to CMF’s retainer for legal representation for the restructuring and bridge offering for 6,000 shares of common stock due and earned upon execution the retainer. On February 28, 2023, our Board authorized and issued CMF’s 25,000 additional shares of common stock related to services rendered for Series B Preferred Stock bridge financing. On September 14, 2023, our Board authorized and issued CMF 250,000 additional shares of common stock related to legal services in the amount of $1,138,312.50.

Transactions with Related Persons

Except as described below and except for employment arrangements which are described under the section entitled “Executive Compensation” and “Recent Sales Of Unregistered Securities,” since our inception, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of the total assets at December 31, 2021 and 2020, and any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

Bill of Sale

On August 1, 2022, Brian Podolak and James Sposato, each an officer and director of the Company, assigned to the Company (the “Parties”) significant intellectual property pursuant to a Bill of Sale and Assignment entered into by the Parties (“Bill of Sale and Assignment”). The consideration for the assignment was 300,000 shares of the Company’s common stock. Mr. Podolak and Mr. Sposato each received 150,000 shares, respectively. The intellectual property consists of various systems, software and other core technology used in the Company’s business and operations.

Contribution Agreement

CFM was formerly owned by James Sposato, who is an officer and director of the Company. CFM was acquired by the Company from Mr. Sposato per the Contribution Agreement, dated August 1, 2022. In the Contribution Agreement, Mr. Sposato, as a Contributor, has contributed, assigned, transferred and delivered to Vocodia, the outstanding capital stock of CFM and Vocodia has accepted the contributed shares from the Contributor. As full consideration for the Contribution, Vocodia has paid the Contributor consideration in the amount of $10.

Related Person Transaction Policy

Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the consummation of this offering. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year-end for our last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related party transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of conduct, officers and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

SELLING SHAREHOLDERS

This prospectus also relates to the possible sale or other disposition of (i) 852,561 shares issuable under the Convertible Notes, and (ii) 306,448 shares of our common stock issuable to the holders of the Investors’ Warrants upon the exercise of such warrants, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer.

A total of up to 1,159,009 shares of common stock being registered hereby will be offered and may be sold by the Selling Shareholders. In connection with the offering of the Selling Shareholders Shares, the Selling Shareholders have agreed that, and have provided a representation to the Company to the effect that, immediately after the date of this prospectus, they will consider selling some portion (or even all) of their shares of common stock as requested by the underwriters in order to create an orderly, liquid market for the common stock.

The table below sets forth information as of the date of this prospectus should the Selling Shareholders elect to sell, to our knowledge, the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by the Selling Shareholders. The second column lists the number of shares of common stock and percentage beneficially owned by the Selling Shareholders, as of the date of this prospectus. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the Selling Shareholders pursuant to the registration statement of which this prospectus forms a part. The Selling Shareholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days. Except as indicated below, the Selling Shareholders are not the beneficial owners of any additional shares of common stock or other equity securities issued by the Company or any securities convertible into, or exercisable or exchangeable for, the Company’s equity securities. The percentage of beneficial ownership for the Selling Shareholders is based on shares of common stock outstanding as of the date of this prospectus. Except as described below, to our knowledge, none of the Selling Shareholders have had any material relationship with us within the past three years. Our knowledge is based on information provided by the Selling Shareholders in registration statement questionnaires. None of the Selling Shareholders are members of FINRA, or affiliates of such members, except as noted below this table.

The shares of common stock that may being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the Selling Shareholders. After the date of effectiveness, the Selling Shareholders may have sold or transferred, in transactions covered by this prospectus, some or all of their common stock.

Information about the Selling Shareholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law. The Company may require the Selling Shareholders to suspend the sales of common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

	Shares of Common Stock Beneficially Owned Prior to the Offering of the Selling Shareholders Shares(*)		Maximum Number of Shares To Be Sold in the Offering of the Selling Shareholders(**)	Shares of Common Stock Beneficially Owned After the Offering of the Selling Shareholders Shares(**)
Name of Selling Shareholders	Number	Percentage	Shares	Number	Percentage
1. Dr. Vincent Lanteri (1) +	27,251	0.662%	27,251	0	0%
2. Gail Baughman Dare Trust (2) +	13,742	0.334%	13,742	0	0%
3. Bernece B. Davis (3)+	21,987	0.534%	21,987	0	0%
4. Charles Kirkland (4) +	54,967	1.336%	54,967	0	0%
5. 108 Sussex, LLC (5) +	161,804	3.932%	161,804	0	0%
6. Roland and Nancy Hodges (6) +	27,484	0.668%	27,484	0	0%
7. Edward J. Borkowski (7) +	54,500	1.325%	54,500	0	0%
8. Clifford E. Leach (8) +	13,625	0.331%	13,625	0	0%
9. Imad Aboukheir (9) +	13,625	0.331%	13,625	0	0%
10. David Edelstein (10) +	13,625	0.331%	13,625	0	0%
11. Sanford Ehrlich (11) +	13,625	0.331%	13,625	0	0%
12. Gregory P. Hayden (12) +	13,625	0.331%	13,625	0	0%
13. Dr. Mark S Boland (13) +	11,873	0.289%	11,873	0	0%
14. Kelly Gaskins (14) +	89,169	2.167%	89,169	0	0%
15. Stacy L. Giunta Revocable Trust (15) +	35,620	0.866%	35,620	0	0%
16. Richard K. Blundell (16) +	11,873	0.289%	11,873	0	0%
17. Daniel Proscia (17) +	54,500	1.325%	54,500	0	0%
18. James W. Dean (18) +	23,747	0.577%	23,747	0	0%
19. Raymond & Catherine Marzulli (19) +	45,119	1.097%	45,119	0	0%
20. J. Evan Robertson (20) +	82,162	1.997%	82,162	0	0%
21. Mill City Ventures III Ltd (21) +	63,854	1.552%	63,854	0	0%
22. Stephan Kuppenheimer(22) +	34,669	0.843%	34,669	0	0%
23. Emmis Capital II (23)	67,126	1.631%	67,126	0	0%
24. Cavalry Investment Fund LP (24)	53,329	1.296%	53,329	0	0%
25. Evergreen Capital Management LLC (25)	53,329	1.296%	53,329	0	0%
26. Hecht Holdings LLC (26)	17,130	0.416%	17,130	0	0%
27. Proof Positive LLC (27)	85,649	2.082%	85,649	0	0%
Total	1,159,009	28.167%	1,159,009	0	0%

(*)	Assumes conversion in full of the Convertible Notes and exercise in full of the Investors’ Warrants, except for Cavalry Investment Fund LP, Evergreen Capital Management LLC and Mill City Ventures III Ltd., that have advised the Company that they intend to convert 50% of their Convertible Notes.

(**)	The Company does not have the ability to control how many, if any, of the shares of common stock will be sold by the Selling Shareholders listed above. The table above assumes that the Selling Shareholders will sell all of the shares of common stock offered herein for purposes of determining how many shares of common stock each such Selling Shareholder will own after the offering of the shares of common stock and their applicable beneficial ownership percentage following the offering of the shares of common stock.

+	Consists of the shares issuable under the warrants relating to the Convertible Notes.

(1)	The address of Dr. Vincent Lanteri is 6 Red Oak Drive, Spring Lake, NJ 07762.

(2)	The address of Gail Baughman Dare Trust is PO Box 1115, O’Fallon, IL 62269.

(3)	The address of Bernece B. Davis is 44 County Road 228, Oxford, MS 38655.

(4)	The address of Charles Kirkland is 111 E Dunlap Ave #1-293, Phoenix, AZ 85020.

(5)	The address of 108 Sussex, LLC is 304 South Euclid Ave, Westfield, NJ 07090.

(6)	The address of Roland and Nancy Hodges is 202 SW 38th Place, Cape Coral, FL 33991.

(7)	The address of Edward J. Borkowski is 527 N. Mallory Circle, Delray Beach, FL 33486.
(8)	The address of Clifford E. Leech is 1950 19th Street, SW Paris, TX 75460.

(9)	The address of Imad Aboukheir is 13171 Huntmaster Lane, Lemont, IL 60439.

(10)	The address of David Edelstein is 41 Springwood Drive, Monroe Township, NJ 08831.

(11)	The address of is Sanford Ehrlich 20 Hoffman Avenue, Rochelle Park, NJ 07662.

(12)	The address of Gregory P. Hayden is 169 Western Highway West Nyack, NY 10994.

(13)	The address of is Dr. Mark S Boland 4736 Rock Ledge Drive, Harrisburg, PA 17110.

(14)	The address of Kelly Gaskins is 6250 County Road 21, Shamrock, TX 79079.

(15)	The address of Stacy L. Giunta Revocable Trust is 65 Edgewood Place, Fairfield, CT 06825.

(16)	The address of Richard K. Blundell is 4502 West 5TH Street, Greeley, CO 80634.

(17)	The address of Daniel Proscia is 5 Yarmouth Rd Chatman, NJ 07982.

(18)	The address of James W. Dean is 3106 Chalkstone Drive, Rowlett, TX 75088.

(19)	The address of Raymond & Catherine Marzulli is 21 Afton Terrace, East Hanover, NJ 07936.

(20)	The address of J. Evan Robertson is P.O. Box 1906, Twin Falls, Idaho 83303.

(21)	The address of Mill City Ventures III Ltd is 1907 Wazyata Blvd. #205, Wayzata, MN 55391.

(22)	The address of Stephan Kuppenheimer is 316 Lafayette Ave, Chatham, NJ 07928.

(23)	The address of Emmis Capital II is 151 N. Nob Hill Road, Ste. 321, Fort Lauderdale Florida 33324.

(24)	The address of Cavalry Investment Fund LP is 82 E. Allendale Rd., Ste 5B, Saddle River, NJ 07458.

(25)	The address of Evergreen Capital Management LLC is 156 W. Saddle River Road, Saddle River, NJ 07458.

(26)	The address of Hecht Holdings LLC is 10 Notch Hill Drive, Livingston, NJ 07039.

(27)	The address of Proof Positive LLC is 1309 Coffeen Avenue, Suite 1200, Sheridan, WY 82801.

Plan of Distribution

Commencing on the date that our shares of common stock are first listed for trading on NYSE, the Selling Shareholders have advised us that they intend to offer and sell, from time to time, any or all of their respective Selling Shareholders Shares. In connection with the Company’s registration of the Selling Shareholders Shares, the Selling Shareholders have agreed that, and have provided a representation to the Company to the effect that, they will immediately consider selling some portion (or even all) of their respective Selling Shareholders Shares if requested by the underwriters for the offering of common stock in order to create an orderly, liquid market for the common stock. The Selling Shareholders, however, will not be required to sell their respective Selling Shareholders Shares even if requested to do so by such underwriters, or, conversely, the Selling Shareholders may choose to sell their respective Selling Shareholders Shares on their own initiative.

We will not receive any proceeds from any sale by the Selling Shareholders of the Selling Shareholders Shares. See “Use of Proceeds.” We will not receive any of the proceeds from the sale of the Selling Shareholders Shares. We will bear all fees and expenses incident to the registration of the Selling Shareholders Shares in the registration statement of which this prospectus forms a part.

The Selling Shareholders may sell all or a portion of the Selling Shareholders Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Selling Shareholders Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be effected in transactions, which may involve crosses or block transactions.

The Selling Shareholders, and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling the Selling Shareholder Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares of common stock at a stipulated price per share of common stock;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the FINRA Rule 2121 and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Selling Shareholders Shares covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Selling Shareholders Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell Selling Shareholders Shares short and deliver these Selling Shareholders Shares to close out their short positions, or loan or pledge the Selling Shareholders Shares to broker-dealers that in turn may sell these Selling Shareholders Shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Selling Shareholders Shares offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders may enter into derivative transactions with third parties or sell their respective Selling Shareholders Shares to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Selling Shareholders Shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use Selling Shareholders Shares pledged by a Selling Shareholder or borrowed from a Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock and may use such Selling Shareholders Shares received from such Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Selling Shareholders Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Selling Shareholders Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholders inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Selling Shareholders Shares. We will pay certain fees and expenses incurred by us incident to the registration of the Selling Shareholders Shares.

Because the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any Selling Shareholders Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed resale of the Selling Shareholders Shares by the Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the Selling Shareholders Shares may be resold by the Selling Shareholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Selling Shareholders Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Selling Shareholders Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Selling Shareholders Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of the Selling Shareholders Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold under the registration statement, of which this prospectus forms a part, the Selling Shareholders Shares will be freely tradeable in the hands of persons other than our affiliates.

In connection with the offering of the Selling Shareholders Shares, underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of shares than they are required to purchase in connection with the offering of the Selling Shareholders Shares. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from the Selling Shareholders in the offering of the Selling Shareholders Shares. Such underwriters may close out any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, such underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through an over-allotment option, if any. “Naked” short sales are any sales in excess of such option. Such underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase shares of common stock in the offering of the Selling Shareholders Shares. Stabilizing transactions consist of various bids for or purchases of common stock made by such underwriters in the open market prior to the completion of the offering of the Selling Shareholders Shares.

Such underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

Certain underwriters, agents or dealers or their affiliates may have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to the Company, the Selling Shareholders and their respective affiliates in the ordinary course of business, for which they have received or may receive customary fees and commissions.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. Such members, partners or stockholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through such registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use such prospectus to resell such shares of common stock acquired in such distribution.

The Selling Shareholders Shares covered by this prospectus may also be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to such prospectus.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of our Company’s capital stock and provisions of our articles of incorporation, as amended (“articles of incorporation”) and bylaws are summaries and are qualified by reference to our Company’s articles of incorporation and bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

We are incorporated in the State of Wyoming. The rights of our shareholders are generally covered by Wyoming law and our articles of incorporation and bylaws. The terms of our capital stock are therefore subject to Wyoming law, including applicable Wyoming Statues and the Constitution of the State of Wyoming.

As of the date of this prospectus, the total number of shares of all classes of capital stock that our Company is authorized to issue is 500,000,000 shares, consisting of (i) 476,000,000 shares of common stock, par value $0.0001 per share, and (ii) 24,000,000 shares of preferred stock, par value $0.0001 per share, of which (a) 23,999,000 are designated Series A Preferred Stock and (b) 1,000 shares are designated Series B Preferred Stock.

As of the date of this prospectus, our Company had outstanding 3,864,746 shares of common stock held by approximately 82 stockholders of record, 4,000,000 shares of Series A Preferred Stock outstanding held by approximately 2 stockholders of record and 905 shares of Series B Preferred Stock outstanding held by approximately 6 stockholders of record. The foregoing does not include 461,500 shares of common stock underlying various warrants.

Common Stock

As of the date of this filing, the Company has authorized the issuance of 476,000,000 shares of common stock par value $0.0001 per share, of which 3,864,746 shares are issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Each share of our common stock is entitled to one vote per share. In the event of our liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of common stock are entitled to receive such dividends as the board of directors may, from time to time, declare out of funds legally available for the payment of dividends. We seek growth and expansion of our business through the reinvestment of profits, if any, and do not anticipate that we will pay any dividends in the foreseeable future.

Preferred Stock

Series A Preferred Stock

The Series A Preferred Stock consists of 4,000,000 outstanding shares of Preferred Stock which were issued prior to the Series B Preferred Stock. As of the effective date of this registration statement of which this prospectus forms a part, the holders of the Series A Preferred Stock shall no right to vote on any matters brought before the stockholders of the Company for a vote except as may otherwise be required by Title 17 of the Wyoming Statutes or any successor to such laws.

During the Conversion Period, (as defined below) each holder of the Series A Preferred Stock shall have the right to convert all or any portion of their shares of Series A Preferred Stock into common stock at a ratio of 0.025 share of common stock for each share of Series A Preferred Stock (subject to adjustments relating to stock splits, distributions, mergers, consolidation, exchange of shares, recapitalization, reorganization, or other similar event) by submitting to the Company a notice of conversion by facsimile, e-mail or other reasonable means of communication. “Conversion Period” shall mean the period commencing on the earlier of (i) six months after the SEC declares the registration statement of which this prospectus forms a part effective and (ii) the first anniversary of the Series A Preferred Stock issuance date, and ending on the fifth anniversary of the Series A Preferred Stock issuance date.

Series B Preferred Stock

The Series B Preferred Stock consists of 905 outstanding shares as of the date of this prospectus. Each share of the Series B Preferred Stock will automatically convert into shares of the Company’s common stock at a conversion price of the quotient of the total dollar amount invested in the Series B Preferred Stock and 0.65 multiplied by the initial public offering price of the Common Stock, which represents a 35% discount to the price per share in this offering. No other special rights, privileges, preferences or powers have been granted to the Series B Preferred Stock. Holders of the Series B Preferred Stock have no right to vote on any matters brought before the stockholders of the Company for a vote except as may otherwise be required by Title 17 of the Wyoming Statutes or any successor to such laws. The Series B Preferred Stock is not redeemable by the Company. The Series B Preferred Stock has no preemptive, preferential or other similar right with respect to the issuance of any equity security of the Company, whether unissued, held in the treasury or hereafter created, or any warrants or obligations of the Company. The Series B Preferred Stock shall be subordinated to all Company debt, junior to any senior equity securities of the Company and pari passu with the common stock. The shares of the Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

On March 3, 2023, we entered into a securities purchase agreement with four accredited investors. We issued 155 shares of Series B Preferred Stock. The shares of Series B Preferred Stock have a mandatory conversion feature, which is noted in paragraph IV of our Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock. Each share of the Series B Preferred Stock will automatically convert into shares of the Company’s common stock at a conversion price of the quotient of the total dollar amount invested in the Series B Preferred Stock and 0.65 multiplied by the IPO price of the common stock, which represents a 35% discount to the price per share in this IPO.

Warrants

The Company has previously issued warrant securities in the following exempt private offerings:

(1) Between May 1, 2021 and June 25, 2021, the Company offered up to 100,000 units at $10 per unit, consisting of 100,000 shares of the Company’s common stock and 100,000 warrants to purchase one share of the Company’s common stock at an exercise price of $20.00 per share. The Company sold 115,000 units for gross proceeds of $1,150,000. The warrants expire 24 months after the date of issue. During the year ended December 31, 2022, 32,500 warrants were exercised and the remaining 82,500 unexercised outstanding warrants were called by the Company at no cost. As of December 31, 2022, there were no issued and outstanding warrants related to this offering. As of June 30, 2022 and June 30, 2023, there were no issued and outstanding warrants related to this offering.

(2) Between July 9, 2021 and September 30, 2022, the Company offered up to 125,000 units at $40 per unit, consisting of 125,000 shares of the Company’s common stock and 125,000 warrants, to purchase one share of the Company’s common stock at an exercise price of $80.00 per share. The Company sold 148,054 units for gross proceeds of $5,922,150. The warrants expire 24 months after the date of issue. During the year ended December 31, 2022, no warrants were exercised and the remaining 148,054 unexercised outstanding warrants were called by the Company at no cost. As of December 31, 2022, there were no issued and outstanding warrants related to this offering. As of June 30, 2022 and June 30, 2023, there were no issued and outstanding warrants related to this offering.

(3) On March 21, 2022, the Company issued to a consultant, Exchange Listing, LLC, warrants to purchase 200,000 shares of common stock exercisable for five years with an exercise price of $2.00 per share, as partial compensation for services pursuant to a Capital Market Advisory Agreement.

(4) On December 23, 2022, the Company entered into an SPA with Emmis Capital II, LLC, an affiliate Emmis Capital, who is an affiliate of Exchange Listing, LLC. The aggregate discounted purchase price for the private placement was $200,000 for a principal amount of $230,000. This private placement facilitated the sale of fifteen (15%) original discount senior secured 2022 Convertible Notes. Upon the effective date, the 2022 Convertible Notes shall convert into 44,231 shares of our common stock effective immediately, assuming an initial public offering price of $7.00 per share, the midpoint of the price range set forth on the cover page of this prospectus. We issued twenty two (22) additional 2022 Convertible Notes with an original issue discount of fifteen (15%) on the 2022 Convertible Notes, upon the effective date the 2022 Convertible Notes shall convert into 442,704 shares of our common stock effective immediately prior to the effective date, assuming an initial public offering price of $7.00 per share, the midpoint of the estimated range of this prospectus. In addition to the 2022 Convertible Notes, we also sold two (2) 2022 Warrants, each with a duration of three (3) years, with an exercise price per share of the Company’s common stock under the warrants shall be equal to the product of the conversion price (consisting on the assumed price per share of common stock in this offering multiplied by 0.65, which represents a 35% discount, as set forth in the 2022 Convertible Notes) and 120%.

Listing

We are seeking to list our common stock on the NYSE American upon our satisfaction of the exchange’s initial listing criteria. Upon approval to list our common stock on the NYSE American and we anticipate that the shares of common stock, will be listed on the NYSE under the symbol “VOCO”. No assurance can be given that our application will be approved. If our common stock is not approved for listing on the NYSE, we will not consummate this offering.

Transfer Agent

The Company’s transfer agent is Vstock Transfer, LLC, with an address of 18 Lafayette Place, Woodmere, NY 11598. The phone and fax numbers for the transfer agent are (212) 828-8436 and (646) 536-3179, respectively. The email address for the transfer agent is: info@vstocktransfer.com. Further information about the transfer agent is available at the website located at: https://www.vstocktransfer.com/

Indemnification of Directors and Officers

Each of our articles of incorporation and our bylaws provide for indemnification of our directors and officers. Our articles of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the Wyoming Business Corporation Act and must indemnify against all expenses, liability, and loss incurred in investigating, defending, or participating in such proceedings. We have also entered into separate indemnification agreements with our directors and officers.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling our Company pursuant to the foregoing provisions, our Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been or will be requested from the Internal Revenue Service (the “IRS”) or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code;

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Internal Revenue Code and entities all of the interests of which are held by qualified foreign pension funds; and

●	persons subject to U.S. federal income special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty. The information provided herein does not constitute tax advice.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

As described in the section entitled “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax if certain certification and disclosure requirements are satisfied. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain recognized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

●	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes and therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. Estate tax treaties between the U.S. and other countries often provide more favorable tax treatment to nonresidents by limiting the type of asset considered situated in the U.S. and subject to U.S. estate taxation. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa. The gross estate of a non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Non-US holders generally are not subject to US information reporting or backup withholding. However, payments received in the United States or through US-related financial intermediaries of dividends or of proceeds on the disposition of stock made to you generally would be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Persons in doubt as to the necessity of furnishing any of these forms should consult their own tax advisors.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) imposes a U.S. federal income withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. While withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on their investment in our common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through sales of equity or equity-related securities.

Only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our common stock. Although we are seeking to list our common stock on NYSE, we cannot assure you that our common stock will be listed on NYSE and if listed, there will be an active market for our common stock.

Of the shares to be outstanding immediately after the completion of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144.

Lock-up Agreements

All of our directors, executive officers and our security holders are subject to lock-up agreements that, subject to certain exceptions, prohibit them from directly or indirectly offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to purchase, granting any option, right or warrant to purchase or otherwise transferring or disposing of any shares of our common stock, options to acquire shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired, or entering into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership, for a period of 180 days following the effective date of the registration statement for this offering, without the prior written consent of the Representative. These agreements are described in the section entitled “Underwriting.”

Rule 144

Affiliate Resales of Restricted Securities

Company affiliates must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

A person who has beneficially owned restricted shares of our common stock for at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale and is an affiliate of ours at such time would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding; or

●	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale; provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above. As of the date of this prospectus, up to 1,311,304 shares of our common stock were held by non-affiliates of the Company for over one year and will be eligible to be immediately resold in reliance on Rule 144 at the time of our initial public offering.

UNDERWRITING

Alexander Capital, L.P. is acting as the sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, the underwriters named below, through the representative, have severally agreed to purchase, and we have agreed to sell to the underwriters, the following respective number of shares of common stock set forth opposite the underwriter’s name.

Underwriters	Number of Shares
Alexander Capital, L.P.
Total

We intend to enter into an underwriting agreement with the Representative in connection with this initial public offering. Subject to the terms and conditions of the underwriting agreement, the underwriters will buy all of the shares of our common stock if they buy any of them. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters’ overallotment option as described below. Our shares are offered subject to a number of conditions, including:

●	receipt and acceptance of our shares of common stock by the underwriters; and

●	the underwriters’ right to reject orders in whole or in part.

Over-allotment Option

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the Representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 15% or approximately 150,000 additional shares at the initial public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Underwriting Discount

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $     per share. If all of the shares are not sold at the initial offering price, the Representative may change the initial public offering price and the other selling terms. The underwriters have advised us that they do not intend to make sales to discretionary accounts.

The underwriting discount is equal to the initial public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the shares to the underwriters at the initial public offering price of $      per share, which represents the initial public offering price of our shares set forth on the cover page of this prospectus, which includes a seven percent (7%) underwriting discount. In the event any proceeds are received by the Company in the offering from investors identified and introduced by the Company, then the underwriting fee shall be reduced to four percent (4%) of the gross proceeds for those investors.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We have agreed to pay the underwriters out-of-pocket accountable expenses, including fees and disbursements of their counsel, with respect to this offering, up to a maximum amount of $125,000, subject total actual accountable expenses up to $175,000. We have paid $25,000 to the Representative as an advance to be applied towards reasonable out-of-pocket expenses (the “Advance”). Any portion of the Advance shall be returned back to us to the extent not actually incurred. Additionally, one percent (1%) of the gross proceeds of the offering will be provided to the underwriters for non-accountable expenses.

We estimate that the total accountable expenses of the offering payable by us, not including the underwriting discount, will be approximately $     .

Determination of Initial Public Offering Price

Before this offering, there has been no public market for our common stock. Accordingly, the initial public offering price for the shares was negotiated between us and the Representative. Among the factors considered in these negotiations were:

●	the information set forth in this prospectus and otherwise available to the underwriters;

●	the prospectus for our Company and the industry in which we operate;

●	an assessment of our management;

●	our past and present financial and operating performance;

●	our prospectus for future earnings;

●	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

●	the prevailing conditions of the United States securities markets at the time of this offering; and

●	other factors deemed relevant

Neither we nor the Representative can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Representative’s Warrant

In addition, pursuant to the underwriting agreement with the Representative, we agreed to issue warrants to the Representative or its designees to purchase a number of shares of our common stock equal to three percent (3%) of the aggregate number of shares of our common stock sold in this offering (including shares of common stock sold to cover over-allotments, if any). The warrants shall be exercisable until the fifth anniversary of the effective date of this registration statement of which this prospectus forms a part and shall be exercisable at a price per share equal to one hundred and twenty percent (120%) of the initial public offering price of the shares of our common stock. We are registering hereby the issuance of Representative’s Warrant and the shares of common stock issuable upon exercise of such warrants. The Representative agrees that during the (1) year period following the effective date of the registration statement of which this prospectus forms a part, it will not transfer the Representative’s Warrant or the underlying shares of our common stock, except to the officers, partners or members of the Representative. In accordance with FINRA Rule 5110(e)(1)(A), neither the Representative’s Warrants nor any of the shares of common stock issued upon exercise of such warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement of sales of the shares of common stock registered on the registration statement of which this prospectus is a part, subject to certain exceptions. The Representative’s Warrant will not have more than one demand registration right at the issuer’s expense pursuant to FINRA Rule 5110(g)(8)(B), will not have a duration of more than five years from the commencement of sales of the offering pursuant to FINRA Rule 5110(g)(8)(C), and will not have piggyback registration rights with a duration of more than seven years from the commencement of sales of the offering pursuant to FINRA Rule 5110(g)(8)(D). The Representative’s Warrant contain standard terms and conditions, including, a cashless exercise provision, and customary anti-dilution and exercise provisions.

Lock-Up Agreement

Our executive officers and directors have agreed with the underwriters not to sell, transfer or dispose of any common stock or similar securities for six months following the effective date of the registration statement for this offering without the prior written consent of the Representative. Any other holders of more than 5% of the outstanding shares of our common stock have also agreed with the underwriters not to sell, transfer or dispose of any common stock or similar securities for 180 days following the effective date of the registration statement for this offering without the prior written consent of the underwriters.

Right of First Refusal

For a period of twelve (12) months from the closing date of this offering, the Representative will have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book-runner, and/or sole placement agent for all future public and private equity and debt offerings, including all equity-linked financings, other than in connection with certain current offerings being made by us (each, a “Subject Transaction”) on terms and conditions customary to the Representative for such transactions. The Representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The Company may not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the Representative.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

On April 24, 2023, the Company issued 2023 Convertible Notes together with the 2023 Warrants. In connection with the issuance of the 2023 Convertible Notes and 2023 Warrants, the Representative received sales commissions of approximately $50,000.

No Public Market

Prior to this offering, there has not been a public market for our common stock in the U.S. and the public offering price for our common stock will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

Stock Exchange

We are seeking to list our common stock on the NYSE American under the symbol “VOCO”.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors. The underwriters may agree to allocate a number of ordinary shares for sale to its online brokerage account holders.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock during and after this offering, including:

●	stabilizing transactions;

●	short sales;

●	over-allotment transactions;

●	purchases to cover positions created by short sales;

●	imposition of penalty bids; and

●	syndicate covering transactions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the common stock offered by us in this offering will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, NY. Certain legal matters will be passed upon for the underwriters by Sullivan & Worcester LLP, New York, NY.

Interests of named experts and counsel

As of the date of this registration of which this prospectus forms a part, our counsel, Sichenzia Ross Ference Carmel LLP, owns 281,000 shares of our common stock.

EXPERTS

The audited consolidated financial statements of Vocodia Holdings Corp (including CFM) as of December 31, 2022 and December 31, 2021, respectively, have been included in this Registration Statement and have been so included in reliance on the report of Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, such report including an explanatory paragraph regarding our ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our shares of common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

Registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website located at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

VOCODIA HOLDINGS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

VOCODIA HOLDINGS CORP

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2023

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

Vocodia Holdings Corp

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$92,760	$697,626
Prepaid expenses and other current assets	45,549	174,457
Total Current Assets	138,309	872,083

Non-Current Assets
Property and equipment, net	26,227	29,186
Right-of-use assets	365,745	411,149
Deferred offering costs	3,608,933	3,581,000
Other assets	18,306	18,306
Total Non-Current Assets	4,019,211	4,039,641

TOTAL ASSETS	$4,157,520	$4,911,724

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$833,360	$312,043
Contract liabilities	8,000	203,000
Related party payable	194,739	73,690
Convertible notes payable, net	2,832,418	1,016,382
Derivative liability	1,759,366	1,231,358
Operating lease liability, current portion	102,182	97,709
Total Current Liabilities	5,730,065	2,934,182

Non-current Liability
Operating lease liability, less current portion	287,742	339,765
Total Non-Current Liabilities	287,742	339,765
TOTAL LIABILITIES	6,017,807	3,273,947

Shareholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 24,000,000 shares authorized;
Series A Preferred Stock, 4,000,000 shares designated, $0.0001 par value; 4,000,000 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	400	400
Series B Preferred Stock, 1,000 shares designated, $0.0001 par value; 155 and 0 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	-	-
Common stock, $0.0001 par value: 476,000,000 shares authorized; 3,864,746 and 3,094,054 shares issued and outstanding at June 30,2023 and December 31, 2022, respectively	386	309
Additional paid-in capital	85,276,714	83,434,035
Accumulated deficit	(87,137,787)	(81,796,967)
Total shareholders’ equity (deficit)	(1,860,287)	1,637,777
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$4,157,520	$4,911,724

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Vocodia Holdings Corp

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022

Sales, net	$243,200	$24,019
Cost of Sales	183,369	171,596
Gross Profit (Loss)	59,831	(147,577)

Operating Expenses
General and administrative expenses	771,707	1,332,100
Salaries and wages	1,883,526	2,119,198
Research and development and other service providers	1,057,162	12,095,794
Total Operating Expenses	3,712,395	15,547,092

Operating Loss	(3,652,564)	(15,694,669)

Other Income (Expense)
Other income	-	5,000
Change in fair value of derivative liability	(22,782)	-
Interest expense	(1,665,474)	-
Total Other Income (Expense)	(1,688,256)	5,000

Loss Before Taxes	(5,340,820)	(15,689,669)

Income Taxes	-	-
Net Loss	$(5,340,820)	$(15,689,669)

Basic and diluted loss per common share	$(1.43)	$(5.53)
Weighted average number of common shares outstanding - basic and diluted	3,738,943	2,837,691

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Vocodia Holdings Corp

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(Unaudited)

For the Six Months Ended June 30, 2023

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2022	4,000,000	$400	-	-	3,094,054	$309	$83,434,035	$(81,796,967)	$1,637,777
Issuance of common stock and warrants for non-employee services	-	-	-	-	333,192	33	769,723	-	769,756
Employee common stock compensation	-	-	-	-	600,000	60	917,940	-	918,000
Common stock cancelled	-	-	-	-	(162,500)	(16)	16	-	-
Issuance of Series B Preferred stock	-	-	155	-	-	-	155,000		155,000
Net Loss for the period	-	-	-	-	-	-	-	(5,340,820)	(5,340,820)
Balance, June 30, 2023	4,000,000	$400	155	$-	3,864,746	$386	$85,276,714	$(87,137,787)	$(1,860,287)

For the Six Months Ended June 30, 2022

	Series A Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2021	4,000,000	$400	2,675,500	$267	$61,637,624	$(61,041,748)	$596,543
Issuance of Common stock units	-	-	52,179	5	2,087,142	-	2,087,147
Warrants exercised	-	-	15,000	2	299,998		300,000
Issuance of common stock and warrants for non-employee services	-	-	262,250	26	15,144,181	-	15,144,207
Employee common stock compensation	-	-	37,500	4	1,095,078		1,095,082
Common stock cancelled	-	-	(25,000)	(2)	2	-	-
Net Loss for the period	-	-	-	-	-	(15,689,669)	(15,689,669)
Balance, June 30, 2022	4,000,000	$400	3,017,429	$302	$80,264,025	$(76,731,417)	$3,533,310

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Vocodia Holdings Corp

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Operating activities:
Net Loss	$(5,340,820)	$(15,689,669)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	2,959	3,686
Amortization of debt issuance costs	1,339,498	-
Stock-based compensation	1,687,756	12,728,289
Convertible note default penalty	231,765	-
Change in fair value of derivative liability	22,782	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	128,908	(28,567)
Other assets	-	27,214
Other receivable	-	(33,203)
Accounts payable and accrued expenses	521,316	221,858
Contract liability	(195,000)	-
Net change in operating asset and liability	(2,146)	3,570
Cash used in operating activities	(1,602,982)	(2,766,822)

Investing activities:
Purchase of property and equipment	-	(931)
Cash used in investing activities	-	(931)

Financing activities:
Proceeds from issuance of common stock units	-	2,087,147
Deferred offering costs	(27,933)	(15,000)
Proceeds from issuance of warrants	-	300,000
Proceeds from issuance of Series B Preferred shares	155,000	-
Payment of debt issuance costs	(50,000)	-
Proceeds from related party payable	121,049	-
Proceeds from convertible notes payable	800,000	-
Cash provided by financing activities	998,116	2,372,147

Change in cash and cash equivalents	(604,866)	(395,606)
Cash and cash equivalents, beginning balances	697,626	638,641
Cash and cash equivalents, ending balances	$92,760	$243,035

Supplemental cash flow information
Cash paid for interest	$1,776	$-
Cash paid for taxes	$-	$-

Non-Cash Investing and Financing Activities:
Initial derivative liabilities recognized as a debt discount	$505,227	$-
Issuance of common stock and warrants as deferred offering costs	$-	$3,511,000
Common stock cancellation	$16	$2

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Vocodia Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

June 30, 2023

NOTE 1 – ORGANIZATION AND GOING CONCERN

Organization and Business Overview

The Company and Business: Vocodia Holdings Corp (“Vocodia”) was incorporated in the State of Wyoming on April 27, 2021 and is a conversational artificial intelligence (“AI”) technology provider. Vocodia’s technology is used to increase sales and drive conversions for its product or service.

Click Fish Media, Inc. (“CFM”) was incorporated in the State of Florida on November 29, 2019 and is an IT services provider.

On August 2, 2022, Vocodia purchased all outstanding shares of CFM held by an owner under common ownership for $10 in consideration. The Company determined that the acquisition met the requirements for accounting for the transaction as a transfer of an asset in accordance with Accounting Standards Codification (“ASC”) 805-50, common control transactions and is accounted for by Vocodia at the carrying value of the net assets transferred on a prospective basis. The transfer was not determined to be significant to the accounting and operations of Vocodia.

Going Concern

The Company’s consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States including the assumption of a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the accompanying consolidated financial statements, the Company had a net loss of approximately $5.3 million, an accumulated deficit of $87.1 million, and used cash in operations of approximately $1.6 million for the six months ended June 30, 2023. Additionally, as of the date of this filing some of our convertible notes payable are in default and the company does not have sufficient cash for settlement. The Company expects to continue to incur significant expenditures to develop its technology and is currently not reserving cash to repay convertible notes. As such, there is substantial doubt about the company’s ability to continue as a going concern.

Management recognizes that the Company must obtain additional resources to successfully develop its technology and implement its business plans. Through June 30, 2023, the Company has received funding in the form of indebtedness and from the sale stock subscriptions. Management plans to continue to raise funds and/or refinance our indebtedness to support our operations in 2023 and beyond. However, no assurances can be given that we will be successful. If management is not able to timely and successfully raise additional capital and/or refinance indebtedness, the implementation of the Company’s business plan, financial condition and results of operations will be materially affected. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and with Rule 8-03 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and notes required by accounting principles generally accepted in the United States of America for annual financial statements. A complete discussion of the Company’s significant accounting policies is included in the Company’s audited consolidated financial statements as included in a Form S-1 for the year ended December 31, 2022.

In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2023 and the results of operations and cash flows for the periods presented. The accompanying condensed consolidated financial statements of the Company have not been audited by the Company’s independent registered public accounting firm, except that the year-end condensed consolidated balance sheet was derived from audited financial statements. The results of operations for the six months ended June 30, 2023 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes thereto for the year ended December 31, 2022 included in the Company’s Registration Statement on Form S-1.

Basis of Consolidation

The unaudited condensed financial statements have been prepared on a consolidated basis with those of the Company’s wholly-owned subsidiaries, Vocodia FL, LLC, Vocodia JV, LLC, and CFM. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain expenses during the reporting period. Actual results could differ from these good faith estimates and judgments Significant estimates are contained in the accompanying financial statements for the valuation of derivatives, the valuation allowance on deferred tax assets, share-based compensation, useful lives for depreciation and amortization of long-lived assets, and the incremental borrowing rate used on right-of-use asset.

Cash and Cash Equivalents

Cash and cash equivalents include cash in bank accounts and money market funds with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company did not have any cash equivalents as of June 30, 2023 and December 31, 2022.

Revenue Recognition

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised goods or services to customers. The Company follows a five-step process to achieve this core principle: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s revenues are derived from three sources: (1) implementation fees, (2) offering its software as a service on a recurring monthly basis, and (3) generation and verification of leads. Implementation fees are charged for setting up or calibrating its software so that the AI can be used by the customer for its particular use case, and are usually a one time cost. The Company’s contracts with customers are structured with stated prices per service performed, which are not subject to uncertainty or probability of significant reversal; thus do not represent variable consideration. The recurring monthly fees are charged for the ongoing use of the AI to continue to call/prospect for the company’s customers, and are charged on a monthly recurring basis. The Company awards discounts to its customers on a discretionary basis. Contract liabilities, amounting to $8,000 as of June 30, 2023, pertains to customer deposits for future services, which are expected to be performed and earned during the year ended December 31, 2023.

Fair Value of Financial Instruments

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair Value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires the Company to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded, may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and convertible debt approximate fair value due to the short-term maturities of these instruments.

Set out below are the Company’s financial instruments that are required to be remeasured at fair value on a recurring basis and their fair value hierarchy as of June 30, 2023 and December 31, 2022:

June 30, 2023	Level 1	Level 2	Level 3	Carrying Value
Liabilities
Derivative Liability – Warrants	$-	$-	$1,670,821	$1,670,821
Derivative Liability – Conversion feature	-	-	88,545	88,545
Total Liabilities	$-	$-	$1,759,366	$1,759,366

December 31, 2022	Level 1	Level 2	Level 3	Carrying Value
Liabilities
Derivative Liability – Warrants	$-	$-	$1,185,374	$1,185,374
Derivative Liability – Conversion feature	-	-	45,984	45,984
Total Liabilities	$-	$-	$1,231,358	$1,231,358

Deferred Offering Costs

Pursuant to ASC 340-10-S99-1, costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. Deferred offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be expensed.

As at June 30, 2023 and December 31, 2022, deferred offering costs consisted of the following:

	2023	2022
General and administrative expenses	$97,933	$70,000
Share-based equity compensation	3,511,000	3,511,000
	$3,608,933	$3,581,000

Advertising

The Company expenses advertising costs as they are incurred. Advertising expenses totaled approximately $46,471 and $227,994 for the six months ended June 30, 2023 and 2022, respectively.

Share-Based Compensation

The Company accounts for employee and non-employee stock awards under ASC 718, Compensation – Stock Compensation, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to nonemployees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. Equity grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Further information regarding share-based compensation can be found in Note 8.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For our derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

Net Income (Loss) Per Share of Common Stock

Net loss per share of common stock requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, warrants unless the result would be antidilutive.

The dilutive effect of restricted stock units subject to vesting and other share-based payment awards is calculated using the “treasury stock method,” which assumes that the “proceeds” from the exercise of these instruments are used to purchase common shares at the average market price for the period. The dilutive effect of convertible securities is calculated using the “if-converted method.” Under the if-converted method, securities are assumed to be converted at the beginning of the period, and the resulting shares of common stock are included in the denominator of the diluted calculation for the entire period being presented.

For the six months ended June 30, 2023 and 2022, the following common stock equivalents were excluded from the computation of diluted net loss per share as the result of the computation was anti-dilutive.

	June 30,	June 30,
	2023	2022
Warrants	461,500	131,250
Convertible notes payable	882,533	-

Recent Accounting Pronouncements

The Company has considered all recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30, 2023 and December 31, 2022:

	June 30,	December 31,
	2023	2022
Furniture and Fixtures	$27,877	$27,877
Computer Equipment	9,684	9,684
Total Property and Equipment	37,561	37,561
Less: accumulated depreciation and amortization	(11,334)	(8,375)
Property and Equipment, net	$26,227	$29,186

During the six months ended June 30, 2023 and 2022, depreciation and amortization expense relating to property and equipment was $2,959 and $3,686, respectively.

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at June 30, 2023 and December 31, 2022:

	June 30,	December 31,
	2023	2022
Accounts payable	$626,932	$312,043
Accrued expenses	113,992	-
Accrued interest	92,436	-
Accounts payable and accrued expenses	$833,360	$312,043

NOTE 5 – OPERATING LEASES

We had operating leases for our corporate offices and one short term lease for executive offices. Our corporate office lease has a remaining lease term of four (4) years with no options to extend. Our executive office space has been vacated.

As at June 30, 2023 and December 31, 2022, right-of-use asset consisted of the following:

The following summarizes the right-of use asset and lease information for the Company’s operating leases:

	Six Months Ended
	June 30
	2023	2022

Operating lease cost	$47,551	$40,057

Other information:
Cash paid for operation cash flows from operating lease	$61,124	$56,567

Weighted-average remaining lease term - operating lease (year)	3.42	4.42
Weighted-average discount rate - operating lease	6.50%	6.50%

The following table represents a reconciliation of the undiscounted future minimum lease payments under the lease to the amounts reported as operating lease liability on the consolidated balance sheets at June 30, 2023:

Year Ended December 31,
2023 (Remaining six months)	$62,154
2024	125,782
2025	128,362
2026	120,114
Total lease payments	436,412
Less: Imputed Interest	(46,489)
Total operating lease liability	389,924
Operating lease liability, current portion	102,182
Operating lease liability, net of current portion	$287,742

NOTE 6 – CONVERTIBLE NOTES PAYABLE

During the six months ended June 30, 2023, the Company issued approximately $941,177 in original issue discount senior secured convertible notes (together, the “2023 Convertible Notes”). The 2023 Convertible Notes bear interest at an annualized rate of 15%, with no interest for the first six months. The 2023 Convertible Notes mature nine (9) months after the original issue date of the 2023 Convertible Notes, whereupon all outstanding principal and accrued interest is due to the holders of the 2023 Convertible Notes.

The 2023 Convertible Notes include a conversion feature, whereupon a successful IPO (the “Liquidity Event”), the 2023 Convertible Notes may be payable to the holders by the Company delivering to the holders shares of common stock equal to the payment amount due at the date of the Liquidity Event divided by the conversion price. As defined in the agreement, the conversion price is the product of the offering price per share of common stock paid in a Liquidity Event and a 35% discount.

In connection with the issuance of the 2023 Convertible Notes, the Company issued common stock purchase warrants to the holders of the 2023 Convertible Notes (the “2023 Warrants”). The 2023 Warrants give the holders the right, but not the obligation, to purchase shares of the Company obtained by dividing 50% of the original principal amount of the 2023 Convertible Notes by the offering price per share of common stock paid in a Liquidity Event. The exercise price of the 2023 Warrants are equal to the product of the conversion price of the Notes and 120%. The 2023 Warrants expire five (5) years from the consummation of the first Liquidity Event.

The conversion feature and 2023 Warrants have been accounted for as a derivative liability, in accordance with ASC 815 (see Note 7).

For the six months ended June 30, 2023, the conversion feature of the 2023 Convertible Notes has not been exercised and no warrants have been exercised.

Convertible notes payable, net consisted of the following:

	Maturities (calendar	Stated Interest	Effective Interest	June 30,	December 31,
	year)	Rate	Rate	2023	2022
August 2022 issuances	2023	20%	195%	$614,118	$511,765
September 2022 issuances	2023	15%-20%	201%	1,461,765	1,332,353
November 2022 issuances	2023	15%	212%	352,941	352,941
December 2022 issuances	2023	15%	155%	230,000	230,000
April 2023 issuances	2024	15%	215%	588,235	-
May 2023 issuances	2024	15%	172%	58,824	-
June 2023 issuances	2024	15%	170%	294,118	-
Total face value				3,600,001	2,427,059
Unamortized debt discount and issuance costs				(767,583)	(1,410,677)
Total convertible notes				2,832,418	1,016,382
Current portion of convertible notes				(2,832,418)	(1,016,382)
Long-term convertible notes				$-	$-

As of June 30, 2023, Notes issued in August and September 2022, totaling $1,390,589, are currently in default. The Company recorded a default penalty of $231,765 for the six months ended June 30, 2023.

During the six months ended June 30, 2023, the Company recorded interest expense of $1,663,699 (none for June 30, 2022), which included amortization of debt discount of $1,339,498, default penalty of $231,765, and accrued interest of $92,436. As of June 30, 2023 and December 31, 2022, accrued interest was $92,436 and $0, respectively.

NOTE 7 – DERIVATIVE LIABILITY

Fair Value Assumptions Used in Accounting for Derivative Liabilities

ASC 815 requires us to assess the fair market value of derivative liabilities at the end of each reporting period and recognize any change in the fair market value as other income or expense. The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of issuance and June 30, 2023.

The Black-Scholes model, which requires six basic data inputs: the exercise or strike price, time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The current stock price is based on historical issuances. Expected volatility is based on the historical stock price volatility of comparable companies’ common stock, as our stock does not have sufficient historical trading activity. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.

During the six months ended June 30, 2023, in connection with the convertible notes payable, that grants warrants and a conversion feature which converts into common shares at the Liquidity Event. The Company determined our derivative liability from the noteholder’s conversion for the convertible notes is not clearly and closely related to the host and accounted for it as a bifurcated derivative liability. Because the warrants were granted but are not issued until a Liquidity Event takes place, the actual number of warrants to be issued is currently variable and the exact amount to be issued is unknown. As a result, the Company calculated the derivative liability based on the conditional liquidity event, the IPO. The pricing of the IPO was assumed to be between $6.00 and $8.00 per share and probabilities were assigned not only for the IPO, but at different price points within the range, either $6.00, $7.00, or $8.00 per share.

The following table summarizes the changes in the derivative liabilities during the six months ended June 30, 2023:

June 30,
	Initial Date	2023
Expected exercise price	4.68 - 6.24	4.68 - 6.24
Expected conversion price	3.90 - 5.20	3.90 - 5.20
Expected term	0.75 - 5.00 years	0.13 - 5.00 years
Expected average volatility	102% - 121%	102% - 143%
Expected dividend yield	-	-
Risk-free interest rate	3.60%-5.27%	3.60% - 5.47%
Probability of Liquidity Event	80%	80%
Probabilities on price	10% - 60%	10% - 60%

For the six months ended June 30, 2023, the estimated fair values of the liabilities measured on a recurring basis are as follows:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Balance - December 31, 2022	$1,231,358
Addition of new derivatives recognized as debt discount - warrants	463,410
Addition of new derivatives recognized as debt discount - conversion feature	41,817
Change in fair value of the derivative	22,781
Balance - June 30, 2023	$1,759,366

NOTE 8 – STOCKHOLDERS’ EQUITY

Authorized Capital Stock

Effective August 2023 (filed September 2023), the Company filed Articles of Amendment to amend for authorized capital stock to authorize the Company to issue 500,000,000 shares. The Company has authorized 476,000,000 shares of common stock with a par value of $0.0001 per share and 24,000,000 shares of Preferred Stock with a par value of $0.0001 per share. The Company shall have the authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Company.

Effective January 27, 2023, the Company has approved a reverse stock split of the Company’s issued and outstanding shares of common share, at a ratio of 1-for-20 (the “Reverse Stock Split”). All share and per share data included within the consolidated financial statements and related footnotes have been retroactively adjusted to account for the effect of the Reverse Stock Split for all periods presented.

Series A Preferred Stock

The Company has designated 4,000,000 preferred shares, par value $0.0001, as Series A Preferred Stock. Initially, holders of Series A Preferred Stock would have the right to vote with 1,000 votes per common share on any matters brought before the stockholders of the Company. On April 17, 2023, our Board passed a resolution, in accordance with the laws of the State of Wyoming which, when the SEC declares our registration statement effective, shall require the Company to amend the rights of all authorized, issued, outstanding, and forthcoming Series A Preferred Stock, so that the holders of the Series A Preferred Stock have no right to vote on any matters brought before the stockholders of the Company.

The Series A Preferred Stockholders are not entitled to any dividends, or mandatory conversion right or liquidation preference, however, they do have a voluntary conversion right.

Holders of the Company’s Series A Preferred Stock shall have the right to convert at a ratio of 0.025 share of the Company’s common stock for 1 share of the Company’s Series A Preferred Stock (subject to adjustments relating to stock splits, distributions, mergers, consolidation, exchange of shares, recapitalization, reorganization, or other similar event). The conversion right that the holders of the Series A Preferred Stock shall become valid and in force when the SEC declares the Company’s Registration Statement on Form S-1 effective.

As of June 30, 2023 and December 31, 2022, 4,000,000 shares of Series A Preferred Stock were issued and outstanding.

Series B Preferred Stock

Effective April 17, 2023, the Company has designated 1,000 preferred shares, par value $0.0001, as Series B Preferred Stock. Series B Preferred Stock has no voting rights, but shall be mandatorily converted into common stock with voting rights upon the completion of our initial public offering or our change of control. The Series B Preferred Stockholders are not entitled to any dividends.

During the six months ended June 30, 2023, the Company issued 155 shares of Series B Preferred stock for $155,000.

As of June 30, 2023 and December 31, 2022, 155 and 0 shares of Series B Preferred Stock were issued and outstanding, respectively.

Common Stock

Each share of Common Stock entitles the holder to one vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

During the six months ended June 30, 2023, the Company had the following common stock transactions:

●	333,192 shares and warrants issued to non-employees for services valued at $769,756.

●	600,000 shares issued for employee compensation valued at $918,000.

●	162,500 shares cancelled.

During the six months ended June 30, 2022, the Company had the following common stock transactions:

●	52,179 common stock units consisting of one (1) share and one (1) warrant, for $2,087,147.

●	15,000 shares for exercise of warrants for $300,000.

●	262,250 shares and warrants to non-employees for services valued at $15,144,207.

●	37,500 shares to employees for services valued at $1,095,082.

●	25,000 shares cancelled.

As of June 30, 2023 and December 31, 2022, 3,864,746 and 3,094,054 shares of common stock were issued and outstanding, respectively.

Stock-based compensation

During the six months ended June 30, 2023 and 2022, stock-based compensation was recognized as follows:

	2023	2022
Salaries and wages	$918,000	$1,095,082
Research and development and other service providers	769,756	11,633,207
	$1,687,756	$12,728,289

During the six months ended June 30, 2023 and 2022, the Company valued 100,000 and 131,250 common stock warrants granted for services, respectively, as a Level 3 fair value measurement and used a Black-Scholes option pricing model. The Company determined a value of $349,000 and $3,505,199, respectively.

The Company valued compensation expense to employees based on a weighted average price of shares issued to unrelated parties for cash and compensation. The Company estimated the fair value of common stock for common stock units based on the Black-Scholes valuation model to back solve for the fair value allocated to the common stock and the common stock warrant. During the six months end June 30, 2023 and the year ended December 31, 2022, the following assumptions were used:

	June 30,	December 31,
	2023	2022
Expected exercise price	$1.00	$0.10 - 4.00
Stock price	$6.00 - 8.00	$1.53 - 1.57
Expected term	5 years	2.00 - 6.00 years
Expected average volatility	90%	86% - 99%
Expected dividend yield	-	-
Risk-free interest rate	4.08%	0.99% - 4.34%
Probability of Liquidity Event	80%	N/A
Probability on price	8% - 48%	N/A

Warrants

A summary of activity of the warrants during the six months ended June 30, 2023, are as follows:

	Warrants Outstanding		Weighted
		Weighted Average	Average Remaining
	Number of Warrants	Exercise Price	life (years)
Outstanding, December 31, 2022	361,500	$5.62	3.41
Granted	100,000	1.00	3.00
Expired / cancelled	-	-	-
Exercised	-	-	-
Outstanding, June 30, 2023	461,500	$4.62	2.84

The intrinsic value of the warrants as of June 30, 2023 is $0. All of the outstanding warrants are exercisable as of June 30, 2023.

NOTE 9 – RELATED PARTY TRANSACTIONS

Operating expense related party

During the six months ended June 30, 2023 and 2022, the Company incurred approximately $4,318 and $222,500, respectively, in investor marketing and relations services from a company owned by the former chief strategy officer.

Related party payable

On August 1, 2022, the Company entered into a lending arrangement with a related party, the prior owner of Click Fish. The loan is for a two (2) year term and accrued simple annual interest at a rate of 5% per annum. As of June 30, 2023 and December 31, 2022, the remaining note payable balance was $75,466 and $73,690, respectively, which includes all outstanding principle and accrued interest.

Related party management fees

For the six months ended June 30, 2023 and 2022, the Company incurred management fees from members of management amounting to approximately $20,200 and $27,500, respectively.

For the periods ended June 30, 2023 and 2022, 47 Capital Management LLC, an entity wholly owned by the CFO billed the Company $68,100 and $0, respectively. 47 Capital Management LLC provided outsourced CFO services.

NOTE 10 – SUBSEQUENT EVENTS

Management evaluated all additional events subsequent to the balance sheet date through to October 18, 2023, the date the consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Rosenberg Rich Baker Berman, P.A.	www.rrbb.com

265 Davidson Avenue, Suite 210 ● Somerset, NJ 08873-4120 ● Phone 908-231-1000 ● Fax 908-231-6894

111 Dunnell Road, Suite 100 ● Maplewood, NJ 07040 ● Phone 973-763-6363 ● Fax 973-769-4430

Shareholders and Board of Directors

Vocodia Holdings Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Vocodia Holdings Corp (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Material Restatement of the 2022 and 2021 Financial Statements

As discussed in Note 11 to the financial statements, the accompanying 2022 and 2021 financial statements have been restated to correct material misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an of opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

“RRBB” is the brand name under which Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC, and its subsidiary entities, including CFO Financial Partners LLC, provide professional services. Rosenberg Rich Baker Berman, P.A. and RRBB Advisors, LLC (and its subsidiary entities) practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. Rosenberg Rich Baker Berman, P.A. is a licensed independent CPA firm that provides attest services to its clients, and RRBB Advisors, LLC, and its subsidiary entities provide tax and business consulting services to their clients. RRBB Advisors, LLC, and its subsidiary entities are not licensed CPA firms.

Rosenberg Rich Baker Berman, P.A.

Shareholders and Board of Directors

Vocodia Holdings Corp.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.

Somerset, New Jersey

October 18, 2023

Vocodia Holdings Corp

Consolidated Balance Sheets (Restated)

	December 31,	December 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$697,626	$638,641
Prepaid expenses and other current assets	174,457	55,960
Total Current Assets	872,083	694,601

Non-Current Assets
Property and equipment, net	29,186	34,104
Right-of-use assets	411,149	499,713
Deferred offering costs	3,581,000	-
Other assets	18,306	49,073
Total Non-Current Assets	4,039,641	582,890

TOTAL ASSETS	$4,911,724	$1,277,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$312,043	$157,711
Contract liabilities	203,000	-
Related party payable	73,690	-
Convertible notes payable, net	1,016,382	-
Derivative liabilities	1,231,358	-
Operating lease liability, current portion	97,709	85,887
Total Current Liabilities	2,934,182	243,598

Non-current Liability
Operating lease liability, less current portion	339,765	437,350
Total Non-Current Liabilities	339,765	437,350
TOTAL LIABILITIES	3,273,947	680,948

Shareholders’ Equity
Preferred stock, $0.0001 par value; 24,000,000 shares authorized;
Series A Preferred Stock, 4,000,000 shares designated, $0.0001 par value; 4,000,000 shares issued and outstanding at December 31, 2022 and 2021	400	400
Common stock, $0.0001 par value: 476,000,000 shares authorized; 3,094,054 and 2,675,500 shares issued and outstanding at December 31, 2022 and 2021, respectively	309	267
Additional paid-in capital	83,434,035	61,637,624
Accumulated deficit	(81,796,967)	(61,041,748)
Total shareholders’ equity	1,637,777	596,543

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,911,724	$1,277,491

See accompanying notes to consolidated financial statements.

Vocodia Holdings Corp

Consolidated Statements of Operations (Restated)

		From Inception
	Year Ended	(April 27, 2021) to
	December 31,	December 31,
	2022	2021
Net Sales	$658,875	$14,950
Cost of Sales	804,404	61,905
Gross Loss	(145,529)	(46,955)

Operating Expenses
General and administrative expenses	2,456,758	1,459,392
Salaries and wages	3,540,007	41,552,434
Research and development	14,260,567	16,806,092
Total Operating Expenses	20,257,332	59,817,918

Operating Loss	(20,402,861)	(59,864,873)

Other Income (Expenses)
Loss on investment	-	(1,176,875)
Other income	5,000	-
Change in fair value of derivative liability	25,706	-
Interest expense	(383,064)	-
Total Other Expenses	(352,358)	(1,176,875)

Loss Before Taxes	(20,755,219)	(61,041,748)

Income Taxes	-	-
Net Loss	$(20,755,219)	$(61,041,748)

Basic and diluted loss per common share	$(6.98)	$(34.98)
Weighted average number of common shares outstanding - basic and diluted	2,972,487	1,744,886

See accompanying notes to consolidated financial statements.

Vocodia Holdings Corp

Consolidated Statements of Stockholders’ Equity (Restated)

For the Period from Inception (April 27, 2021) to the Year Ended December 31, 2022

	Preferred Shares		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Inception, April 27, 2021	-	$-	-	$-	$-	$-	$-
Common control adjustment	-	-	-	-	1,001	-	1,001
Issuance of stock to founders	4,000,000	400	200,000	20	(20)	-	400
Issuance of common stock units	-	-	210,250	21	4,959,680	-	4,959,701
Employee common stock compensation	-	-	1,672,500	167	40,809,634	-	40,809,801
Non-Employee common stock compensation	-	-	592,750	59	15,867,329	-	15,867,388
Net loss	-	-	-	-	-	(61,041,748)	(61,041,748)
Balance, December 31, 2021	4,000,000	400	2,675,500	267	61,637,624	(61,041,748)	596,543
Issuance of common stock units	-	-	86,804	9	2,792,107	-	2,792,116
Issuance of common stock for intellectual property to related parties	-	-	300,000	30	-	-	30
Issuance of common stock and warrants for non-employee services	-	-	289,750	29	16,723,896	-	16,723,925
Employee common stock compensation	-	-	60,000	6	1,752,125	-	1,752,131
Warrant exercise	-	-	32,500	3	649,870	-	649,873
Common stock cancellation	-	-	(350,500)	(35)	35	-	-
Distribution to former owner of ClickFish	-	-	-	-	(121,622)	-	(121,622)
Net loss	-	-	-	-	-	(20,755,219)	(20,755,219)
Balance, December 31, 2022	4,000,000	$400	3,094,054	$309	$83,434,035	$(81,796,967)	$1,637,777

See accompanying notes to consolidated financial statements.

Vocodia Holdings Corp

Consolidated Statements of Cash Flows (Restated)

		From Inception
	Year Ended	(April 27, 2021) to
	December 31,	December 31,
	2022	2021
Operating Activities:
Net Loss	$(20,755,219)	$(61,041,748)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	5,849	2,526
Amortization of debt issuance costs	380,996	-
Change in fair value of derivative liability	(25,706)	-
Loss on investment	-	1,176,875
Stock-based compensation	14,965,085	56,677,189
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(118,497)	(55,960)
Other assets	30,768	(49,073)
Accounts payable and accrued expenses	154,332	157,711
Contract liability	203,000	-
Change in operating lease assets and liability	2,801	23,524
Cash used in Operating Activities	(5,156,591)	(3,108,956)

Investing Activities:
Purchase of property and equipment	(931)	(36,630)
Acquisition of ClickFish	-	1.401
Cash used in Investing Activities	(931)	(35,229)

Financing Activities:
Proceeds from issuance of common stock units	2,792,116	4,959,701
Deferred offering costs	(70,000)	-
Proceeds from issuance of warrants	649,873	-
Payment of debt issuance costs	(175,050)	-
Repayment to related party payable	(47,932)	-
Investment in Vocodia International Sales Agency	-	(1,176,875)
Proceeds from convertible notes payable	2,067,500	-
Cash provided by Financing Activities	5,216,507	3,782,826

Change in cash and cash equivalents	58,985	638,641
Cash and cash equivalents, beginning balances	638,641	-
Cash and Cash Equivalents, Ending Balances	$697,626	$638,641

Non-Cash Investing and Financing Activities:
Initial derivative liabilities recognized as a debt discount	$1,257,064	$-
Initial recognition of operating right-of-use asset and liability	$-	$535,384
Issuance of common stock and warrants as deferred offering costs	$3,511,000	$-
Distribution to former owner of ClickFish for acquisition through issuance of related party loan payable	$121,622	$-
Common stock payable for acquisition of intellectual property from related parties	$30	$-

See accompanying notes to consolidated financial statements.

VOCODIA HOLDINGS, INC.

RESTATED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 – ORGANIZATION AND GOING CONCERN

Organization and Business Overview

The Company and Business: Vocodia Holdings Corp (“Vocodia”) was incorporated in the State of Wyoming on April 27, 2021 and is a conversational artificial intelligence (“AI”) technology provider. Vocodia’s technology is used to increase sales and drive conversions for its product or service.

ClickFish Media, Inc. (“CFM”) was incorporated in the State of Florida on November 29, 2019 and is an IT services provider.

On August 2, 2022, Vocodia purchased all outstanding shares of CFM held by an owner under common ownership for $10 in consideration. The Company determined that the acquisition met the requirements for accounting for the transaction as a transfer of an asset in accordance with Accounting Standards Codification (“ASC”) 805-50, common control transactions and is accounted for by Vocodia at the carrying value of the net assets transferred on a prospective basis. The transfer was not determined to be significant to the accounting and operations of Vocodia.

Amended and Restated Articles of Incorporation

Effective January 27, 2023, the Company has approved a reverse stock split of the Company’s issued and outstanding shares of common share, at a ratio of 1-for-20 (the “Reverse Stock Split”). As of December 31, 2022 and immediately prior to the Stock Split, there were 61,881,075 shares of common share issued and outstanding. As a result of the Stock Split, the Company has 3,094,054 shares of common shares issued and outstanding as of December 31, 2022. All share and per share data included within the consolidated financial statements and related footnotes have been retroactively adjusted to account for the effect of the Reverse Stock Split for all periods presented.

Going Concern

The Company’s consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States including the assumption of a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the accompanying consolidated financial statements, the Company had a net loss of approximately $20.8 million, an accumulated deficit of $81.8 million, and used cash in operations of approximately $5.2 million for the year ended December 31, 2022. Additionally, as of the date of this filing, some of our convertible notes payable are in default and the company does not have sufficient cash for settlement. The Company expects to continue to incur significant expenditures to develop its technology and is currently not reserving cash to repay convertible notes. As such, there is substantial doubt about the Company’s ability to continue as a going concern.

Management recognizes that the Company must obtain additional resources to successfully develop its technology and implement its business plans. Through December 31, 2022, the Company has received funding in the form of indebtedness and from the sale stock subscriptions. Management plans to continue to raise funds and/or refinance our indebtedness to support our operations in 2023 and beyond. However, no assurances can be given that we will be successful. If management is not able to timely and successfully raise additional capital and/or refinance indebtedness, the implementation of the Company’s business plan, financial condition and results of operations will be materially affected. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared using the accrual basis of accounting in accordance with GAAP.

Basis of Consolidation

The financial statements have been prepared on a consolidated basis, with the Company’s wholly owned subsidiaries, Vocodia FL, LLC, Vocodia JV, LLC, and CFM. All intercompany transactions and balances have been eliminated.

Restatement

In June, 2023, the management of Vocodia concluded that Vocodia’s previously issued audited consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2021 should no longer be relied upon. As a result of the errors identified, the Company restated the consolidated statements of operations, balance sheets, stockholders’ equity, and cash flows for each of the periods presented. In addition, the Company made substantial updates to the footnote disclosures as a result of the restatement, and made other enhancements to certain disclosures to ensure they are in conformity with applicable GAAP.

In accordance with ASC 250, Accounting Changes and Error Corrections, the Company evaluated the materiality of the adjustments, considering both quantitative and qualitative factors, and determined that the related aggregate impact was material to its consolidated financial statements as of and for the year ended December 31, 2022 and the period from inception to December 31, 2021 (see Note 11).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain expenses during the reporting period. Actual results could differ from these good faith estimates and judgments Significant estimates are contained in the accompanying financial statements for the valuation of derivatives, the valuation allowance on deferred tax assets, share-based compensation, useful lives for depreciation and amortization of long-lived assets, and the incremental borrowing rate used on right-of-use asset.

Cash and Cash Equivalents

Cash and cash equivalents include cash in bank accounts and money market funds with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. At December 31, 2022 and 2021, the Company did not have any cash equivalents.

Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000 per institution. The amount in excess of the FDIC insurance as of December 31, 2022 and 2021 was approximately $423,068 and $277,019, respectively. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for major betterments and additions are charged to the property and equipment accounts, while replacements, maintenance, and repairs, which do not improve or extend the lives of the respective assets, are charged to expense. The carrying amounts of assets that are sold or retired and their related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in income. Depreciation is calculated on straight-line basis with estimated useful lives as follows:

Furniture and fixtures	7 years
Computer equipment	5 years

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), which requires the Company to recognize revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised goods or services to customers. ASC 606, as amended, defines a five-step process to achieve this core principle: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s revenues are derived from three sources: (1) implementation fees, (2) offering its software as a service on a recurring monthly basis, and (3) generation and verification of leads. Implementation fees are charged for setting up or calibrating its software so that the AI can be used by the customer for its particular use case, and are usually a one-time cost. The Company’s contracts with customers are structured with stated prices per service performed, which are not subject to uncertainty or probability of significant reversal; thus do not represent variable consideration. The recurring monthly fees are charged for the ongoing use of the AI to continue to call/prospect for the company’s customers, and are charged on a monthly recurring basis. The Company awards discounts to its customers on a discretionary basis. Contract liabilities, amounting to $203,000 as of December 31, 2022, pertains to customer deposits for future services, which are expected to be performed and earned during the year ended December 31, 2023. The Company had no contract liabilities as of December 31, 2021.

Research and Development and Software Development Costs

Research and development costs are expensed as incurred. In accordance with Financial Accounting Standards Board (“FASB”) ASC 350-40, Internal Use Software, the Company capitalizes certain internal use software development costs associated with creating and enhancing internally developed software related to its platforms. Software development activities generally consist of three stages (i) the research and planning stage, (ii) the application and development stage, and (iii) the post-implementation stage. Costs incurred in the planning and postimplementation stages of software development, or other maintenance and development expenses that do not meet the qualification for capitalization are expensed as incurred. Costs incurred in the application and infrastructure development stage, including significant enhancements and upgrades, are capitalized. These costs include personnel expenses for employees or consultants who are directly associated with and who devote time to software projects, and external direct costs of materials obtained in developing the software. These software developments and acquired technology costs will be amortized on a straight-line basis over the estimated useful life upon the “go-live” date. The Company did not capitalize any of its costs associated with the development of its software as technological feasibility was established within a short time frame from the software’s general availability.

Fair Value of Financial Instruments

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair Value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires the Company to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded, may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and convertible debt approximate fair value due to the short-term maturities of these instruments.

Set out below are the Company’s financial instruments that are required to be remeasured at fair value on a recurring basis and their fair value hierarchy as of December 31, 2022 (none for December 31, 2021):

December 31, 2022	Level 1	Level 2	Level 3	Carrying Value
Liabilities
Derivative Liability - Warrants	$-	$-	$1,185,374	$1,185,374
Derivative Liability – Conversion feature	-	-	45,984	45,984
Total Liabilities	$-	$-	$1,231,358	$1,231,358

Long-Lived Assets

The Company reviews its long-lived assets for possible impairment at least annually, and more frequently if circumstances warrant. Impairment is determined to exist when estimated amounts recoverable through future cash flows from operations on an undiscounted basis, are less than long-lived assets carrying value. If a long-lived asset is determined to be impaired, it is written down to its estimated fair value to the extent that the carrying amount exceeds the fair value of the long-lived asset. The Company did not recognize any impairment losses on long-lived assets during the year ended December 31, 2022 and the period from inception to December 31, 2021.

Deferred Offering Costs

Pursuant to ASC 340-10-S99-1, costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. Deferred offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the proposed public offering. Should the proposed public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be expensed.

As at December 31, 2022 and 2021, deferred offering costs consisted of the following:

	2022	2021
General and administrative expenses	$70,000	$-
Share-based equity compensation	3,511,000	-
	$3,581,000	$-

Advertising

The Company expenses advertising costs as they are incurred. Advertising expenses for the year ended December 31, 2022 and the period from inception to December 31, 2021 were $319,474 and $280,022, respectively.

Share-Based Compensation

The Company accounts for employee and non-employee stock awards under ASC 718, Compensation – Stock Compensation, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to nonemployees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable. Equity grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Further information regarding share-based compensation can be found in Note 7.

Income Taxes

The Company accounts for income tax under the provisions of ASC 740, Income Taxes. The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. At December 31, 2022 and 2021, the Company had no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The Company’s tax years subject to examination by tax authorities generally remain open for three (3) years from the date of filing.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are required to be reduced by a valuation allowance to the extent that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets. The Company did not utilize any financing that required recognition of finance leases during the year ended December 31, 2022 and the period from inception to December 31, 2021.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations We have elected not to separate lease and non-lease components for any class of underlying asset.

The Company determines the present value of minimum future lease payments for operating leases by estimating a rate of interest that it would have to pay to borrow on a collateralized basis over a similar term, an amount equal to the lease payments and a similar economic environment (the “incremental borrowing rate” or “IBR”).

The Company determines the appropriate IBR by identifying a reference rate and making adjustments that take into consideration financing options and certain lease-specific circumstances. For the reference rate, the Company used the seven-year mortgage interest rate.

Convertible Notes

The Company bifurcates conversion options from their host instruments and accounts for them as free standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For our derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within twelve (12) months of the balance sheet date.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Black-Scholes pricing model.

Loss on Investments

During the period from inception to December 31, 2021, the Company invested $1,176,875 in Vocodia International Sales Agency (“VISA”), an international sales company dedicated to providing sales lead from overseas sources for a 16.67% ownership interest. The transaction was accounted for using the equity method. As of December 31, 2021, VISA had ceased operations, and accordingly, the Company recorded a loss on investment of $1,176,875 for the period ended December 31, 2021.

Net Income (Loss) Per Share of Common Stock

Net loss per share of common stock requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, warrants unless the result would be antidilutive.

The dilutive effect of restricted stock units subject to vesting and other share-based payment awards is calculated using the “treasury stock method,” which assumes that the “proceeds” from the exercise of these instruments are used to purchase common shares at the average market price for the period. The dilutive effect of convertible securities is calculated using the “if-converted method.” Under the if-converted method, securities are assumed to be converted at the beginning of the period, and the resulting shares of common stock are included in the denominator of the diluted calculation for the entire period being presented.

For the year ended December 31, 2022 and the period from inception to December 31, 2021, the following common stock equivalents were excluded from the computation of diluted net loss per share as the result of the computation was anti-dilutive.

	2022	2021
Warrants	361,500	210,250
Convertible notes payable	580,094	-

Segment

The Company operates as a single operating segment, being a provider of conversational artificial intelligence technology. The Company’s chief operating decision maker, its Chief Executive Officer, reviews financial information on an aggregate basis for the purposes of allocating resources and evaluating financial performance. The Company’s primary operations are in the United States and it has derived substantially all of its revenue from sales to customers in this jurisdiction.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). The guidance replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credits, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. ASC 326 requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses as well as the credit quality and underwriting standards of a company’s portfolio. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities the Company does not intend to sell or believes that it is more likely than not they will be required to sell. The ASU can be adopted no later than January 1, 2020 for SEC filers and January 1, 2023 for private companies and smaller reporting companies. The Company has not yet adopted this ASU as it qualifies as a smaller reporting company. The adoption of this ASU will not have a material impact on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

The Company on January 1, 2022, adopted the provisions of ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity). The modified retrospective adoption of the new accounting principle did not have a material effect on the Company’s financial statements. As a result of the adoption of this new accounting principle, the Company did not have to separate any embedded conversion feature in the Company’s newly issued convertible debt.

The Company on January 1, 2022, early adopted ASU 2021-04: Earnings Per Share (Topic 260), Debt – Modifications and Extinguishments (Subtopic 470-50), Compensation – Stock Compensation (Topic 718) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) on a prospective basis. The new standard was issued in April 2021 with one aspect being the intent of standardizing the application of accounting for modification of warrants. The adoption of this ASU did not have material impact on the Company’s financial statements.

The Company on January 1, 2022, adopted the provisions of ASU 2021-07, Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards, which provides private companies the option to elect a practical expedient to determine the current price input of equity-classified share-based awards issued as compensation using the reasonable application of a reasonable valuation method. The characteristics of this method are the same as the characteristics used in the regulations of the U.S. Department of the Treasury related to Section 409A of the U.S. Internal Revenue Code (the Treasury Regulations) to describe the reasonable application of a reasonable valuation method for income tax purposes. The adoption of this ASU did not have material impact on the Company’s financial statements.

NOTE 3 – PROPERTY AND EQUIPMENT

As at December 31, 2022 and 2021, property and equipment consisted of the following:

	2022	2021
Furniture and Fixtures	$27,877	$27,877
Computer Equipment	9,684	8,753
Total Property and Equipment	37,561	36,630
Less: accumulated depreciation and amortization	(8,375)	(2,526)
Property and Equipment, net	$29,186	$34,104

Depreciation and amortization expense relating to property and equipment totaled approximately $5,849 and $2,526 during the year ended December 31, 2022 and the period from inception to December 31, 2021, respectively.

NOTE 4 – OPERATING LEASES

We had one operating lease for our corporate offices and one short term lease. Our corporate office lease has a remaining lease term of four (4) years with no options to extend. Our executive office space has been vacated.

As at December 31, 2022 and 2021, right-of-use asset consisted of the following:

	2022	2021
Non-current assets:
Right-of-use asset	$535,384	$535,384
Accumulated amortization	124,235	35,671
Right-of-use asset, net of amortization	$411,149	$499,713

Cash paid for the operating lease during the year ended December 31, 2022 and the period from inception to December 31, 2021 totaled $117,487and $26,591, respectively.

Operating lease expense consisted of the following the year ended December 31, 2022 and the period from inception to December 31, 2021:

	2022	2021

Short-term lease	$10,890	$3,147
Long-term lease	120,275	50,115
Total operating lease expense	$131,165	$53,262

The following table represents a reconciliation of the undiscounted future minimum lease payments under the lease to the amounts reported as operating lease liability on the consolidated balance sheets at December 31, 2022:

Years Ended December 31,
2023	$123,278
2024	125,782
2025	128,362
2026	119,969
Total lease payments	497,391
Less: Imputed Interest	(59,917)
Total operating lease liability	437,474
Operating lease liability, current portion	97,709
Operating lease liability, net of current portion	$339,765

The table below presents lease-related terms and discount rates at December 31, 2022:

Weighted average remaining lease term	3.92 years
Weighted average incremental borrowing rate	6.50%

NOTE 5 – CONVERTIBLE NOTES PAYABLE

From July 8, 2022 through December 31, 2022, the Company issued approximately $2,427,059 in original issue discount senior secured convertible notes (together, the “2022 Convertible Notes”). The notes bear interest at an annualized rate of 15%, with no interest for the first six months. The notes mature nine (9) months after the original issue date of the 2022 Convertible Notes, whereupon all outstanding principal and accrued interest is due to the holders of the notes.

The 2022 Convertible Notes include a conversion feature, whereupon a successful IPO (the “Liquidity Event”), the 2022 Convertible Notes may be payable to the holders by the Company delivering to the holders shares of common stock equal to the payment amount due at the date of the Liquidity Event divided by the conversion price. As defined in the agreement, the conversion price is the product of the offering price per share of common stock paid in a Liquidity Event and a 35% discount.

In connection with the issuance of the 2022 Convertible Notes, the Company issued common stock purchase warrants to the holders of the 2022 Convertible Notes (the “2022 Warrants”). The 2022 Warrants give the holders the right, but not the obligation, to purchase shares of the Company obtained by dividing 50% of the original principal amount of the 2022 Convertible Notes by the offering price per share of common stock paid in a Liquidity Event. The exercise price of the warrants are equal to the product of the conversion price of the 2022 Convertible Notes and 120%. The 2022 Warrants expire five (5) years from the consummation of the first Liquidity Event.

The conversion feature and 2022 Warrants have been accounted for as a derivative liability, in accordance with ASC 815 (see Note 6).

Through December 31, 2022 and the date the financial statements have been made available, the conversion feature of the Notes has not been exercised and no warrants have been exercised.

Convertible notes payable, net consisted of the following:

	Maturities (calendar year)	Stated Interest Rate	Effective Interest Rate	December 31, 2022	December 31, 2021
August 2022 issuances	2023	15%	195%	$511,765	$-
September 2022 issuances	2023	15%	201%	1,332,353	-
November 2022 issuances	2023	15%	212%	352,941	-
December 2022 issuances	2023	15%	155%	230,000	-
Total face value				2,427,059	-
Unamortized debt discount and issuance costs				(1,410,677)	-
Total convertible notes				1,016,382	-
Current portion of convertible notes				(1,016,382)	-
Long-term convertible notes				$-	$-

NOTE 6 – DERIVATIVE LIABILITITES

Fair Value Assumptions Used in Accounting for Derivative Liabilities

ASC 815 requires us to assess the fair market value of derivative liabilities at the end of each reporting period and recognize any change in the fair market value as other income or expense. The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of issuance and December 31, 2022.

The Black-Scholes model, which requires six basic data inputs: the exercise or strike price, time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The current stock price is based on historical issuances. Expected volatility is based on the historical stock price volatility of comparable companies’ common stock, as our stock does not have sufficient historical trading activity. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.

During the year ended December 31, 2022, in connection with the convertible notes payable, that grants warrants and a conversion feature which converts into common shares at the Liquidity Event, the Company determined our derivative liability from the noteholder’s conversion for the convertible notes is not clearly and closely related to the host and accounted for it as a bifurcated derivative liability. Because the warrants were granted but are not issued until a Liquidity Event takes place, the actual number of warrants to be issued is currently variable and the exact amount to be issued is unknown. As a result, the Company calculated the derivative liability based on the conditional liquidity event, the IPO. The pricing of the IPO was assumed to be between $6.00 and $8.00 per share and probabilities were assigned not only for the IPO, but at different price points within the range, either $6.00, $7.00, or $8.00 per share.

For the year ended December 31, 2022, the estimated fair values of the liabilities measured on a recurring basis, based on the following assumptions:

	Initial	December 31,
	Date	2022
Expected exercise price	$4.68 - 6.24	$4.68 - 6.24
Expected conversion price	3.90 - 5.20	3.90 - 5.20
Expected term	0.75 - 5.00 years	0.38 - 5.00 years
Expected average volatility	97% - 118%	101% - 116%
Expected dividend yield	-	-
Risk-free interest rate	3.11% - 4.79%	3.99% - 4.76%
Probability of Liquidity Event	80%	80%
Probabilities on price	10% - 60%	10% - 60%

The following table summarizes the changes in the derivative liabilities during the years ended December 31, 2022 and the period from inception to December 31, 2021:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Balance - December 31, 2021	$-
Addition of new derivatives recognized as debt discount - warrants	1,167,636
Addition of new derivatives recognized as debt discount - conversion feature	89,428
Gain on change in fair value of the derivative	(25,706)
Balance - December 31, 2022	$1,231,358

The following table summarizes the change in fair value of derivative liabilities included in the Statement of Operations for the years ended December 31, 2022 and the period from inception to December 31, 2021, respectively:

	2022	2021
Revaluation of derivative liabilities	$(25,706)	$-

NOTE 7 – STOCKHOLDERS’ EQUITY

Authorized Capital Stock

Effective August 2022 (filed September 2023), the Company filed Articles of Amendment to amend for authorized capital stock to authorize the Company to issue 500,000,000 shares. The Company has authorized 476,000,000 shares of common stock with a par value of $0.0001 per share and 24,000,000 shares of Preferred Stock with a par value of $0.0001 per share. The Company shall have the authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Company.

Series A Preferred Stock

The Company has designated 4,000,000 preferred shares, par value $0.0001, as Series A Preferred Stock. Initially, holders of Series A Preferred Stock would have the right to vote with 1,000 votes per common share on any matters brought before the stockholders of the Company. On April 17, 2023, our Board passed a resolution, in accordance with the laws of the State of Wyoming which, when the SEC declares our registration statement effective, shall require the Company to amend the rights of all authorized, issued, outstanding, and forthcoming Series A Preferred Stock, so that the holders of the Series A Preferred Stock have no right to vote on any matters brought before the stockholders of the Company.

The Series A Preferred Stockholders are not entitled to any dividends, or mandatory conversion right or liquidation preference, however, they do have a voluntary conversion right.

Holders of the Company’s Series A Preferred Stock shall have the right to convert at a ratio of 0.025 share of the Company’s common stock for 1 share of the Company’s Series A Preferred Stock (subject to adjustments relating to stock splits, distributions, mergers, consolidation, exchange of shares, recapitalization, reorganization, or other similar event). The conversion right that the holders of the Series A Preferred Stock shall become valid and in force when the SEC declares the Company’s Registration Statement on Form S-1 effective.

As of December 31, 2022 and 2021, 4,000,000 shares of Series A Preferred Stock were issued and outstanding.

Common Stock

Each share of Common Stock entitles the holder to one vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

During the year ended December 31, 2022, the Company issued and cancelled common stock as follows:

●	86,804 common stock units consisting of 1 share and 1 warrant, for $2,792,116.

●	300,000 shares issued at par value, to related parties for the acquisition of intangible assets.

●	289,750 shares to non-employees for services valued at $8,971,948.

●	60,000 shares to employees for services valued at $1,752,131.

●	32,500 shares for exercise of warrants for $649,873.

●	350,500 shares cancelled.

During the period ended December 31, 2021, the Company issued common stock as follows:

●	200,000 shares to founders for services valued at $400.

●	210,250 common share units consisting of one (1) share of common stock and one (1) warrant for proceeds of $4,959,701.

●	1,672,500 shares to employees for compensation valued at $40,809,801.

●	592,750 shares issued to consultants for services valued at $15,867,388.

As of December 31, 2022 and 2021, 3,094,054 and 2,675,500 shares of common stock were issued and outstanding, respectively.

Stock-based compensation

(a)	Common stock and common stock warrants issued for services

During the year ended December 31, 2022 and period from inception to December 31, 2021, stock-based compensation was recognized as follows:

	2022	2021
Salaries and wages	$1,752,161	$40,809,801
Research and development and other service providers	13,212,924	15,867,388
	$14,965,085	$56,677,189

During the year ended December 31, 2022 (none for the period ended December 31, 2021), the Company valued 461,500 common stock warrants granted for services, as a Level 3 fair value measurement and used a Black-Scholes option pricing model. The Company determined a value of $4,240,977.

The Company valued common stock compensation expense to employees based on a weighted average price of shares issued to unrelated parties for proceeds. The Company previously issued common stock units in exchange for cash. A common stock unit comprised of one share of common stock and one common stock warrant. The Company estimated the fair value of common stock for common stock units based on a Level 3 fair value measurement and used the Black-Scholes valuation model to back solve for the fair value allocated to the common stock and the common stock warrant.

During the year end December 31, 2022 and the period of inception to December 31, 2021, the following assumptions were used:

	2022	2021
Expected exercise price	$0.10 - 4.00	$1.00 - 4.00
Stock price	$1.53 - 1.57	$0.38 - 1.55
Expected term	2.00 - 6.00 years	2.00 - 2.37 years
Expected average volatility	86% - 99%	97% - 99%
Expected dividend yield	-	-
Risk-free interest rate	0.99% - 4.34%	0.16% - 0.69%

(b)	Common stock and warrants issued for offering costs

On March 21, 2022, the Company signed an agreement with Exchange Listing, LLC (“Exchange Listing”) to provide advisory and Initial Public Offering (“IPO”) preparation services.

The Company issued 200,000 common stock warrants with an exercise price of $2.00 per share, to Exchange Listing. The Warrants contain anti-split provisions whereby the warrants and exercise price do not change on a reverse split. Additionally, as compensation, the Company issued common shares to Exchange Listing equal to 2% of the outstanding common shares at the signing of the agreement. These shares contain anti-dilution protection, whereby, upon listing on a Senior Exchange (as defined in the agreement), Exchange Listing will be issued additional shares in order to maintain their 2% stake of outstanding common stock in the company.

The Company valued the warrants and shares of common stock issued to Exchange Listing as a Level 3 fair value measurement and determined a value of $2,621,000 and $890,000, respectively. The common shares were valued based on 2% of the expected fully diluted common shares outstanding using an estimated stock price, as discussed in (a) above. The Warrants were valued using a probability weighted Black-Scholes option pricing model.

The key inputs for the valuation of the warrants at date of grant during March 2022, were as follows:

Stock price	$1.54
Expected exercise price	$2.00
Expected term (years)	5.00
Expected average volatility	90%
Expected dividend yield	-
Risk-free interest rate	2.35%
Probability of Liquidity Event	90%
Expected Liquidity Event price	$6.00 - $9.00
Probabilities on price	10.0% - 22.5%

Warrants

During the year ended December 31, 2022 and the period from inception to December 31, 2021, the Company issued common stock warrants, that expire two (2) to six (6) years from issuance date. During the year ended December 31, 2022 and the period from inception to December 31, 2021, warrants were issued with exercise prices ranging from $2 - $80 and $20 - $80, respectively.

A summary of activity of the warrants during the year ended December 31, 2022 and the period from inception to December 31, 2021, are as follows:

	Warrants Outstanding		Weighted
		Weighted Average	Average Remaining
	Number of Warrants	Exercise Price	life (years)
Inception, April 27, 2021	-	$-	-
Granted	215,250	46.55	2.00
Expired / cancelled	(5,000)	20.00	1.48
Exercised	-	-	-
Outstanding, December 31, 2021	210,250	$47.18	1.62
Granted	427,054	14.70	3.88
Expired / cancelled	(243,304)	55.54	1.01
Exercised	(32,500)	20.00	0.48
Outstanding, December 31, 2022	361,500	$5.62	3.41

The intrinsic value of the warrants as of December 31, 2022 is $0. All of the outstanding warrants are exercisable as of December 31, 2022.

NOTE 8 – RELATED PARTY TRANSACTIONS

Acquisition of intellectual property

On August 1, 2022, the CEO and CTO assigned Vocodia Intellectual Property, which included; the Vocodia AI system, all intellectual property, and generally, the software, from themselves individually to Vocodia Holdings Corp. In exchange for the assignment, they each received 150,000 (300,000 total) shares of common stock and the assets were deemed to have no carrying value.

Operating expense related party

During the year ended December 31, 2022 and the period from inception to December 31, 2021, the Company incurred approximately $222,500 and $20,000, respectively, in investor marketing and relations services from a company owned by the former Chief Strategy Officer.

Related party payable

On August 1, 2022, the Company entered into a lending arrangement with a related party, the prior owner of Click Fish. The loan is for a two (2) year term and accrues simple annual interest at a rate of 5% per annum. As of December 31, 2022, the remaining note payable balance was $73,690 which includes all outstanding principal and accrued interest.

Related party management fees

For the year ended December 31, 2022 and the period from inception to December 31, 2021, the Company incurred management fees from members of management amounting to approximately $87,250 and $640,518, respectively. The CEO and Co-Founder was paid $67,250 and $306,350 for the years ended December 31, 2022, and 2021, respectively. The CTO and Co-Founder was paid $20,000 and $334,168 for the years ended December 31, 2022, and 2021, respectively.

For the years ended December 31, 2022, and 2021, 47 Capital Management LLC, an entity wholly owned by the CFO billed the Company $15,000 and $0, respectively. 47 Capital Management LLC provided outsourced CFO services.

NOTE 9 – INCOME TAXES

Components of income tax expense (benefit) are as follows for the year ended December 31, 2022 and the period from inception to December 31, 2021:

	2022	2021
Current tax expense:
Current Income Tax Expense - federal	$-	$-
Current Income Tax Expense - state	-	-
	$-	$-

The tax effects of temporary differences which give rise to the significant portions of deferred tax assets or liabilities are as follows at December 31, 2022 and 2021:

	2022	2021
Deferred tax assets
Net Operating loss Carryforward	$2,037,456	$738,438
Capital Loss Carryover	295,299	271,872
Net Lease Liability	6,605	5,834
Stock Compensation	17,976,336	13,093,105
Software Development Costs	148,223	-
Derivative Liability	249,473	-
Total Deferred tax assets	$20,713,392	$14,109,249

Deferred Tax liabilities:
Depreciation	$(7,323)	$(7,878)
Note Basis Difference	(249,473)	-
Total Deferred tax liabilities	$(256,796)	$(7,878)

Less: valuation allowance	$(20,456,596)	$(14,101,370)
Net deferred tax assets	$-	$-

The Company will have approximately $8.18 million and $3.20 million of gross net operating loss carry-forwards at December 31, 2022 and 2021, respectively. Federal NOLs do not expire, but are subject to 80% income limitation on use; state and local laws may vary by jurisdiction. Net deferred tax assets are mainly comprised of temporary differences between financial statement carrying amount and tax basis of assets and liabilities.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2022 and 2021, respectively, a full valuation allowance was recognized.

In addition, the Company performed a comprehensive review of its uncertain tax positions and determined that no adjustments were necessary relating to unrecognized tax benefits at December 31, 2022 and 2021. The Company’s federal and state income tax returns are subject to examination by taxing authorities for three years after the returns are filed, and as such the Company’s federal and state income tax returns remain open to examination.

The reconciliation of the income tax benefit is computed at the U.S. federal statutory rate as follows:

	2022	2021
Federal statutory income tax at 21%	21.00%	21.00%
State income taxes, net of federal benefits	4.09%	2.10%
Permanent Differences	(0.03)%	0.00%
Impact of tax rate change	5.84%	0.00%
Application of a full valuation allowance	(30.89)%	(23.10)%
Provision for income taxes	-	-

NOTE 10 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become subject to threatened and/or asserted claims arising in the ordinary course of business. Management is not aware of any matters, either individually or in the aggregate, that are reasonably likely to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

NOTE 11 – RESTATEMENT

Description of Errors Corrected

Accounting for derivative liability and related disclosure:

The Company did not account for conversion features and warrants properly. The impact of these errors on convertible notes payable, net and derivative liability in the Consolidated Balance Sheet as of December 31, 2022 was $1,231,358; and the impact on change in fair value of derivative liability and interest expense in the Consolidated Statements of Operations for the year ended December 31, 2022 were of $25,706 and $192,963, respectively.

Accounting for stock-based compensation and related disclosure:

The Company change the valuation for accounting for stock-based compensation. The impact of these changes on common stock and additional paid in capital in the Consolidated Balance Sheet as of December 31, 2022 and 2021 was $13,138,579 and $55,677,189 respectively; and the impact on operating expenses in the Consolidated Statements of Operations for the year ended December 31, 2022 and the period from inception to December 31, 2021 were of $13,138,579 and $55,677,189, respectively. The Company also reclassified the stock-based compensation in the Consolidated statements of operations to disclose to the correct nature of expense.

Accounting for software development costs

The Company changed the accounting of software development costs not to capitalize and to expense as incurred. The impact of this change on software development costs, net in the Consolidated Balance Sheet as of December 31, 2022 and 2021 was $1,054,544 and $463,822 respectively; and the impact on operating expenses in the Consolidated Statements of Operations for the year ended December 31, 2022 and the period from inception to December 31, 2021 were of $590,722 and $463,822, respectively.

Accounting for deferred offering costs

The Company did not account for deferred offering cost for stock-based payments and recorded cash payments as expenses. The impact of these errors on deferred offering costs in the Consolidated Balance Sheet as of December 31, 2022 was $3,581,000; and the impact on operating expenses in the Consolidated Statements of Operations for the year ended December 31, 2022 was of $70,000.

Change in net sales

The Company did not account for a portion of revenue properly. The impact on net sales in the Consolidated Statements of Operations for the year ended December 31, 2022 and the period from inception to December 31, 2021 were of $48,793 and $19,292, respectively.

Change in cost of sales

The Company did not account for cost of sales properly. The impact on cost of sales in the Consolidated Statements of Operations for the year ended December 31, 2022 and the period from inception to December 31, 2021 were of $533,560 and $29,169, respectively.

Disclosure errors:

The Company updated disclosures throughout the financial statements to support the updated accounting information. Some material disclosure errors updated were:

●	Added disclosures on earnings per share on the face of the Statement of Operations and in the accounting policy note.

●	Added disclosures on common stock warrants that were issued for cash as a component of a common stock units and issued as equity based compensation for services provided.

Other errors

Additional errors, not already discussed above, were not individually material to the financial statements, however, their cumulative impact was material and resulted in a restatement of the 2022 and 2021 financial statements.

The effects of the correction of errors on the relevant financial statement line items are as follows:

Consolidated Balance sheets

	December 31, 2022			December 31, 2021
	As Filed	Adjustment	As Restated	As Filed	Adjustment	As Restated
ASSETS
Current Assets
Cash and cash equivalents	$695,181	$2,445	$697,626	$638,641	$-	$638,641
Other receivables	46,429	(46,429)	-	-	-	-
Prepaid expenses and other current assets	70,180	104,277	174,457	45,960	10,000	55,960
Total Current Assets	811,790	60,293	872,083	684,601	10,000	694,601

Property and equipment, net	26,807	2,379	29,186	33,319	785	34,104
Right-of-use assets	411,149	-	411,149	499,714	(1)	499,713
Software development costs, net	1,054,544	(1,054,544)	-	463,822	(463,822)	-
Deferred offering costs	-	3,581,000	3,581,000	-	-	-
Other assets	18,306	-	18,306	126,073	(77,000)	49,073
Total Intangibles & Other Assets	1,483,999	2,526,456	4,010,455	1,089,609	(540,823)	548,786

TOTAL ASSETS	$2,322,596	$2,589,128	$4,911,724	$1,807,529	$(530,038)	$1,277,491

LIABILITIES AND SHAREHOLDERS EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$190,995	$121,048	$312,043	$157,712	$(1)	$157,711
Contract liabilities	203,000	-	203,000	-	-	-
Related party payable	119,384	(45,694)	73,690	-	-	-
Convertible notes payable, net	1,948,664	(932,282)	1,016,382	-	-	-
Derivative liabilities	-	1,231,358	1,231,358	-	-	-
Operating lease liability, current portion	123,278	(25,569)	97,709	85,887	-	85,887
Total Current Liabilities	2,585,321	348,861	2,934,182	243,599	(1)	243,598

Non-current Liabilities
Operating lease liability, less current portion	314,196	25,569	339,765	437,350	-	437,350
Total Non-Current Liabilities	314,196	25,569	339,765	437,350	-	437,350
TOTAL LIABILITIES	2,899,517	374,430	3,273,947	680,949	(1)	680,948

Shareholders Equity (Deficit)
Preferred stock, $0.0001 par value; 24,000,000 shares authorized;
Series A Preferred Stock, 4,000,000 shares designated, $0.0001 par value; 0 as filed and 4,000,000 shares as adjusted issued and outstanding at December 31, 2022 and 2021	-	400	400	-	400	400
Common stock, $0.0001 par value: 476,000,000 shares authorized; 2,795,929 as filed and 3,094,054 shares as adjusted issued and outstanding at December 31, 2022 2,578,000 as filed and 2,675,500 shares as adjusted issued and outstanding at December 31, 2021	5,598	(5,289)	309	5,156	(4,889)	267
Additional paid-in capital	11,321,667	72,112,368	83,434,035	5,954,944	55,682,680	61,637,624
Accumulated deficit	(11,904,186)	(69,892,781)	(81,796,967)	(4,833,520)	(56,208,228)	(61,041,748)
Total shareholders’ equity (deficit)	(576,921)	2,214,698	1,637,777	1,126,580	(530,037)	596,543

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY (DEFICIT)	$2,322,596	$2,589,128	$4,911,724	$1,807,529	$(530,038)	$1,277,491

Consolidated Statements of Operations

	Year Ended			Year Ended
	December 31, 2022			December 31, 2021
	As Filed	Adjustment	As Restated	As Filed	Adjustment	As Restated

Net Sales	$707,668	$(48,793)	$658,875	$34,242	$(19,292)	$14,950
Cost of Sales	270,844	533,560	804,404	32,736	29,169	61,905
Gross Loss	436,824	(582,353)	(145,529)	1,506	(48,461)	(46,955)

Operating Expenses
General and administrative expenses	2,160,280	296,478	2,456,758	1,176,464	282,928	1,459,392
Employee Stock Compensation Expense	-	-	-	1,000,000	(1,000,000)	-
Non-Employee Stock Compensation Expense	1,826,506	(1,826,506)	-	-	-	-
Advertising	412,694	(412,694)	-	292,921	(292,921)	-
Salaries and wages	1,786,172	1,753,835	3,540,007	742,634	40,809,800	41,552,434
Research and development and other service providers	1,124,295	13,136,272	14,260,567	443,342	16,362,750	16,806,092
Depreciation and amortization	7,442	(7,442)	-	3,311	(3,311)	-
Total Operating Expenses	7,317,389	12,939,943	20,257,332	3,658,672	56,159,246	59,817,918

Operating Loss	(6,880,565)	(13,522,296)	(20,402,861)	(3,657,166)	(56,207,707)	(59,864,873)

Other Income (Expenses)
Loss on investment	-	-	-	(1,176,875)	-	(1,176,875)
Other income	-	5,000	5,000	-	-	-
Change in fair value of derivative liability	-	25,706	25,706	-	-	-
Interest expense	(190,101)	(192,963)	(383,064)	-	-	-
Total Other Expenses	(190,101)	(162,257)	(352,358)	(1,176,875)	-	(1,176,875)

Loss before Taxes	(7,070,666)	(13,684,553)	(20,755,219)	(4,834,041)	(56,207,707)	(61,041,748)

Income Taxes	-	-	-	-	-	-
Net Loss	$(7,070,666)	$(13,684,553)	$(20,755,219)	$(4,834,041)	$(56,207,707)	$(61,041,748)
Basic and diluted loss per common share		$(6.98)	$(6.98)		$(34.98)	$(34.98)
Weighted average number of common shares outstanding - basic and diluted		2,972,487	2,972,487		1,744,886	1,744,886

Consolidated Statements of Cash Flows

	Year Ended			Year Ended
	December 31, 2022			December 31, 2021
	As Filed	Adjustment	As Restated	As Filed	Adjustment	As Restated
Operating Activities:
Net Loss	$(7,070,666)	$(13,684,553)	$(20,755,219)	$(4,834,041)	$(56,207,707)	$(61,041,748)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	7,442	(1,593)	5,849	3,311	(785)	2,526
Amortization of right-of-use assets	88,564	(88,564)	-	-	-	-
Amortization of debt issuance costs	83,942	297,054	380,996	-	-	-
Change in fair value of derivative liability	-	(25,706)	(25,706)	-	-	-
Loss on investment	-	-	-	-	1,176,875	1,176,875
Non-employee stock compensation	1,826,506	(1,826,506)	-	-	-	-
Stock-based compensation	-	14,965,085	14,965,085	1,000,000	55,677,189	56,677,189
Changes in operating assets and liabilities:
Other receivable	(46,430)	46,430	-	-	-	-
Prepaid expenses and other assets	(24,221)	(94,276)	(118,497)	(45,960)	(10,000)	(55,960)
Right-of-use assets	-	-	-	(499,714)	499,714	-
Other assets	107,766	(76,998)	30,768	(126,073)	77,000	(49,073)
Accounts payable and accrued expenses	33,287	121,045	154,332	156,532	1,179	157,711
Contract liability	203,001	(1)	203,000		-	-
Change in operating lease assets and liability	(85,763)	88,564	2,801	523,237	(499,713)	23,524
Cash used in Operating Activities	(4,876,572)	(280,019)	(5,156,591)	(3,822,708)	713,752	(3,108,956)

Investing Activities:
Purchase of property and equipment	(930)	(1)	(931)	(36,630)	-	(36,630)
Software development costs	(590,723)	590,723	-	(463,822)	463,822	-
Proceeds on acquisition of ClickFish	-	-	-	-	1,401	1,401
Cash used in Investing Activities	(591,653)	590,722	(931)	(500,452)	465,223	(35,229)

Financing Activities:
Proceeds from issuance of common stock units	3,442,214	(650,098)	2,792,116	4,960,100	(399)	4,959,701
Deferred offering costs	-	(70,000)	(70,000)	-	-	-
Proceeds from issuance of warrants	-	649,873	649,873	-	-	-
Payment of debt issuance costs	(175,050)	-	(175,050)	-	-	-
Proceeds from related party payable	-	(47,932)	(47,932)	-	-	-
Investment in Vocodia International Sales Agency	-	-	-	-	(1,176,875)	(1,176,875)
Proceeds from convertible notes payable	2,257,601	(190,101)	2,067,500	-	-	-
Cash provided by Financing Activities	5,524,765	(308,258)	5,216,507	4,960,100	(1,177,274)	3,782,826

Change in cash and cash equivalents	56,540	2,445	58,985	636,940	1,701	638,641
Cash and cash equivalents, beginning balances	638,641	-	638,641	1,701	(1,701)	-
Cash and Cash Equivalents, Ending Balances	$695,181	$2,445	$697,626	$638,641	$-	$638,641

Non-Cash Investing and Financing Activities:
Initial derivative liabilities recognized as a debt discount	$-	$1,257,064	$1,257,064	$-	$-	$-
Initial recognition of operating right-of-use asset and liability	$-	$-	$-	$-	$535,384	$535,384
Issuance of common stock and warrants as deferred offering costs	$-	$3,511,000	$3,511,000	$-	$-	$-
Distribution to former owner of ClickFish for acquisition through issuance of related party loan payable	$-	$121,622	$121,622	$-	$-	$-
Common stock payable for acquisition of intellectual property from related parties	$-	$30	$30	$-	$-	$-

NOTE 12 – SUBSEQUENT EVENTS

Management evaluated all additional events subsequent to the balance sheet date through to October 18, 2023, the date the consolidated financial statements were available to be issued.

On January 2, 2023, the Company and Mr. Podolak entered into an Executive Employment Agreement, which, among other things, employs Mr. Podolak as Chief Executive Officer of the Company. Mr. Podolak shall be paid an initial salary of $365,000, plus an annual bonus of 50% of the base salary for such fiscal year and shall be payable to the extend the applicable performance goals are achieved. Further, on the effective date, Mr. Podolak shall be awarded 150,000 shares of the Company’s common stock issued upon execution of this Agreement. In addition, Mr. Podolak will be awarded an additional 200,000 stock options with an exercise price equal to the price of the Company’s common stock as set forth in the final registration statement for the offering, vesting biannually (every 6 months) over twenty-four (24) months with the first installment vesting six (6) months after the closing of the Company’s currently contemplated firm commitment underwritten public offering. Additionally, Mr. Podolak shall be awarded certain equity awards based on achieving the following milestones:

●	100,000 shares of Company common stock upon the closing of each acquisition post the company’s offering;

●	250,000 shares of Company common stock upon the Company achieving a first time total market valuation of $100 Million or more;

●	250,000 shares of Company common stock upon the Company achieving a first time total market valuation of $250 Million or more;

●	100,000 shares of Company common stock upon the Company achieving a positive earnings before interest, taxes depreciation and amortization (“EBITDA”) for the first time in any full calendar year; and

●	250,000 shares of Company common stock upon the Company achieving a positive EBITDA of $10 million for the first time in any calendar year.

On March 3, 2023, the Company approved and effectuated an amendment to each of Mr. Podolak’s and Mr. Sposato’s employment agreements, respectively, to clearly delineate the equity rights, protections and other terms and conditions that the Company has agreed to with Messrs. Podolak and Sposato pursuant to their Executive Employment Agreement. These amendments delineated that the Reverse Stock Split effective on January 27, 2023 did not apply to the grant of equity awards in the form of Series A Preferred Stock.

On January 5, 2023, the Company entered into an advisory agreement with Exchange Listing, LLC. Compensation for advisory services includes; a monthly retainer paid in cash, common stock offered at par value, and warrants. Pursuant to the advisory agreement, the Company issued 100,000 shares of common stock at par value and 100,000 warrants exercisable for a period of five (5) years at $1.00 per share. Both the common stock and warrants have reverse split protection. The common stock issued has been included in the number of shares as of the date of this prospectus.

In March 2023, the Company has designated 1,000 preferred shares, par value $0.0001, as Series B Preferred Stock. Series B Preferred Stock has no voting rights, but shall be mandatorily converted into common stock with voting rights upon the completion of our initial public offering or our change of control. The Series B Preferred Stockholders are not entitled to any dividends.

On March 8, 2023, the Company issued 155 outstanding shares of Series B preferred shares to various investors for $155,000. Each share of the Series B preferred shares shall automatically convert into common stock upon the earlier to occur of: (1) the closing date of the Company’s initial public offering; or (2) upon a change in control of the company. The conversion number of common shares will be equal to the quotient of the price paid for the shares divided by 0.65 multiplied by the IPO price per share.

On May 1, 2023, the Company entered into an agreement with Lincoln 2000 LLC (“Lincoln”), a consulting and advisory firm. Lincoln is to provide consulting and advisory services to introduce the company to potential business development and merger and acquisition opportunities, including financial and public relations. The term of the agreement is for five months and expires on October 1, 2023. The consulting fee is $425,000 in cash plus 150,000 shares of restricted common stock. The cash portion of the consulting fee is payable as follows; $100,000 at signing, balance of $325,000 balance due three business days following the IPO. The shares are deemed to be fully earned as of the agreement date and are subject to Piggyback Registration Rights.

From April 2023 to June 2023, the Company issued approximately $941,177 in additional original issue discount senior secured convertible notes. The 2023 Convertible Notes bear interest at an annualized rate of 15% and do not accrued interest until six months following the original issue date. The 2023 Convertible Notes mature nine (9) months after the original issue date of the 2023 Convertible Notes, whereupon all outstanding principal and accrued interest is due to the holders of the 2023 Convertible Notes.

The 2023 Convertible Notes include a conversion feature, whereupon a Liquidity Event (as defined in the Agreements), the 2023 Convertible Notes may be payable to the holders by the Company delivering to the holders shares of common stock equal to the payment amount due at maturity divided by the conversion price. As defined in the agreement, the conversion price is the product of the offering price per share of common stock paid in a Liquidity Event and 0.65, which reflects a 35% discount.

In connection with the issuance of the 2023 Convertible Notes, the Company issued common stock purchase warrants to the holders of the 2023 Convertible Notes (the “2023 Warrants”). The 2023 Warrants give the holders the right, but not the obligation, to purchase shares of the Company obtained by dividing 50% of the original principal amount of the 2023 Convertible Notes by the offering price per share of common stock paid in a Liquidity Event. The exercise price of the 2023 Warrants is equal to the product of the conversion price of the 2023 Convertible Notes and 120%. The 2023 Warrants expire five years from the issuance date.

The original issue discount for the notes is amortized as interest expense over a six (6) month term.

Through June 30, 2023 and the date these financial statements have been made available, the conversion feature of the 2023 Convertible Notes has not been exercised, no 2023 Warrants have been exercised, and the Company has not made interest payments on twenty-six of the thirty 2023 Convertible Notes outstanding. Of the twenty-six 2023 Convertible Notes with interest due, twenty-five 2023 Convertible Notes have matured without satisfaction in May 2023. As a result, the Company has entered into technical default under the 2023 Convertible Note agreements, triggering the default interest rate of 20% on twenty-five 2023 Convertible Notes.

Vocodia Holdings Corp

1,000,000 Shares of Common Stock

1,159,009 Shares of Common Stock

held by the Selling Shareholder

_____________________

PROSPECTUS

_____________________

ALEXANDER CAPITAL, L.P.

Until        , 2023 (25 days after the date of this prospectus), all dealers that buy, sell or trade the shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to its unsold allotments or subscriptions.

         , 2023.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the fees payable to the Financial Industry Regulatory Authority (“FINRA”).

Amount paid or to be paid
SEC registration fee	$2,761.89
FINRA filing fee	$3,087.50
The NYSE American initial listing fee	$50,000.00
Accounting fees and expenses	$20,000.00
Legal fees and expenses	$208,500.00
Printing and engraving expenses	$1,500.00
Miscellaneous	$14,380.43
Total	$300,229.82

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify a director against liability incurred in a proceeding if:

(i)	(A) the director conducted himself in good faith; and (B) he reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and (C) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; or

(ii)	(A) the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by Section 17-16-202(b)(v) of the Wyoming Business Corporation Act. A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(i)(B) of Section 17-16-851. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 17-16-851. Article 10, Section 10.3 of our Bylaws state that we shall indemnify the directors and officers or any person who may have served at its request as a director or officer of the Corporation or of any other corporation in which it is a creditor, in the manner and to the full extent provided in the General Corporation Law of the State of Wyoming.

We have entered into indemnification agreements with certain of our directors and executive officers, and intend to enter into such agreements with all of our directors and executive officers, which require us to indemnify such individuals against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. We also intend to obtain a directors’ and officers’ liability insurance policy to insure directors and officers against indemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburse us for those losses for which we have lawfully indemnified the directors and officers. Such policy may contain various exclusions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Company has sold shares of common stock, preferred stock, warrants and convertible notes in a series of private placement transactions:

On August 1, 2022, Brian Podolak and James Sposato, each an officer and director of the Company, assigned to the Company (the “Parties”) significant intellectual property pursuant to a Bill of Sale and Assignment entered into by the Parties (“Bill of Sale and Assignment”). The consideration for the assignment was 6,000,000 shares of the Company’s common stock. Mr. Podolak and Mr. Sposato each received 3,000,000 shares, respectively.

During September of 2021, we filed another Form D with the SEC for a private placement in which we sold $1,150,000 worth of our common stock and warrants to purchase common stock.

Further, in December of 2021, we filed a second Form D with the SEC, for a private placement, in which the total offering amount was $5,000,000, and we sold $2,000,000 worth of our common stock and warrants to purchase common stock, with another $3,000,000 remaining to be sold.

On March 21, 2022, the Company issued warrants to purchase 200,000 shares of the Company’s common stock exercisable for five years with an exercise price of $2.00 per share to a consultant, Exchange Listing, LLC.

From July 8, 2022 through December 31, 2022, the Company issued approximately $2,427,059 in original issue discount senior secured convertible notes (together, the “Convertible Notes”). The Convertible Notes bear interest at an annualized rate of 15%. The notes mature 9 months after the original issue date of the Convertible Notes, whereupon all outstanding principal and accrued interest is due to the holders of the Convertible Notes

On December 23, 2022, we entered into an SPA with Emmis Capital II, LLC, an affiliate Emmis Capital, who is an affiliate of Exchange Listing, LLC, and filed another Form D in January 2023. The aggregate purchase price for the 2022 Convertible Notes was $200,000, for a principal amount of $230,000. This private placement facilitated the sale of fifteen (15%) original discount senior secured convertible notes (as previously defined, “2022 Convertible Notes”). Upon the effective date, the 2022 Convertible Notes shall convert to 5,000 shares of our common stock effective immediately, assuming an initial public offering price of $7.00 per share, the midpoint of the estimated range of this prospectus. We issued ten (10) 2022 Convertible Notes, with an original issue discount of fifteen (15%) on the 2022 Convertible Notes, upon the effective date the 2022 Convertible Notes shall convert to 5,000 shares of our common stock effective immediately prior to the effective date, assuming an initial public offering price of $7.00 per share, the midpoint of the estimated range of this prospectus. In addition to the 2022 Convertible Notes, we also sold two (2) warrants (as previously defined, “2022 Warrants”), each with a duration of three (3) years, with an exercise price per share of the Company’s common stock under the 2022 Warrants shall be equal to the product of the Conversion price (as defined in the Notes) and 120%.

On January 5, 2023, the Company entered into an advisory agreement with Exchange Listing, LLC. Compensation for advisory services includes: a monthly retainer paid in cash, common stock offered at par value, and warrants. Pursuant to the advisory agreement, the Company issued 100,000 shares of common stock at par value and 100,000 warrants exercisable for a period of five (5) years at $1.00 per share. Both the common stock and warrants have reverse split protection. The common stock issued has been included in the number of shares as of the date of this prospectus.

In March 2023, the Company issued approximately $155,000 in original issue discount Series B Preferred Stock. The Series B Preferred Stock shall be subordinated to all Company debt, junior to any senior equity securities of the Company and pari passu with the common stock. The shares of the Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

Each share of the Series B Preferred Stock will automatically convert into shares of the Company’s common stock at a conversion price of the quotient of the total dollar amount invested in the Series B Preferred Stock and 0.65 multiplied by the initial public offering price of the Common Stock, which represents a 35% discount to the price per share in this offering.

On April 24, 2023, we entered into a share purchase agreement with Evergreen Capital Management LLC, and filed another Form D in May 2023. The aggregate purchase price for the convertible note was $250,000, for a principal amount of $294,117.65. This private placement facilitated the sale of 15% original discount senior secured convertible note (as previously defined, “2023 EG Convertible Note”). Upon the effective date, 50% of the 2023 EG Convertible Note shall convert to 28,281 shares of our common stock effective immediately, assuming an IPO price of $7.00 per share, the midpoint of the estimated range of this prospectus. In addition to the 2023 EG Convertible Note, we also sold a warrant (the “2023 EG Warrant”), with a duration of three years, with an exercise price per share of the Company’s common stock under the 2023 EG Warrant equal to the product of the conversion price (consisting on the assumed price per share of common stock in this offering multiplied by 0.65, which represents a 35% discount, as set forth in the 2023 EG Convertible Note) and 120%.

On April 24, 2023, we entered into share purchase agreement with Cavalry Investment Fund LP, and filed another Form D in May 2023. The aggregate purchase price for the convertible note was $250,000, for a principal amount of $294,117.65. This private placement facilitated the sale of one (one) fifteen percent (15%) original discount senior secured convertible note (as previously defined, “2023 CI Convertible Note”) (Both 2023 EG Convertible Note and 2023 CI Convertible Note will be collectively referred to as the “2023 Convertible Notes”) (the 2022 Convertible Notes and the 2023 Convertible Notes will collectively be referred to as the “Convertible Notes”). Upon the effective date, 50% of the 2023 CI Convertible Note shall convert to 28,281 shares of our common stock effective immediately, assuming an IPO price of $7.00 per share, the midpoint of the estimated range of this prospectus. In addition to the 2023 CI Convertible Note, we also sold a warrant (“2023 CI Warrant”) (both 2023 EG Warrant and 2023 CI Warrant will be collectively referred to as the “2023 Warrants”) (collectively, the 2022 Warrants and the 2023 Warrants will be referred to as the “Investors’ Warrants”), each with a duration of three (3) years, with an exercise price per share of the Company’s common stock under the 2023 CI Warrant shall be equal to the product of the (consisting on the assumed price per share of common stock in this offering multiplied by 0.65, which represents a 35% discount, as set forth in the 2023 EG Convertible Note) and 120%.

From May 2023 through June, 2023, the Company issued approximately 352,941.18 in original issue discount senior secured convertible notes (together, the “Convertible Notes”). The Convertible Notes bear interest at an annualized rate of 15%. The notes will mature in 9 months from their original issue dates in 2024, whereupon all outstanding principal and accrued interest is due to the holders of the Convertible Notes.

All issuances of securities above, that did not have a corresponding Form D filing, were exempt from registration requirements of Section 5 of the Securities Act as they did not involve a public offering under Section 4(a)(2) and were issued as restricted securities as defined in Rule 144 of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement.

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1*	Articles of Incorporation
3.1.1*	Amendment to the Articles of Incorporation, dated October 21, 2022
3.2*	Certificate of Amendment to the Articles of Incorporation, dated January 27, 2023
3.3*	Bylaws
3.4*	Articles of Amendment to Certificate of Incorporation, dated August 29, 2022
3.5*	Articles of Amendment to Certificate of Incorporation, dated August 6, 2021
3.6*	Form of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Vocodia Holdings Corp
3.7**	Form of Certificate of Designations, Authorization of 2,000 Additional Shares of Series B Convertible Preferred Stock of Vocodia Holdings Corp
4.1*	Form of Representative’s Warrant
4.2*	Q3 2021 Vocodia Subscription Purchase Agreement, $5,000,000
4.3*	Q2 2021 Vocodia Subscription Purchase Agreement, $1,150,000
4.4+*	CFM Contribution Agreement
4.5*	Q4 2022 Emmis Securities Purchase Agreement
4.6*	Q4 2022 Emmis 15% Original Issue Discount Senior Secured Convertible Note
4.7*	Q4 2022 Emmis Registration Rights Agreement
4.8*	Form of Restricted Stock Units Agreement
4.9*	Series B Preferred Stock Purchase Agreement
4.10*	Warrant issued to Exchange Listing, LLC
4.11*	Q1 2023 Cavalry Investment Fund LP Securities Purchase Agreement
4.12*	Q1 2023 Cavalry Investment Fund LP Original Issue Discount Senior Secured Convertible Note
4.13*	Q1 2023 Cavalry Investment Fund LP Registration Rights Agreement
4.14*	Q1 2023 Cavalry Investment Fund LP Form of Warrant
4.15*	Q1 2023 Evergreen Securities Purchase Agreement

4.16*	Q1 2023 Evergreen Original Issue Discount Senior Secured Convertible Note
4.17*	Q1 2023 Evergreen Securities Registration Rights Agreement
4.18*	Q1 2023 Evergreen Securities Form of Warrant
5.1**	Opinion of Sichenzia Ross Ference Carmel LLP
10.1*	Bill of Sale and Assignment
10.2*	Commercial Lease
10.4+*	Form of Independent Director Compensation Agreement for Lourdes Felix
10.5+*	Form of Independent Director Compensation Agreement for Randall Miles
10.6+*	Form of Independent Director Compensation Agreement for Ned L. Siegel
10.7*	Capital Market Advisory Agreement by and between Vocodia Holdings Corp and Exchange Listing, LLC dated March 21, 2022
10.8*	Executive Employment Agreement for Brian Podolak, CEO of Vocodia Holdings Corp
10.9*	Executive Employment Agreement for James Sposato, CTO of Vocodia Holdings Corp
14.1**	Code of Ethics and Business Standards
21.1*	List of Subsidiaries
23.1**	Consent of Rosenberg Rich Baker Berman, P.A.
23.2**	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1	Power of attorney (included on the signature page of the initial filing of this registration statement)
99.1*	Director Consent for Lourdes Felix
99.2*	Director Consent for Randall Miles
99.3*	Director Consent for Ned L. Siegel
99.4*	Director Consent for Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Vocodia Holdings Corp
99.5*	Director Consent for Amendments to Employment Agreements for Reverse Stock Split
99.6**	Audit Committee Charter
99.7**	Compensation Committee Charter
99.8*	Nominating and Corporate Governance Committee Charter
107**	Fee Table

+	Indicates a management contract or any compensatory plan, contract or arrangement.
*	Previously filed.
**	Filed herewith.

(b) Financial Statement Schedules

See Page F-1 for an index of the financial statements that are being filed as part of this registration statement.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the shares of common stock offered (if the total dollar value of the shares of common offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the shares of common stock, the undersigned registrant undertakes that in a primary offering of the shares of common stock of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the shares of common stock to the purchaser, if the shares of common stock are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such shares of common stock to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its shares of common stock provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on the 18th day of October 2023.

VOCODIA HOLDINGS CORP

By:	/s/ Brian Podolak
Name:	Brian Podolak
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Richard Shuster
Name:	Richard Shuster
Title:	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Podolak	Chief Executive Officer and Director
Brian Podolak		October 18, 2023

*	Chief Technology Officer and Director
James Sposato		October 18, 2023

*	Chief Financial Officer
Richard Shuster		October 18, 2023

*By:	/s/ Brian Podolak
Brian Podolak
Attorney-in-fact